As filed with the Securities and Exchange Commission on July 20, 2005

Registration No. 333-124107

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2 to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SCIENTIFIC GAMES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

750 Lexington Avenue
New York, New York 10022
(212) 754-2233

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

SEE TABLE OF ADDITIONAL GUARANTOR REGISTRANTS

Martin E. Schloss, Esq.
Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022
(212) 754-2233

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Peter G. Smith, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State of Incorporation or Formation	IRS Employer Identification Number	Commission File Number
Autotote Dominicana Inc.*	Delaware	51-0404302	333-124107-17
Autotote Enterprises, Inc.**	Connecticut	06-1370549	333-124107-16
Autotote Gaming, Inc.*	Nevada	88-0415955	333-124107-15
Autotote Interactive, Inc.*	Delaware	51-0406105	333-124107-14
Autotote International, Inc.*	Delaware	51-0213540	333-124107-13
Autotote Keno Corporation*	Nebraska	51-0354751	333-124107-12
MDI Entertainment, LLC***	Delaware	58-1943521	333-124107-11
Scientific Games Acquisition, Inc.*	Delaware	58-2105952	333-124107-10
Scientific Games Finance Corporation*	Delaware	58-0381261	333-124107-09
Scientific Games (Greece), Inc.***	Delaware	58-2130029	333-124107-08
Scientific Games Holdings Corp.***	Delaware	13-3615274	333-124107-07
Scientific Games International, Inc.***	Delaware	58-1943521	333-124107-06
Scientific Games Management Corporation*	Delaware	51-0354754	333-124107-05
Scientific Games Online Entertainment Systems, Inc.***	Delaware	13-3666192	333-124107-04
Scientific Games Racing, LLC***	Delaware	58-1943521	333-124107-03
Scientific Games Royalty Corporation***	Delaware	51-0381261	333-124107-02
SG Racing, Inc.*	Delaware	74-3141546	333-124107-01

Address of Principal Executive Offices:

*	750 Lexington Avenue, 25th Floor, New York, New York 10022

**	600 Long Wharf Drive, New Haven, Connecticut 06511

***	1500 Bluegrass Lakes Parkway Alpharetta, Georgia 30004

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 20, 2005

PRELIMINARY PROSPECTUS

SCIENTIFIC GAMES CORPORATION

$275,000,000 Principal Amount of
0.75% Convertible Senior Subordinated Debentures Due 2024
and 9,450,183 Shares of Common Stock Issuable Upon Conversion of the Debentures

We issued $275 million aggregate principal amount of our 0.75% Convertible Senior Subordinated Debentures Due 2024 in a private placement in December 2004. This prospectus will be used by the selling securityholders listed on pages 77-93 to resell their debentures and the common stock issuable upon conversion of the debentures.

The debentures bear interest at the annual rate of 0.75%, commencing on June 1, 2005 until
June 1, 2010, and shall bear interest at a rate of 0.50% thereafter. We will pay interest on June 1 and December 1 of each year, subject to certain exceptions if the debentures are converted, redeemed or repurchased prior to the interest payment date. Interest is computed on the basis of a 360-day year comprising of twelve 30-day months.

Holders may convert the debentures into cash and shares, if any, of our common stock prior to stated maturity, under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing before December 31, 2019, if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) at any time on or after December 31, 2019 if the last reported sale price of our common stock on any date on or after December 31, 2019 is greater than or equal to 120% of the conversion price; (3) if we call the debentures for redemption, except for certain redemptions described in this prospectus; or (4) upon the occurrence of certain corporate transactions described in this prospectus. Upon conversion, we will deliver (1) cash equal to the lesser of the aggregate principal amount of debentures to be converted and our total conversion obligation, and (2) in the event our total conversion obligation exceeds the aggregate principal amount of debentures to be converted, shares of common stock in respect of that excess.

The conversion rate will initially be 34.3643 shares of our common stock per $1,000 principal amount of debentures, which is equivalent to a conversion price of $29.10 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events.

The debentures will mature on December 1, 2024, unless earlier converted, redeemed or repurchased by us. We may redeem some or all of the debentures for cash, at any time and from time to time, on or after June 1, 2010 at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. You may require us to repurchase some or all of your debentures for cash at a repurchase price equal to 100% of principal amount on June 1, 2010, December 1, 2014 and December 1, 2019, or following a fundamental change that occurs at any time prior to their maturity as described in this prospectus.

The debentures are our direct, senior subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness and equal in right of payment with all of our existing and future senior subordinated indebtedness. The debentures are guaranteed on a senior subordinated basis by those of our subsidiaries that incur or guarantee certain other senior subordinated indebtedness, and will rank junior to any senior indebtedness of our guarantor subsidiaries.

Our common stock is quoted on the Nasdaq National Market under the symbol "SGMS." The last reported sale price of our common stock on July 19, 2005 was $28.43 per share.

Investing in our securities involves risks that are described in the "RISK FACTORS" section beginning on page 16 of this prospectus.

We will not receive any proceeds from the sale of the debentures or the shares of common stock offered under this prospectus. We are responsible for the payment of certain expenses incident to the registration of the securities.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2005

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled "Where You Can Find More Information." We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

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TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	ii
FORWARD LOOKING INFORMATION	iii
PROSPECTUS SUMMARY	1
SUMMARY HISTORICAL AND CONSOLIDATED FINANCIAL DATA	14
RATIO OF EARNINGS TO FIXED CHARGES	15
RISK FACTORS	16
USE OF PROCEEDS	32
CAPITALIZATION	32
SELECTED FINANCIAL DATA	33
DESCRIPTION OF CERTAIN INDEBTEDNESS	37
DESCRIPTION OF DEBENTURES	39
BOOK-ENTRY SYSTEM	63
REGISTRATION RIGHTS	65
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS	67
DESCRIPTION OF CAPITAL STOCK	73
SELLING SECURITYHOLDERS	76
PLAN OF DISTRIBUTION	94
LEGAL MATTERS	95
EXPERTS	96

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC's web site at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. Access to this information as well as other information on the Company is also available on the Company's website at http://www.scientificgames.com and clicking on "Investors."

This prospectus "incorporates by reference" information that we have filed with or furnished to the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents that we have previously filed with the SEC, all filings filed by us pursuant to the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement, and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the securities covered by this prospectus are sold by the selling securityholders:

•	our Annual Report on Form 10-K, 10-K/A and 10-K/A for the fiscal year ended December 31, 2004 filed March 16, 2005, May 2, 2005 and July 20, 2005;

•	our Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended March 31, 2005 filed May 10, 2005 and July 20, 2005 respectively;

•	our Current Reports on Form 8-K filed April 8, 2005, May 6, 2005 and June 23, 2005;

•	our Definitive Proxy Statement on Schedule 14A filed May 25, 2005; and

•	all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above.

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You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022,
Attn: Martin E. Schloss
(212) 754-2233

FORWARD LOOKING INFORMATION

Some of the statements in this prospectus and in documents incorporated by reference constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry's actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "believe," "expect," "plan," "anticipate," "intend," "estimate," "predict," "potential" and other expressions which indicate future events and trends. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

The following factors, among others, could cause our industry's future results to differ materially from historical results or those anticipated:

•	the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in the laws, regulations or taxes in the gaming and lottery industries;

•	actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

•	changes in business strategy, capital improvements or development plans, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

•	an inability to renew or early termination of our contracts;

•	an inability to engage in future acquisitions;

•	the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and

•	resolution of any pending or future litigation in a manner adverse to us.

These factors and the risk factors described in this document are all of the important factors of which we are aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

iii

PROSPECTUS SUMMARY

The following summary may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading "Risk Factors," as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

When used in this prospectus, the terms "Scientific Games," "we," "our," "us" and the "Company" refer to Scientific Games Corporation and our consolidated subsidiaries, unless otherwise specified.

Our Company

Scientific Games Corporation was incorporated in the State of Delaware on July 2, 1984. We are a leading worldwide provider of services, systems and products to both the lottery and pari-mutuel wagering industries based on revenues. We believe we offer our customers the widest array of some of the most technologically advanced products and services in each of these industries. We also believe that we are the world's only fully integrated lottery service provider, offering lottery authorities online lottery systems, instant tickets and related facilities management, or cooperative services programs, which effectively enable such authorities to outsource all of their instant ticket lottery operations to us. We operate in four business segments: Lottery Group, Pari-mutuel Group, Venue Management Group and Telecommunications Products Group.

Lottery Group (71% of 2004 revenue)

Our instant ticket and related services business is the industry leader in the United States, with a current market share of approximately 67% based on retail sales in 2004. Our instant ticket customers include 29 of the 40 U.S. states, including the District of Columbia, that currently sell instant lottery tickets, and we have sold instant tickets and related services to lotteries in over 50 other countries. In addition to ticket design and manufacturing, we provide lotteries with related value-added services through our cooperative services program, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. In 2004, we expanded our cooperative services program to include the provision of such services to Consorzio Lotterie Nazionali, in Italy, which began operations in 2004. In 2005, we expect to expand our presence in Germany following our December 2004 acquisition of Printpool Honsel GmbH. We also provide lotteries with over 80 licensed brand products, including NASCAR®, Mandalay Bay®, National Basketball Association®, Harley-Davidson®, Wheel-of-Fortune®, Hasbro®, Corvette® and The World Series of Poker®. We believe that our innovative products will allow lotteries to increase retail sales of instant tickets. Our instant ticket contracts typically have an initial term of three years and frequently include multiple renewal options, which our customers have generally exercised for additional periods ranging from one to five years. We typically sell our instant tickets for a per unit price or are paid a fee equal to a percentage of the retail value of the instant tickets sold. Instant tickets and related services accounted for approximately 45% of the revenue of our Lottery Group for the 2004 fiscal year.

Our lottery systems business primarily provides sophisticated, customized computer software, equipment and data communication services to lottery authorities for online and instant ticket games. In the United States, we typically provide the necessary equipment, software and maintenance services pursuant to long-term contracts that typically have a minimum initial term of five years, under which we are generally paid a fee equal to a percentage of all dollars wagered on lottery tickets. Our U.S. systems contracts typically contain multiple renewal options that generally have been exercised by our customers. Internationally, we typically sell terminals and systems to lottery authorities and provide ongoing fee-based support under long-term contracts. We have contracts to operate online lottery systems for 15 of the 43 U.S. jurisdictions (including the District of Columbia, Puerto Rico and the U.S. Virgin Islands) that currently operate online lotteries and we believe we are the second largest online lottery provider in Europe.

Pari-mutuel Group (11% of 2004 revenue)

We are a leading worldwide provider of computerized wagering systems to the pari-mutuel wagering industry. We provide our systems and services to horse and greyhound racetracks, off-track betting ("OTB") facilities, casinos, jai alai frontons, telephone and internet account wagering operators and other establishments where pari-mutuel wagering is permitted. In addition, we are a leading provider of ancillary services to the industry, such as race simulcasting and telecommunications services and telephone and internet account wagering.

We believe our systems processed more than 50% of the estimated $20 billion in pari-mutuel wagering conducted on racing in North America in 2004. In our North American pari-mutuel business, we enter into service contracts, typically with an initial term of five years, pursuant to which we are paid a percentage of all wagers processed by our wagering systems, and we receive additional fees for our ancillary services, on either a per event or a monthly subscription basis. In most international markets, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators.

Venue Management Group (9% of 2004 revenue)

We have the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut (except for OTB operations at two greyhound racetracks to which we provide video simulcasting services under separate contracts and OTB operations at Isle of Capri Lucaya Casino and The Mohegan Sun Casino, to which we provide facilities management services), subject to our compliance with certain licensing requirements. Our Connecticut operations consist of 11 OTB facilities, including video simulcasting at two teletheaters and four other branches, and telephone account wagering for customers in 26 states. Our weighted average commission, based on dollars wagered, for our Connecticut OTB operations is approximately 21%.

We have the right to operate all on-track and off-track pari-mutuel wagering in the Netherlands under a license granted by the Dutch Ministry of Agriculture which extends through June 2005. We also have additional license approvals which will allow us to modernize and expand pari-mutuel wagering in the Netherlands. We currently conduct operations in 28 OTB locations and four tracks throughout the Netherlands. Our weighted average commission, based on dollars wagered, for our Dutch operations is approximately 30%.

Telecommunications Products Group (9% of 2004 revenue)

We are a worldwide leading manufacturer of prepaid phone cards, which entitle cellular phone users to a defined value of airtime. Prepaid phone cards offer consumers worldwide a cost-effective way to purchase cellular airtime, without requiring phone companies to extend credit or consumers to commit to contracts.

Prepaid phone cards utilize the secure process employed by Scientific Games in the production of instant lottery tickets. This helps to ensure integrity and reliability of the product, thus providing consumers in more than 50 countries with access to prepaid cellular phone service. We believe that we manufacture approximately 25% of the prepaid cellular phone cards for the fragmented European market and we believe we are the largest supplier of paper-based prepaid phone cards in the world.

Competitive strengths

Our competitive strengths include:

•	Leading market positions. We are a leading worldwide provider of services, systems, and products to the lottery industry. We currently have a 67% share of the U.S. instant lottery ticket market with contracts with 29 of the 40 U.S. states, including the District of Columbia, that currently sell instant lottery tickets. We also have contracts to operate online lotteries for 15 of the 43 U.S. jurisdictions that currently operate online lotteries and we believe that we are the second largest online lottery provider in Europe. We are also the leading supplier of pari-mutuel wagering systems worldwide and believe our systems processed more than 50% of the estimated $20 billion of dollars wagered in North America during 2004. In addition, we manufacture approximately 25% of the prepaid cellular phone cards for the fragmented European market and are the largest supplier of paper-based prepaid phone cards in the world. We attribute our leadership position in each of these businesses primarily to our technological expertise, well-established customer relationships, high levels of customer service, low-cost manufacturing capabilities and ability to offer a broad array of products and value added-services.

•	Substantial recurring revenue. We typically provide our pari-mutuel, lottery and venue management services pursuant to long-term contracts. U.S. instant ticket lottery contracts typically have an initial term of three years and frequently include multiple renewal options, which our customers have generally exercised for additional periods ranging from one to five years. We have experienced a nearly perfect success rate on our re-bidding efforts for existing contracts following the expiration of the initial term and all renewal options. Our U.S. online lottery contracts typically have a minimum initial term of five years, with additional renewal options. We own our Connecticut OTB licenses and operations in perpetuity, subject to our compliance with certain licensing requirements, and our contract to operate OTBs in the Netherlands extends through June 2005 with the opportunity to extend further based on mutual approval. For the 2004 fiscal year, we believe that 81% of our revenues were recurring in nature.

•	Significant barriers to entry. We believe our long-term contracts provide us with significant barriers to entry. For our U.S. lottery contracts, we are the exclusive provider of online lottery systems to that particular state and typically the primary supplier of instant tickets to that state. On a typical U.S. online lottery contract, we supply the equipment, software and maintenance on our proprietary systems, which creates switching costs. In our instant ticket business, we have invested heavily in security technologies and branding initiatives which have allowed us to maintain our sizable market share. In addition, in states where we provide cooperative services, we have been successful in increasing revenues and reducing costs for the states, thereby strengthening our customer relationships. In our Pari-mutuel Group, we have invested over $150 million since 1993 to develop, build and install state-of-the art pari-mutuel wagering and communications networks and simulcasting systems throughout North America and internationally. We believe a new competitor seeking to provide substitute services to an individual customer would incur significant expenditures for the necessary systems and terminals, and would need a substantial base of existing customers over which to spread processing costs in order to provide such services on a cost-effective basis.

•	Scope of product and service offerings. We believe that we offer our customers the broadest array of lottery and pari-mutuel capabilities. We believe that we are the world's only fully integrated lottery service provider, offering instant tickets, lottery systems and a cooperative services program. We offer both traditional instant tickets and licensed branded products, as well as online systems and secure instant ticket validation systems and terminals, both in the U.S. and internationally. We also offer our value-added cooperative services program which allows lottery authorities to outsource many of the game design, sales, marketing, training, fulfillment and inventory management aspects of their lottery operations. Our Pari-mutuel Group provides, installs and maintains the necessary pari-mutuel wagering systems and equipment for our North American customers and for some of our international customers. For most of our international customers, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators. We also provide race simulcasting and telecommunications, which include broadcasting live racing events from over 60 racetracks and jai alai frontons to more than 150 racetracks and almost 1,300 OTBs throughout North

America. Similar simulcasting services are provided in the Netherlands and Germany. We are also a provider of telephone and Internet account wagering systems.

•	Superior technology. We believe that we are a technology leader in our lottery and pari-mutuel businesses, contributing to our leadership positions in the markets we serve. The increased application of computer-based and communications technologies to the manufacturing and service of instant tickets continues to separate the printing of instant lottery tickets from conventional forms of printing. We are generally recognized within the lottery business as a leader in applying these technologies to the manufacture and sale of instant tickets. In order to maintain our position as a leading innovator within the lottery business, we intend to continue to explore and develop new technologies and their applications to instant lottery tickets and systems.

In our Pari-mutuel Group, we believe that we are a technological leader in computerized wagering systems and related equipment. Our networks link multiple racetracks, OTBs, and regional networks of racetracks and OTBs to one another via dedicated, secure, high-speed communications channels, enabling operators to capitalize on the growth of the off-track wagering market in a more cost-effective manner. Additionally, when linked to our other regional and national pari-mutuel wagering networks, these networks provide our customers with access to new markets and revenue sources by increasing the number and variety of wagering opportunities that customers can offer to their patrons.

Business strategies

Our strategies include:

•	Expand market share. We are pursuing new opportunities in our existing businesses. Within the next 12 months, four of our competitors' contracts in the domestic instant ticket market and one new instant ticket lottery contract in Oklahoma will be subject to a competitive bidding process. In addition, contract awards are pending for one instant and one online lottery contract for which competitive bids have been submitted. We believe our technological expertise in the instant ticket market combined with our ability to provide revenue enhancing cooperative services and licensed brand products will enhance our likelihood of success. With the acquisition of IGT OnLine Entertainment Systems, Inc. ("OES") in 2003, we significantly expanded our presence in the online lottery market both domestically and abroad, and we believe we have developed the necessary scale to compete for new contracts worldwide. Over the next 12 months, three of our competitors' contracts in the domestic online lottery market and one new online lottery contract in Oklahoma will be available through a competitive bidding process. We believe our leadership position in the instant ticket lottery business positions us to leverage our long-term customer relationships with state lottery authorities to emphasize the one-stop shopping opportunities we can offer to lottery customers. We intend to bid competitively for new contracts that we believe will achieve certain targets for return on investment.

•	Develop new products in existing businesses. We believe innovative products, such as multiplay electronic instant tickets, and new distribution initiatives, such as instant ticket vending machines, which are integrated with retailers' sales and inventory systems, will drive growth by attracting new lottery customers at different price points and from non-traditional venues. We intend to exploit the opportunities of our existing licensed brand products within the lottery market and intend to add new brands to our portfolio. Development of new proprietary playing propositions in the online lottery market, such as Match 6 and Powerball's multiplier play, will increase our customers' lottery sales and our revenues. Some of these proprietary products have the potential to generate revenues from lotteries which are currently not our customers. Through the acquisition of OES, we acquired an operational video gaming machine control system and intend to pursue opportunities to expand this portion of our business. We believe there may be opportunities to expand revenues in the pari-mutuel market through the introduction of telephone and Internet account wagering systems and alternative wagering propositions.

•	Increase sales in new markets. We believe that growth opportunities for our lottery and pari-mutuel businesses exist in international markets. Europe, in particular, is a target market due to limited instant ticket market penetration and relatively low per capita instant ticket sales. For example, in 2003, Italy had instant ticket sales of $274 million as compared to online ticket sales of $9.3 billion. In 2004, we signed a new cooperative services contract in Italy and believe that we can generate approximately $100 million in revenue from this contract over its six-year life. Our acquisition of Printpool Honsel, the primary instant ticket provider for all 16 German states, provides us with a platform to introduce innovative products and services to expand the approximately $350 million German instant ticket market. We are also currently pursuing opportunities in Spain, Greece, Turkey, Hungary and the Czech Republic. In Asia, online lotteries are continuing to grow and we are seeking to use our domestic and international experience to competitively bid for contracts in China and South Korea.

In our venue management business, we believe our experience at operating successful OTB networks, together with our expertise in pari-mutuel technology and related services, gives us a competitive advantage as we pursue the rights to operate other state-run or private OTB networks and similar venues. We are pursuing opportunities to provide venue management services to Native American venues, in a manner similar to the services we perform for the Mohegan Sun Casino in Connecticut, as well as other casinos and cruise ships.

•	Continued margin improvement through operating leverage and re-engineering. We believe that the high fixed-cost nature of our online operations provides an opportunity for significant earnings growth. We are developing new online lottery games that we believe will generate incremental sales revenues. These incremental sales require negligible additional materials or support, so a large portion of the revenue we derive as a percentage of these ticket sales becomes gross profit. We are investing in new instant ticket production equipment to respond to market preferences for smaller, more numerous, instant ticket games. This new printing press is designed to be more cost-effective in the production of games with up to 5 million tickets, thereby both reducing our per ticket production costs and freeing up capacity on our other presses for the more traditional average game size of 10 million tickets. In our telecommunications segment, we are expanding our printing operations at our facility in Chile to take advantage of lower labor costs in the labor-intensive packaging area of prepaid phone card production. In our Pari-mutuel Group, we continue to centralize our totalizator wagering systems, where permitted, thereby reducing the number of systems that we operate and lowering our operating costs. We continually reevaluate our cost structure to improve our operating margins.

•	Make buttressing acquisitions. We intend to continue to pursue strategic acquisitions to expand our product offerings. For example, our acquisitions of MDI Entertainment, Inc. and OES in 2003 provided us with innovative products and intellectual property, which we have been marketing to various segments of the domestic and international lottery business. Our acquisition of Printpool Honsel in Germany will position us to enter into and increase retail sales in the German instant ticket market. We have successfully integrated previous acquisitions, most notably the merger of Autotote Corporation and Scientific Games in 2000, and we believe that our management team has the expertise to identify and integrate future growth opportunities.

2004 financing transactions

•	New credit facility. On December 23, 2004, we entered into a $250 million senior secured revolving credit facility (comprised of a U.S. dollar facility and a multi-currency facility) and a $100 million senior secured term loan credit facility (which we refer to elsewhere in this prospectus collectively as the credit facility). The lenders under the credit facility are JPMorgan Chase Bank, N.A., Bear Stearns Corporate Lending Inc. and other financial institutions named in the agreements governing the credit facility.

•	Convertible debt offering. On December 23, 2004, we completed an offering of $250.0 million aggregate principal amount of 0.75% Convertible Senior Subordinated Debentures due 2024. On December 30, 2004, J.P. Morgan Securities Inc., Bear Stearns & Co. Inc. and certain other initial purchasers of the 0.75% Convertible Senior Subordinated Debentures due 2024 exercised the option to purchase an additional $25.0 million principal amount of convertible debentures.

•	Concurrent Senior subordinated note offering. On December 23, 2004, we completed a concurrent private offering of $200 million aggregate principal amount of 6¼% Senior Subordinated Notes due 2012 (the "New High Yield Notes"). See "Description of Certain Indebtedness—New High Yield Notes." Pursuant to a registration rights agreement, dated December 23, 2004, among the Company, the Guarantors and J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and certain other initial purchasers, the Company and the Guarantors filed a Registration Statement on Form S-4 on April 15, 2005 (Registration No. 333-124106—as amended on June 13, 2005 and July 20, 2005) in connection with the Company's offer to exchange the New High Yield Notes for registered New High Yield Notes.

•	Tender offer. On December 23, 2004, we completed a tender offer (the "Tender Offer") to purchase any and all of our outstanding 12½% Senior Subordinated Notes due 2010 (the "Old Notes"). In connection with the tender offer, we also solicited the consent of the holders of the Old Notes to amend the indenture governing the Old Notes to eliminate substantially all of the restrictive covenants contained in the indenture related thereto. Holders of approximately 88% of the outstanding Old Notes (representing approximately $57.9 million of the Old Notes) tendered their Old Notes in the tender offer and gave the requested permission to amend the indenture.

Corporate information

Our principal executive offices are located at 750 Lexington Avenue, 25th Floor, New York, New York 10022 and our telephone number is (212) 754-2233. We maintain a website on the Internet at http://www.scientificgames.com. Our website and the information it contains are not a part of this registration statement.

The Offering

The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, please refer to the section of this prospectus entitled "Description of debentures." For purposes of the description of the debentures included in this prospectus, references to "the Company," "us," "we" and "our" refer only to Scientific Games Corporation and do not include its subsidiaries.

Issuer	Scientific Games Corporation, a Delaware corporation.

Securities offered	$275,000,000 principal amount of 0.75% Convertible Senior Subordinated Debentures due 2024.

Maturity date	December 1, 2024, unless earlier converted, redeemed or repurchased.

Interest	0.75% per annum until June 1, 2010, and 0.50% thereafter. Interest is payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2005.

Optional redemption	Prior to June 1, 2010, the debentures will not be redeemable, except in the case of a redemption based on gaming laws as described herein. On or after June 1, 2010, we may redeem for cash some or all of the debentures, at any time and from time to time, upon at least 30 and no more than 60 days notice for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date.

Subsidiary guarantees	The debentures are guaranteed on a senior subordinated basis by those of our subsidiaries that guarantee or otherwise incur certain senior subordinated indebtedness, including the New High Yield Notes, and to the extent not tendered in the tender offer, the Old Notes. As of this date, each of our wholly-owned domestic subsidiaries and none of our other subsidiaries are guarantors of the debentures.

Ranking	The debentures are our unsecured senior subordinated obligations and rank:

•	junior in right of payment to all of our existing and future senior indebtedness, including indebtedness under our credit agreement;

•	equal in right of payment with any of our existing and future senior subordinated indebtedness, including the New High Yield Notes in an aggregate principal amount of $200.0 million, and approximately $7.6 million of the Old Notes which notes were not purchased in the tender offer;

•	senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the debentures; and

•	effectively junior in right of payment to all of the indebtedness of any of our subsidiaries which do not guarantee the debentures.

Similarly, the guarantee of each guarantor of the debentures ranks:

•	junior in right of payment to all of such guarantor's existing and future senior indebtedness, including its guarantee of borrowings under our credit agreement;

•	equal in right of payment with any existing and future senior subordinated indebtedness of such guarantor, including, its guarantee of the New High Yield Notes in an aggregate principal amount of $200.0 million and its guarantee of approximately $7.6 million of the Old Notes, which notes were not purchased in the tender offer;

•	senior in right of payment to any future indebtedness of such guarantor that is expressly subordinated in right of payment to the guarantee of the debentures; and

•	effectively junior in right of payment to all of the existing and future indebtedness of any subsidiary of a guarantor of the debentures if that subsidiary does not guarantee the debentures.

As of March 31, 2005, which included consummation of (i) the issuance of the debentures (after giving effect to the option to purchase additional debentures in respect of such offering), (ii) the issuance of the New High Yield Notes, (iii) the entrance into and initial borrowings under our credit agreement, (iv) the successful completion of the tender offer whereby we purchased 88% of the Old Notes, (v) the repayment of all amounts outstanding under and termination of our previous credit facility and (vi) payment of related fees and expenses (collectively, the "Transactions"):

•	our senior indebtedness was approximately $137.3 million, including $31.3 million of outstanding letters of credit, all of which was secured, and we had $218.7 million of additional availability under our credit agreement (all of which was secured);

•	the senior indebtedness of the guarantors of the debentures was approximately $131.1 million, including the secured guarantees of indebtedness under our credit agreement;

•	we and the guarantors had $207.6 million of other senior subordinated indebtedness outstanding, consisting entirely of the New High Yield Notes, the Old Notes that were not purchased in the tender offer and the guarantees thereof; and

•	our subsidiaries who are not guaranteeing the debentures had approximately $6.2 million of indebtedness outstanding.

Conversion rights	You may convert the debentures into cash and shares, if any, of our common stock (as provided below) at a conversion rate of 34.3643 shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $29.10 per share), subject to adjustment, only under the following circumstances:

•	during any calendar quarter (and only during such calendar quarter) commencing after December 31, 2004 and before December 31, 2019, if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

•	at any time on or after December 31, 2019, if the last reported sale price of our common stock on any date on or after December 31, 2019 is greater than or equal to 120% of the conversion price;

•	if the debentures have been called for redemption by us (other than any required regulatory redemption); or

•	upon the occurrence of specified corporate transactions described under "Description of debentures—Conversion rights—Conversion upon specified corporate transactions."

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a debenture, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion. Debentures called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Upon conversion, we will deliver:

•	cash equal to the lesser of (1) the aggregate principal amount of debentures to be converted and (2) our total conversion obligation; and

•	in the event our total conversion obligation exceeds the aggregate principal amount of debentures to be converted, shares of our common stock in respect of that excess.

Our ability to pay the cash portion of the settlement of any conversion of your debentures is subject to limitations imposed by our credit agreement and may be subject to limitations in other credit facilities or indebtedness that we may enter into or incur in the future. In particular, our credit agreement does not permit us to pay any settlement amounts with respect to any conversion of debentures if there is a default or event of default under our credit agreement. See "Description of debentures—Conversion rights." The failure to pay the settlement amount upon any valid conversion is an event of default under the debentures.

See "Description of debentures—Conversion rights— Payment upon conversion."

Adjustment to shares delivered upon conversion upon certain changes of control	If and only to the extent holders elect to convert their debentures in connection with a transaction described under clause (1) or (2) under the definition of fundamental change as defined under "Description of debentures— Repurchase of debentures by us at the option of the holder upon a fundamental change" that occurs on or prior to June 1, 2010 and pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The NASDAQ National Market, which we refer to as a "non-stock change of control," we will increase the number of shares issuable upon conversion.

The number of additional shares issuable upon conversion will be determined by reference to the table in "Description of debentures—Adjustment to shares delivered upon conversion upon certain changes of control," based on the date on which the non-stock change of control becomes effective and the price paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such change of control transaction.

Conversion after a public acquirer change of control	In the case of a non-stock change of control constituting a public acquirer change of control (as defined under "Description of debentures—Conversion after a public acquirer change of control"), we may, in lieu of issuing additional shares upon conversion as described above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the debentures will be entitled to convert their debentures (subject to the satisfaction of certain conditions) into a number of shares of public acquirer common stock by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale prices of our common stock for the five consecutive trading days prior to, but excluding, the effective date of such public acquirer change of control; and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

Sinking fund	None.

Repurchase of debentures by us at the option of the holder	You may require us to repurchase some or all of your debentures for cash on June 1, 2010, December 1, 2014 and December 1, 2019 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest to, but excluding, the applicable repurchase date.

Fundamental change	If we undergo a fundamental change (as defined under "Description of debentures—Repurchase of debentures by us at the option of the holder upon a fundamental change") prior to maturity, you will have the right, at your option, to require us to repurchase some or all of your debentures for cash at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest to, but excluding, the applicable repurchase date.

Registration rights	We entered into a registration rights agreement with J.P. Morgan Securities Inc., Bear Stearns & Co Inc. and certain other initial purchasers pursuant to which we agreed to file a shelf registration statement under the Securities Act relating to the resale of the debentures and the common stock issuable upon conversion thereof. If the registration statement is not filed or has not become effective within the time periods set forth in this prospectus, we will be required to pay additional amounts to holders of the debentures. See "Registration rights"

Use of proceeds	We will not receive any cash proceeds from the sale of the debentures or the shares of common stock offered under this prospectus.

Book-entry form	The debentures are in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities except in limited circumstances.

Trading	The debentures are eligible for the PORTALsm Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol "SGMS."

Convertible bond hedge and warrant option transactions	We entered into a convertible bond hedge transaction with JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., and Bear, Stearns International Limited, an affiliate of Bear, Stearns & Co. Inc., which is expected to reduce the potential dilution upon conversion of the debentures. We also entered into a warrant option transaction with JPMorgan Chase Bank, N.A. and Bear, Stearns International Limited. In connection with these transactions, we paid approximately $26.5 million as the cost of the convertible bond hedge transaction, which is net of the proceeds of the warrant option transaction. In connection with hedging these transactions, JPMorgan Chase Bank, N.A., Bear, Stearns International Limited or their affiliates:

•	entered into various over-the-counter derivative transactions with respect to our common stock concurrently with the pricing of the debentures; and

•	may enter into, or may unwind, various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions.

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the debentures. JPMorgan Chase Bank, N.A. and Bear, Stearns International Limited or their affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the debentures by purchasing and selling shares of our common stock, other of our securities or other instruments they may wish to use in connection with such hedging.

The effectiveness of the convertible bond hedge and warrant option transactions is conditioned upon obtaining pre-clearance from certain state gaming authorities. If the convertible bond hedge and warrant option transactions fail to become effective when this offering of debentures is completed, JPMorgan Chase Bank, N.A., Bear, Stearns International Limited or their affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the debentures. In addition,] we have agreed to indemnify them for losses in connection with a potential unwinding of their hedge positions under certain circumstances. The effect, if any, of any of these transactions and activities on the market price of our common stock or the debentures will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the debentures and, as a result, the number of shares and value of the common stock you will receive upon the conversion of the debentures.

SUMMARY HISTORICAL AND CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary historical financial data as of and for the periods indicated. The summary financial data for the years ended December 31, 2002, 2003, 2004 and the balance sheet data as of December 31, 2003, December 31, 2004 have been derived from and should be read in conjunction with our audited consolidated financial statements, the notes thereto and the related "Management's discussion and analysis of financial condition and results of operations" section included in our Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated herein by reference. The summary historical financial data for the three months ended March 31, 2005 and the balance sheet data as of March 31, 2005 have been derived from, and should be read in conjunction with our unaudited consolidated condensed financial statements, the notes thereto and the related "Management's discussion and analysis of financial condition and results of operations" section included in our Form 10-Q for the quarter ended March 31, 2005, which is incorporated herein by reference.

	Years Ended December 31,			Three Months Ended March 31,
	2002	2003	2004(a)	2005
	(dollars in thousands, except per share amounts)
Statement of operations data:
Operating revenues:
Services	$382,818	$452,564	$590,984	$155,754
Sales	72,435	108,347	134,511	28,802
Total revenues	$455,253	$560,911	$725,495	$184,556
Cost of services	$221,038	$247,730	$318,989	$85,249
Cost of sales	47,412	76,082	92,231	20,274
Amortization of service contract software	4,930	5,312	5,799	1,623
Selling, general and administrative expenses	63,132	80,074	105,274	27,728
Depreciation and amortization	37,905	42,373	55,478	12,852
Operating income	$80,836	$109,340	$147,724	$36,830
Net income before preferred stock dividends	$39,732	$52,147	$65,742	$21,015
Net income available to common stockholders(b)	$32,248	$44,486	$61,021	$21,015
Basic net income available to common stockholders per share	$0.64	$0.74	$0.84	$0.24
Diluted net income available to common stockholders per share	$0.50	$0.59	$0.72	$0.23
Balance sheet data:
Cash, cash equivalents and short term investments		$79,373	$118,645	$89,936
Total assets		962,989	1,092,023	1,086,942
Total long-term debt (including current installments) and capital leases		532,163	610,878	588,635
Total stockholders' equity		237,152	300,564	324,611

(a)	Includes approximately $3,100 of non-recurring charges in the pari-mutuel segment.

(b)	After dividends on convertible preferred stock.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the year ended October 31, 2000, the two months ended December 31, 2000, the years ended December 31, 2001, 2002, 2003 and 2004 and the three months ended March 31, 2005 are set forth in the table below. For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before income tax expense (benefit) plus fixed charges, and "fixed charges" consist of interest expense, including amortization of deferred financing costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor).

			Years Ended December 31,				Three Months Ended March 31, 2005
	Year Ended October 31, 2000	Two Months Ended December 31, 2000	2001	2002	2003	2004
		(dollars in thousands)
Ratio of earnings to fixed charges	—	—	1.0x	1.3x	3.7x	3.6x	5.1x
Earnings shortfall	$29,058	$5,265

RISK FACTORS

You should carefully consider the following information with the other information contained or incorporated by reference in this prospectus.

Risk factors relating to our business

We operate in highly competitive industries and our success depends on our ability to effectively compete with numerous domestic and foreign lottery and pari-mutuel businesses.

The instant ticket and online lottery businesses are highly competitive. We face competition from a number of domestic and foreign instant ticket manufacturers, online lottery system providers and other competitors, some of which have substantially greater financial resources than we do. We continue to operate in a period of intense price-based competition. The award of contracts by state officials is influenced by factors including price, the ability to optimize lottery revenues through game design, technical capability, marketing capability and applications, the quality, dependability and upgrade capability of the network, production capacity, the security and integrity of a vendor's production operations, the experience, financial condition and reputation of a vendor and the satisfaction of other requirements and qualifications that lottery authorities may impose. Contract awards by lottery authorities are sometimes challenged by unsuccessful bidders, which can result in protracted legal proceedings that can result in delayed implementation or cancellation of the award. Any future success of our lottery business will also depend, in part, on the success of the lottery industry in attracting and retaining players in the face of increased competition for these players' entertainment dollars, as well as our own success in developing innovative products and systems to achieve this goal. Our failure to achieve this goal could reduce revenues from our lottery operations.

The market for pari-mutuel wagering services is also highly competitive, and certain of our competitors may have substantially greater financial and other resources than we do. We compete primarily on the basis of the design, performance, reliability and pricing of our products, as well as customer service. Our pari-mutuel customers face significant competition from other operators in the pari-mutuel business, other gaming venues such as casinos and state-sponsored lotteries and other forms of legal and illegal gaming. The continuing popularity of horse racing is important to the growth and operating results of our pari-mutuel business. Competition from sporting events and other forms of entertainment, and casinos, sports wagering services and other non-racetrack gaming operators, may reduce the attendance and amounts wagered at our customers' horse racing events, which could reduce our revenues.

While we have exclusive licenses for our OTB operations in the Netherlands and, subject to our compliance with certain licensing requirements, the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut (except for OTB operations at two greyhound racetracks to which we provide video simulcasting services under separate contracts and OTB operations at Foxwoods Casino and The Mohegan Sun Casino, to which we provide facilities management services), our revenues may be adversely affected by competition for the consumer's wagering and entertainment dollar. Our venue management business competes with other pari-mutuel operations as well as other forms of gaming and other entertainment. Competition for wagers comes from casinos, racetracks, lotteries and other forms of legal and illegal gambling. Other gaming competitors operate in our licensed markets and in surrounding areas and compete for our customers, and additional competitors could be licensed, or existing regulations could be changed, so as to divert wagering activity from our OTB operations.

The market for prepaid phone cards is highly fragmented. Competition comes from other instant lottery ticket printers utilizing similar lottery security and printing technologies, as well as alternative printing and non-printing technologies. Our telecommunications products operations compete with other printing companies on the basis of price, availability, product features and product security. There is competition within our class of products and other technologies to provide the desired functionality. There are alternative technologies, such as smart cards, with which our products compete. Moreover, the cellular telephone industry is undergoing significant growth and rapid technology changes such that other technologies, including electronic commerce, could impact our growth opportunities and our customer relationships. Further, increasing price competition in the prepaid phone card business may continue to negatively affect our operating margins.

Our business is subject to evolving technology.

The markets for all of our products and services are affected by changing technology, new legislation and evolving industry standards. Our ability to anticipate or respond to such changes and to develop and introduce new and enhanced products and services on a timely basis will be a significant factor in our ability to expand, remain competitive, attract new customers and retain existing contracts.

We can give you no assurance that we will achieve the necessary technological advances, have the financial resources, introduce new products or services on a timely basis or otherwise have the ability to compete effectively in these markets.

We are heavily dependent on our ability to renew our long-term contracts with our customers in the lottery and pari-mutuel businesses, and we could lose substantial revenue if we are unable to renew certain of our contracts.

Generally, our lottery contracts are for initial terms of one to seven years, with optional renewal periods. Upon the expiration of a lottery contract, including any extensions thereof, lottery authorities may award new contracts through a competitive bidding process. Contracts representing a substantial majority of our annual revenues from lottery contracts are scheduled to expire or reach optional extension dates during the next three years.

Our lottery contracts typically permit a lottery authority to terminate the contract at any time for material failure to perform, other specified reasons and in many cases, for no reason at all, without penalty. In addition, lottery contracts to which we are a party frequently contain exacting implementation schedules and performance requirements. Failure to meet these schedules and requirements may result in substantial monetary liquidated damages, as well as possible contract termination. We are also required by certain of our lottery customers to provide surety, or performance, bonds. We cannot assure you that we will continue to be able to obtain performance bonds on commercially reasonable terms or at all. Our inability to provide such bonds would materially and adversely affect our ability to renew existing, or obtain new, lottery contracts.

Our contracts for the provision of pari-mutuel wagering services are typically for initial terms of five years. Contracts accounting for a majority of our current annual pari-mutuel revenues are scheduled to expire during the next three years.

There can be no assurance that our current lottery or pari-mutuel contracts will be extended or that we will be awarded new lottery or pari-mutuel contracts as a result of competitive bidding processes in the future. The termination, expiration or failure to renew one or more of our contracts could cause us to lose substantial revenue.

Our ability to bid on new online lottery and pari-mutuel contracts is dependent upon our ability to fund required up-front capital expenditures through our cash from operations or through financings.

Our online lottery and pari-mutuel contracts generally require significant up-front capital expenditures for terminal assembly, software customization and implementation, systems and equipment installation and telecommunications configuration. Historically we have funded these up-front costs through cash flows generated from operations, available cash on hand and borrowings under our credit facilities. Our ability to continue to procure new contracts will depend on, among other things, our then present liquidity levels or our ability to obtain additional financing at commercially acceptable terms to finance the initial up-front costs. If we do not have adequate liquidity or are unable to obtain financing for these up-front costs on favorable terms or at all, we may not be able to bid on certain contracts, which could restrict our ability to grow and have a material adverse effect on our future profitability.

Our business depends on the protection of our intellectual property and proprietary information.

We believe that our success depends, in part, on protecting our intellectual property in the United States and in foreign countries. Our intellectual property includes certain patents and trademarks relating to our instant ticket games and wagering systems, as well as proprietary or confidential information that is not subject to patent or similar protection. Our intellectual property protects the integrity of our games, systems, products and services, which is a core value of the industries in which we operate. For example, our intellectual property is designed to ensure the security of the printing of our instant lottery tickets and prepaid phone cards and provides simple and secure validation of our lottery tickets. Competitors may independently develop similar or superior products, software, systems or business models. In cases where our intellectual property is not protected by an enforceable patent, such independent development may result in a significant diminution in the value of our intellectual property.

We cannot assure you that we will be able to protect our intellectual property. We enter into confidentiality or license agreements with our employees, vendors, consultants, and, to the extent legally permissible, our customers, and generally control access to, and the distribution of, our game designs, systems and other software documentation and other proprietary information, as well as the designs, systems and other software documentation and other information we license from others. Despite our efforts to protect these proprietary rights, unauthorized parties may try to copy our gaming products, business models or systems, use certain of our confidential information to develop competing products, or develop independently or otherwise obtain and use our gaming products or technology, any of which could have a material adverse effect on our business. Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our intellectual property.

We cannot assure you that our business activities, games, products and systems will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any such claim and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

We rely on products and technologies that we license from third parties. We cannot assure you that these third-party licenses, or the support for such licenses, will continue to be available to us on commercially reasonable terms.

Our business competes on the basis of the security of our systems and products.

We believe that our success depends, in part, on providing secure products and systems to our vendors and customers. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, employees and others. We constantly assess the adequacy of our security systems to protect against any material loss to any of our customers.

In our lottery business, we employ numerous security safeguards, including bar coding and providing additional layers of protection in our instant tickets. We also incorporate this security technology in our prepaid phone cards. We have effected security measures in the areas of ticket specifications, production, packaging, delivery, distribution and accounting. We also incorporate computer function safeguards, including secure ticket data, control number encryption, winner file data, and ticket stock control, in our data processing and in the computer operations phase. In addition, we also retain a major public accounting firm to perform agreed upon security procedures for each game produced before it is sent to the customer.

As the incidence and severity of publicly reported cases of physical and computer crime continue, major lotteries periodically reassess key security questions concerning the vulnerability of lottery games. Although we have not uncovered any practical, economically feasible way to breach the security of our instant tickets or online lottery games that could result in a material loss to any of our customers, we cannot assure you that security breaches will not occur.

In our pari-mutuel business, our wholly-owned pari-mutuel wagering subsidiary, Autotote Systems, Inc., experienced a breach of security by an employee who altered betting data on previously placed wagering tickets—the $3 million "winning" wager on the races constituting the Pick Six at the Breeders' Cup at Arlington Park in Illinois on October 26, 2002, as well as two other multiple-race wagers from earlier in the month. The employee also engaged in a scheme whereby he used his authorized access to duplicate uncashed winning tickets. We discovered evidence of the employee's wrongdoing during our review of the Breeders' Cup Pick Six wager and immediately terminated the employee before any financial loss to bettors occurred.

Following the Breeders' Cup incident, we and the other pari-mutuel industry totalizator companies agreed to industry-wide security improvements, including the installation of software necessary to scan all wagering pools in connection with multi-race wagers after each race of a multi-race wager. We also engaged Kroll Inc., a leading worldwide risk mitigation and security company, to conduct a separate review of our physical security, operational controls, hiring practices and internal compliance. Kroll made recommendations to further enhance our security and we have implemented those recommendations. In addition, we have begun the deployment of a new control system to operate every one of our totalizator systems. This independent system runs in parallel with our computers, records data in real time and allows for a review by a third party of all data against the live system.

Although we believe that the foregoing actions will provide sufficient security for our wagering systems, there can be no assurance that our business might not be affected by a security breach. Any such security breach could have a material adverse impact on our business.

The lottery and pari-mutuel industries are subject to strict government regulations that may limit our existing operations and have a negative impact on our ability to grow.

In the United States and many other countries, lotteries, pari-mutuel wagering and other forms of wagering must be expressly authorized by law. Once authorized, such activities are subject to extensive and evolving governmental regulation. Moreover, such gaming regulatory requirements vary from jurisdiction to jurisdiction. Therefore, we are subject to a wide range of complex gaming laws and regulations in the jurisdictions in which we are licensed. Most jurisdictions require that we be licensed, that our key personnel and certain of our security holders be found suitable or be licensed, and that our products be reviewed and approved before placement. If a license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary approval, license or finding of suitability, then we may be prohibited from distributing our products for use in the respective jurisdiction. Furthermore, most jurisdictions have ongoing reporting requirements for certain transactions and are concerned with our accounting practices, internal controls, business relationships, and the fair operation of our products.

The regulatory environment in any particular jurisdiction may change in the future, and any such change could have a material adverse effect on our results of operations. Moreover, we can give you no assurance that the operation of lotteries, pari-mutuel wagering facilities, video gaming industry machines, Internet gaming or other forms of lottery or wagering systems will be approved by additional jurisdictions or that those jurisdictions in which these lottery and wagering activities are currently permitted will continue to permit such activities.

We are required to obtain and maintain licenses from various state and local jurisdictions in order to operate certain aspects of our pari-mutuel business and we are subject to extensive background investigations and suitability standards in our lottery business. We also will become subject to regulation in any other jurisdiction where our customers operate in the future. There can be no assurance that we will be able to obtain new licenses or renew any of our licenses, and the loss, denial or non-renewal of any of our licenses could have a material adverse effect on our business. Lottery authorities generally conduct background investigations of the winning vendor and its employees prior to and after the award of a lottery contract. Generally, regulatory authorities have broad discretion when granting, renewing or revoking these approvals and licenses. Lottery authorities with which we do business may require the removal of any of our employees deemed to be unsuitable and are generally empowered to disqualify us from receiving a lottery contract or operating a lottery system as a result of any such investigation. Our failure, or the failure of any of our key personnel, systems or machines, in obtaining or retaining a required license or approval in one jurisdiction could negatively impact our ability (or the ability of any of our key personnel, systems or gaming machines) to obtain or retain required licenses and approvals in other jurisdictions. The failure to obtain or retain a required license or approval in any jurisdiction would decrease the geographic areas where we may operate and generate revenues, decrease our share in the gaming marketplace and put us at a disadvantage compared with our competitors.

Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of our equity securities. The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract. These licensing procedures and background investigations also may inhibit potential investors from becoming significant shareholders. Additional restrictions are often imposed by international jurisdictions in which we market our lottery systems on foreign corporations, such as us, seeking to do business in such jurisdictions. Similar restrictions and considerations are also applicable to our pari-mutuel business.

By holding the debentures, you may be required to be found suitable by the gaming regulatory authorities who have jurisdiction over us and our subsidiaries. Further, you may be required to dispose of your debentures or we may redeem your debentures if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with gaming laws to which we are subject. In addition, by holding the debentures, you may be deemed to be a beneficial owner of the shares into which the debentures are convertible by certain of the gaming authorities even if none of the events triggering your conversion rights has occurred. As a result, you may be required to dispose of your debentures if any gaming authority finds you unsuitable to hold the underlying shares or to otherwise comply with gaming laws to which we are subject if you are deemed to be a beneficial owner of such underlying shares.

There also have been and may continue to be investigations of various types conducted by governmental authorities into possible improprieties and wrong-doing in connection with efforts to obtain and/or the awarding of lottery contracts and related matters. As such, because our reputation for integrity is an important factor in our business dealings with lottery and other governmental agencies, a governmental allegation or a finding of improper conduct on our part or attributable to us in any manner could have a material adverse effect on our business, including our ability to retain existing contracts or to obtain new or renewal contracts. In addition, any adverse publicity resulting from such an investigation could have a material adverse effect on our reputation and business.

Currently, account wagering operations, through which pari-mutuel customers place wagers by phone or via the Internet on thoroughbred, harness or greyhound racing, may be conducted only from certain jurisdictions and only through licensed wagering operators in certain jurisdictions. While we believe that the activities of our pari-mutuel businesses comply with all applicable laws, law enforcement authorities in certain jurisdictions have opposed the expansion of wagering via telephone and the Internet and state regulators have expressed concerns to us regarding such wagering by their citizens through our account wagering systems and the racetracks serviced by our pari-mutuel wagering systems. We cannot assure you that our activities or the activities of our customers will not become the subject of law enforcement proceedings or that any such proceedings would not have a material adverse impact on us or our business plans.

We have developed and implemented an internal compliance program in an effort to ensure that we comply with legal requirements imposed in connection with our wagering-related activities, as well as legal requirements generally applicable to all publicly traded corporations. The compliance program is run on a day-to-day basis with two full-time compliance officers and is overseen by the Compliance

Committee authorized by our board of directors. While we are firmly committed to full compliance with all applicable laws, there can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

Gaming opponents persist in their efforts to curtail the expansion of legalized gaming, which, if successful, could limit our existing operations.

Legalized gaming is subject to opposition from gaming opponents. We can give you no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting the expansion of gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

Our ability to complete future acquisitions of gaming and related businesses successfully could limit our future growth.

Part of our corporate strategy is to continue to pursue expansion and acquisition opportunities in gaming and related businesses, such as our acquisition of OES, and we could face significant challenges in managing and integrating the expanded or combined operations including acquired assets, operations and personnel. We cannot assure you that acquisition opportunities will be available on acceptable terms or at all or that we will be able to obtain necessary financing or regulatory approvals to complete such potential acquisitions. Our ability to succeed in implementing our strategy will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt our ongoing business and distract management from other responsibilities.

Our revenues fluctuate due to seasonal, weather and other variations and you should not rely upon our quarterly operating results as indications of future performance.

Our pari-mutuel service revenues are subject to seasonal and weather variations. The first and fourth quarters of the calendar year traditionally comprise the weakest period for our pari-mutuel wagering service revenue. As a result of inclement weather during the winter months, a number of racetracks do not operate and those that do operate often experience missed racing days. This adversely affects the amounts wagered and our corresponding service revenues. Wagering equipment sales and software license revenues usually reflect a limited number of large transactions, which may not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software license revenue. In addition, instant ticket and prepaid phone card sales may vary depending on the season and timing of contract awards, changes in customer budgets, ticket inventory levels, lottery retail sales and general economic conditions.

We are dependent on suppliers and contract manufacturers, and any failure of these parties to meet our performance and quality standards or requirements could cause us to incur additional costs or lose customers.

Our production of instant lottery tickets and prepaid phone cards, in particular, depends upon a continuous supply of raw materials, supplies, power and natural resources. Our operating results could be adversely affected by an interruption or cessation in the supply of these materials.

We simulcast live racing events by transmitting audio and/or video signals from one facility to a satellite for reception by wagering locations across the country. Our access to satellite service is provided pursuant to long-term contracts. The technical failure of the satellite through which we transmit substantially all of our racing events would require us to obtain other satellite access. We have no assurance of access to such other satellites, or, if available, whether the use of such other satellites could be obtained on favorable terms or in a timely manner. While satellite failures are infrequent, the operation of the satellite is outside of our control.

We have foreign operations, which subjects us to additional risks.

Our business in foreign markets subjects us to risks customarily associated with such operations, including:

•	foreign withholding taxes on our subsidiaries' earnings that could reduce cash flow available to meet our required debt service and our other obligations;

•	the complexity of foreign laws, regulations and markets;

•	the impact of foreign labor laws and disputes; and

•	other economic, tax and regulatory policies of local governments.

Our consolidated financial results are significantly affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than U.S. dollars and from the translation of foreign currency balance sheet accounts into U.S. dollar-denominated balance sheet accounts. We are exposed to currency exchange rate fluctuations because a significant portion of our revenues is denominated in currencies other than the U.S. dollar, particularly the British pound sterling and the euro. Exchange rate fluctuations have in the past adversely affected our operating results and cash flows and may continue to adversely affect our results of operations and cash flows and the value of our assets outside the United States.

We cannot assure you that we will be able to operate successfully in any foreign market.

Certain holders of our common stock exert significant influence over the Company and make decisions with which other stockholders may disagree.

In August 2004, the holders of our then outstanding Series A Convertible Preferred Stock were issued shares of our Class A common stock in connection with the conversion of all such preferred stock. Such holders currently are entitled to appoint four of the ten (with nine currently in office) members of our board of directors, and certain actions of the Company require the approval of such holders. As a result, these holders have the ability to exert significant influence over our business and may make decisions with which other stockholders may disagree, including, among other things, to delay, discourage or prevent a change of control of the Company or a potential merger, consolidation, tender offer, takeover or other business combination.

If certain of our key personnel leave us, our business will be significantly adversely affected.

We depend on the continued performance of A. Lorne Weil, our Chairman and Chief Executive Officer, and the members of our senior management team. Mr. Weil has extensive experience in the lottery and pari-mutuel businesses and has contributed significantly to the growth of our business. If we lose the services of Mr. Weil or any of our other senior officers and cannot find suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business.

We could incur costs in the event of violations of or liabilities under environmental laws.

Our operations and real properties are subject to U.S. and foreign environmental laws and regulations, including those relating to air emissions, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur costs, including cleanup costs, fines or penalties, and third-party claims as a result of violations of or liabilities under environmental laws. Some of our operations require environmental permits and controls to prevent or reduce environmental pollution, and these permits are subject to review, renewal and modification by issuing authorities. We believe that our operations are currently in substantial compliance with all environmental laws, regulations and permits and have not historically incurred material costs for noncompliance with, or liabilities under, these requirements.

Failure to perform under our lottery contracts may result in substantial monetary liquidated damages, as well as contract termination.

Our business subjects us to certain risks of litigation, including potential allegations that we have not fully performed under our contracts or that goods or services we supply are defective in some respect. Litigation is pending in Colombia arising out of the termination of certain Colombian lottery contracts in 1993. An agency of the Colombian government has asserted claims against certain parties, including our subsidiary Scientific Games International, Inc., or SGI, which owned a minority interest in the former operator of the Colombian national lottery. The claims are for, among other things, contract penalties, interest and the costs of a bond issued by a Colombian surety. SGI has been advised by Colombian counsel that it has various defenses on the merits as well as procedural defenses. Although we believe that any potential losses arising from this litigation will not result in a material adverse effect on our consolidated financial position or results of operations, we cannot predict the final outcome, and there can be no assurance that this litigation might not be finally resolved adversely to us or result in material liability.

We have experienced a material weakness in our internal controls. If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, which could have a material adverse effect on our business, financial condition and the market value of our securities.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our reputation and operating results may be harmed. We have, at the end of 2004, discovered, and may in the future discover, areas of our internal controls over financial reporting that need improvement. We identified that a material weakness in the design of internal controls over financial reporting existed at December 31, 2004 because we had insufficient personnel resources and technical accounting expertise within the accounting function to resolve certain non-routine or complex accounting matters, such as the treatment of our 20% minority equity interest in an Italian consortium.

During 2004, we had incorrectly accounted for our interest in that Italian consortium (which was formed in 2003 and began operations in mid 2004). An adjustment for this matter along with certain other adjustments related to non-routine or complex accounting matters, which in the aggregate were material to the financial statements, were necessary to fairly present the financial statements for the year ended December 31, 2004 in accordance with generally accepted accounting principles in the United States. This deficiency was identified during the year end audit process and represents a material weakness in the design of our internal controls.

We are in the process of remediating this weakness. Subsequent to December 31, 2004, we changed the design of internal controls over non-routine and complex accounting matters through the re-assignment of responsibilities for certain accounting personnel, the identification of outside resources that we can consult with on complex issues and the formation of two committees which are now responsible for reviewing all non-routine and complex accounting matters and preparing formal reports on their conclusions. We are continuing to evaluate additional controls and procedures which we can implement and may add additional accounting personnel during fiscal 2005. We do not anticipate that the cost of this remediation effort will be material to our financial statements.

We cannot be certain that these measures, and any other steps we may take, will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operations or results or cause us to not to meet our reporting obligations or materially and adversely impact our business, our financial condition and the market value of our securities.

Risk factors relating to the debentures

Our indebtedness could make it more difficult to pay our debts, divert our cash flow from operations for debt payments, limit our ability to borrow funds and increase our vulnerability to general adverse economic and industry conditions.

As of March 31, 2005, which includes consummation of the Transactions, we had total debt of approximately $588.6 million, or approximately 64% of our total capitalization. Our debt service obligations with respect to this new debt could have an adverse impact on our earnings and cash flow for as long as the indebtedness is outstanding.

Our indebtedness could have important consequences to holders of our debentures. For example, it could:

•	make it more difficult to pay our debts, including payments on the debentures, as they become due during general negative economic and market industry conditions because if our revenues decrease due to general economic or industry conditions, we may not have sufficient cash flow from operations to make our scheduled debt payments;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	require a substantial portion of our cash flow from operations for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	make us more highly leveraged than some of our competitors, which could place us at a competitive disadvantage; and

•	limit our ability to borrow additional funds.

Despite our current levels of debt, we may still incur more debt and increase the risks described above.

We may be able to incur significant additional indebtedness in the future. For example, as of March 31, 2005, which includes consummation of the Transactions, we had $218.7 million of additional availability under the revolving portion of our credit facility. The indenture governing the debentures does not contain any maintenance or restrictive covenants that restrict our ability or the ability of our subsidiaries to incur debt, and although some of our other existing debt instruments do contain such restrictions, they are subject to significant exceptions. If we or our subsidiaries add new debt to our current debt levels, the related risks that we and they now face could intensify, making it less likely that we will be able to fulfill our obligations to holders of the debentures.

We may not have sufficient cash flows from operating activities, cash on hand and available borrowings under our credit facility to service our indebtedness and meet our cash needs. These obligations require a significant amount of cash.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our future cash flow will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the debentures), selling material assets or operations or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing or future debt agreements, including the indenture governing the New High Yield Notes and our credit agreement, contain, and will likely contain, restrictive covenants prohibiting us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. See "Description of debentures."

Our credit agreement and the New High Yield Notes impose certain restrictions. Failure to comply with any of these restrictions could result in acceleration of our debt. Were this to occur, we would not have sufficient cash to pay our accelerated indebtedness.

The operating and financial restrictions and covenants in our debt agreements, including our credit agreement and the indenture governing the New High Yield Notes, may adversely affect our ability to finance future operations or capital needs or to engage in new business activities. Our credit agreement and/or the New High Yield Notes, restrict our ability to, among other things:

•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem or purchase other debt;

•	incur liens;

•	make loans, guarantees, acquisitions and investments;

•	incur additional indebtedness;

•	engage in sale and leaseback transactions;

•	amend or otherwise alter debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions or asset sales;

•	transact with affiliates; and

•	alter the business we conduct.

In addition, our credit agreement requires us to maintain certain financial ratios. As a result of these covenants and ratios, we are limited in the manner in which we can conduct our business, and may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with the restrictions contained in these agreements or to maintain the required financial ratios could lead to an event of default which could result in an acceleration of the indebtedness. We cannot assure you that our future operating results will be sufficient to enable compliance with the covenants in our credit agreement, the New High Yield Notes indenture or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the debentures. See "Description of debentures."

Our credit agreement contains prohibitions on our ability to make payment of settlement amounts to holders of debentures upon conversion of the debentures under certain circumstances.

Our ability to pay the cash portion of the settlement of any conversion of your debentures is subject to limitations imposed by our credit agreement and may be subject to limitations we may have in any other credit facilities or indebtedness that we may enter into or incur in the future. In particular, our credit agreement does not permit us to pay any settlement amounts with respect to any conversion of debentures under certain circumstances, including if there is a default or event of default under our credit agreement. For example, if we are unable to comply with certain financial ratios or unable to comply with other negative covenants or there occurs any other event of default, our credit agreement will prohibit us from paying any settlement amounts in cash upon the conversion of any debentures. The failure to pay the settlement amount upon any valid conversion will be an event of default under the debentures. In addition, our ability to make payments on the debentures, including upon conversion, may be restricted by the subordination provisions of the debentures. See "Description of debentures—Ranking."

The indenture governing the debentures contains limited covenants which will not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

The indenture governing the debentures does not:

•	require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow, or liquidity and, therefore, will not protect holders of the debentures in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability or the ability of any of our subsidiaries to incur additional indebtedness, including indebtedness that is senior or equal in right of payment to the debentures;

•	restrict our ability to pledge our assets or those of our subsidiaries;

•	restrict our ability to pay dividends or make other payments in respect of common stock or other securities ranking junior to the debentures or make investments; or

•	restrict our ability to issue new securities.

The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change of control except as described under "Description of debentures— Repurchase by us at the option of the holders upon a fundamental change."

The debentures are not secured by any of our assets. However, our credit agreement is secured and, therefore, our bank lenders have a prior claim on our and certain of our subsidiaries' assets.

The debentures are not secured by any of our assets. However, our credit agreement is secured by a pledge of our and our existing and future wholly-owned domestic subsidiaries' assets, including all of the stock of our existing and future foreign subsidiaries held by us or our wholly-owned domestic subsidiaries. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable laws and pursuant to instruments governing such debt. Accordingly, the lenders under our credit agreement have a prior claim on certain of our and our subsidiary guarantors' assets. Because the debentures are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. In addition, the terms of the debentures allow us to secure unlimited amounts of debt with our assets, all of which would be senior to the debentures.

Your right to receive payments on the debentures is subordinated to our senior debt and the senior debt of the subsidiary guarantors.

Payment on the debentures is subordinated in right of payment to all of our and the subsidiary guarantors' senior debt, including our and their obligations under our credit agreement. As a result, upon any distribution to our or the subsidiary guarantors' creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the debentures. In these cases, sufficient funds may not be available to pay all of our creditors, and holders of debentures may receive less, ratably, than the holders of senior debt and, due to the turnover provisions in the indenture, less, ratably, than the holders of unsubordinated obligations, including trade payables. See "Description of debentures—Ranking." In addition, all payments on the debentures and the guarantees, including upon conversion, will be blocked in the event of a payment default on senior debt and may be blocked for limited periods in the event of certain nonpayment defaults on our credit agreement and other designated senior debt.

As of March 31, 2005, which includes consummation of the Transactions, the debentures and the subsidiary guarantees would have been subordinated to approximately $137.3 million of senior indebtedness, including $31.3 million of outstanding letters of credit. We will be permitted to incur additional indebtedness, including senior debt, in the future without limitation under the terms of the indenture.

We will rely in part on our subsidiaries for funds necessary to meet our financial obligations, including the debentures.

We conduct most of our activities through our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debentures, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the debentures. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose unless they guarantee the debentures, which they will only be required to do in limited circumstances. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations. We cannot assure you that the available earnings from, or other available assets of, these operating subsidiaries, together with our own operations, will be sufficient to enable us to pay principal or interest on the debentures when due.

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of debentures to return payments received from us and the subsidiary guarantors.

If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the debentures and any subsidiary guarantees of the debentures could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the debentures or a subsidiary guarantee of the debentures could be voided, or claims in respect of the debentures or a subsidiary guarantee of the debentures could be subordinated to all other debts of the debtor or that subsidiary guarantor if, among other things, the debtor or the subsidiary guarantor at the time it incurred the debt evidenced by such debentures or subsidiary guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guarantee; and

•	one of the following applies:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by the debtor or that subsidiary guarantor under the debentures or subsidiary guarantee of the debentures could be voided and required to be returned to the debtor or subsidiary guarantor, as the case may be, or deposited in a fund for the benefit of the creditors of the debtor or subsidiary guarantor.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not a subsidiary guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of guarantees of the debentures would not be voided or subordinated to the subsidiary guarantor's other debt.

If a subsidiary guarantee was legally challenged, it could also be subject to the claim that, because it was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration.

A court could thus void the obligations under a subsidiary guarantee or subordinate a subsidiary guarantee to a subsidiary guarantor's other debt or take other action detrimental to holders of the debentures.

The debentures are structurally subordinated to the obligations of our non-guarantor subsidiaries. Your right to receive payment on the debentures could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Our subsidiaries are only required to guarantee the debentures in the event that they incur or guarantee other senior subordinated capital markets indebtedness, including the New High Yield Notes and to the extent not tendered in the tender offer, the Old Notes. Upon the discharge of such indebtedness, any guarantee of the debentures will be automatically released, as described under "Description of debentures—Guarantees."

Our obligations under the debentures are structurally subordinated to the obligations of our non-guarantor subsidiaries (or to those of any subsidiary whose guarantee is voided as provided above). Holders of debentures do not have any claim as a creditor against our subsidiaries that are not guarantors of the debentures. Therefore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of debentures to participate in the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary's creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary), and preferred stockholders of such subsidiaries, if any. For the year ended December 31, 2004, our non-guarantor subsidiaries had net sales of approximately $171.2 million and operating income of approximately $22.1 million. As of March 31, 2005, such non-guarantor subsidiaries represented approximately 17.3% of our total assets and had total third party liabilities outstanding of $65.4 million.

We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.

On June 1, 2010, December 1, 2014 and December 1, 2019, or following a fundamental change as described under "Description of debentures—Repurchase of debentures by us at the option of the holder upon a fundamental change," holders of debentures may require us to repurchase their debentures for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness, including our credit agreement. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change. In addition, restrictions in our then-existing credit agreement or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures.

Upon conversion of the debentures, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the conversion value of your debentures is determined.

The conversion value that you will receive upon conversion of your debentures is determined by the average of the closing prices per share of our common stock on The NASDAQ National Market for 20 consecutive trading days. If we have issued a notice of redemption, this 20 trading day period will end on the trading day immediately preceding the redemption date. Accordingly, if you exercise your conversion rights soon after our issuance of a notice of redemption, the 20 consecutive trading days may not begin for several weeks thereafter. If you exercise your conversion rights prior to our having issued a notice of redemption, the 20 trading day period will begin on the second trading day immediately following the day you deliver your conversion notice to the conversion agent. If the price of our common stock decreases after we receive your notice of conversion and prior to the end of the applicable 20 trading day period, the conversion value you receive will be adversely affected.

In addition, in connection with the convertible bond hedge transaction, we intend to exercise options thereunder whenever debentures are converted. In order to unwind its hedge position with respect to those exercised options, each of JPMorgan Chase Bank, N.A. and Bear, Stearns International Limited or their affiliates expects to sell shares of our common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the cash settlement averaging period for the converted debentures. These sales may adversely affect the value of our common stock and, as a result, the conversion value you receive for your converted debentures.

The conditional conversion features of the debentures could result in your receiving less than the value of the cash and shares, if any, of common stock into which a debenture is convertible.

The debentures are convertible into cash and shares, if any, of common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the cash and shares, if any, of common stock into which the debentures would otherwise be convertible.

The convertible bond hedge and warrant option transactions may affect the value of the debentures and our common stock.

In December, 2004, we entered into a convertible bond hedge transaction with JPMorgan Chase Bank, N.A. and Bear, Stearns International Limited, which is expected to reduce the potential dilution upon conversion of the debentures. In December, 2004, we also entered into a warrant option transaction with JPMorgan Chase Bank, N.A. and Bear, Stearns International Limited. In connection with these transactions, we paid approximately $26.5 million as the cost of the convertible bond hedge transaction, which is net of the proceeds of the warrant option transaction. In connection with hedging these transactions, JPMorgan Chase Bank, N.A., Bear, Stearns International Limited, or their affiliates:

•	entered into various over-the-counter derivative transactions with respect to our common stock concurrently with the pricing of the debentures; and

•	may enter into, or may unwind, various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions.

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the debentures. JPMorgan Chase Bank, N.A. and Bear, Stearns International Limited or their affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the debentures by purchasing and selling shares of our common stock, other of our securities or other instruments they may wish to use in connection with such hedging.

The make whole premium on debentures converted in connection with a specified corporate transaction may not adequately compensate you for the lost option time value of your debentures as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to June 1, 2010, under certain circumstances, we will pay a make whole premium in additional shares on debentures converted in connection with such specified corporate transaction. The amount of shares comprising the make whole premium will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described under "Description of debentures—Adjustment to shares delivered upon conversion upon certain changes of control." Although the make whole premium is designed to compensate you for the lost option time value of your debentures as a result of such transaction, the amount of the make whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the specified corporate transaction occurs after June 1, 2010 or if the price of our common stock in the transaction is greater than $64.00 per share or less than $23.28 per share (in each case, subject to adjustment), no make whole premium will be paid.

The conversion rate of the debentures may not be adjusted for all dilutive events.

The conversion rate of the debentures is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under "Description of debentures—Conversion rights—Conversion rate adjustments." The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the debentures or the common stock. An event that adversely affects the value of the debentures may occur which does not result in an adjustment to the conversion rate.

In certain circumstances, you may be deemed to have received a taxable distribution without the receipt of any cash.

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of certain taxable distributions to holders of common stock or in certain other situations requiring a conversion rate adjustment. For non-U.S. holders (as defined under "Certain United States federal tax considerations") this deemed distribution may be subject to U.S. federal withholding requirements. See "Certain United States federal tax considerations."

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of debentures, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

The trading prices of the debentures could be significantly affected by the trading prices of our common stock.

We expect that the trading prices of the debentures in the secondary market, if such market develops, will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the debentures than would be expected for nonconvertible debt securities.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market, or the perception that such sales may occur, could affect the price of our common stock, and therefore the trading price of the debentures.

An active trading market for the debentures may not develop.

The debentures are a new issuance of securities for which there is currently no public market. We do not intend to list the debentures on any national securities exchange or automated quotation system. Although the debentures were sold to qualified institutional buyers under Rule 144A, which means the debentures are eligible for the PORTALsm Market, we cannot assure you that an active or sustained trading market for the debentures will develop or that the holders will be able to sell their debentures. Thus far, the initial purchasers have make a market in the debentures. However, the initial purchasers may cease their market making at any time.

Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

We have never declared or paid cash dividends on our common stock.

We have never declared or paid a cash dividend and do not intend to declare any cash dividends on our common stock in the foreseeable future. Because the debentures are convertible into shares of our common stock, these factors may also affect the value of the debentures.

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of the debentures or the shares of common stock offered by this prospectus.

CAPITALIZATION

The following is a summary of our consolidated debt and total capitalization as of March 31, 2005. You should read this table in conjunction with "Summary financial data", "Selected financial data" and our consolidated financial statements and related sections included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which report is incorporated by reference herein.

As of March 31, 2005
(in thousands)
Debt:
Revolving credit facility(1)	$—
Term loan	99,750
12½% Senior Subordinated Notes(1)	7,645
Capital leases and other indebtedness	6,240
6¼% Senior Subordinated Notes(1)	200,000
0.75% Convertible Senior Subordinated Debentures(1)	275,000
Total debt	588,635
Stockholders' equity:
Class A common stock	891
Additional paid-in capital(2)	412,181
Accumulated losses	(87,613)
Treasury stock, at cost	(9,403)
Accumulated other comprehensive income	8,555
Total stockholders' equity	324,611
Total capitalization	$913,246

(1)	Amounts do not include accrued and unpaid interest.

(2)	Reflects the net cost of the convertible bond hedge and warrant option transactions.

SELECTED FINANCIAL DATA

The financial and operating data set forth below should be read in conjunction with, and are qualified by reference to, financial statements and the notes thereto, and the section entitled "Management's discussion and analysis of financial condition and results of operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated herein by reference. See "Where you can find more information".

Selected historical financial data presented below as of and for the year ended October 31, 2000, the two months ended December 31, 2000 and the years ended December 31, 2001 and 2002 have been derived from our audited consolidated financial statements which have been audited by KPMG LLP, independent registered public accounting firm. Selected financial data presented below for the years ended December 31, 2003 and 2004 have been derived from our audited consolidated financial statements which have been audited by Deloitte & Touche LLP, independent registered public accounting firm. The summary historical financial data for the three months ended March 31, 2005 and the balance sheet data as of March 31, 2005 have been derived from, and should be read in conjunction with, our unaudited consolidated condensed financial statements, the notes thereto and the related "Management's discussion and analysis of financial condition and results of operations" section included in our Form 10-Q for the quarter ended March 31, 2005, which incorporated herein by reference. The following financial information reflects the acquisitions of certain businesses during the period 2000 through 2004, including the acquisition of SGHC since September 6, 2000, the acquisition of 65% of the equity of Serigrafica Chilena S.A. ("SERCHI") since June 5, 2002, the acquisition of MDI Entertainment, Inc. since January 10, 2003, the acquisition of IGT OnLine Entertainment Systems, Inc. ("OES") since November 6, 2003 and the acquisition of Honsel since December 31, 2004. In connection with the acquisition of SGHC, we changed our fiscal year from an October 31 year-end to a calendar year-end, beginning with the year ended December 31, 2001. As a result, the following summary presents selected financial data for the year ended October 31, 2000, the two-month transition period ended December 31, 2000 and the years ended December 31, 2001, 2002, 2003 and 2004. Certain reclassifications have been made to prior years' amounts to conform to current presentation. These data should be read in conjunction with Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Consolidated Financial Statements and the Notes thereto, included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2004.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except per share amounts)

	Year Ended October 31, 2000(a)	Two Months Ended December 31, 2000	2001	2002		2003	2004(f)		Three Months Ended March 31, 2005
Selected Statement of Operations Data:
Operating Revenues:
Services	$186,520	57,584	364,567	382,818		452,564	590,984		155,754
Sales	46,828	9,007	75,674	72,435		108,347	134,511		28,802
	233,348	66,591	440,241	455,253		560,911	725,495		184,556
Costs and Expenses:
Cost of services	126,601	39,592	231,285	221,038		247,730	318,989		85,249
Cost of sales	29,299	5,547	47,158	47,412		76,082	92,231		20,274
Amortization of service contract software	1,765	517	4,366	4,930		5,312	5,799		1,623
Selling, general and administrative	35,664	9,902	56,695	63,132		80,074	105,274		27,728
Depreciation and amortization (i)	25,735	7,755	49,132	37,905		42,373	55,478		12,852
Interest expense	31,231	8,790	50,363	44,842	(c)	26,397	30,952		6,410
Other (income) expense	(456)	(247)	37	636		1,184	(748)		(144)
Equity in loss of joint venture	—	––	––	—		—	6,060	(g)	543
Early extinguishment of debt	12,567 (b)	––	––	22,501	(d)	293	16,868	(h)	—
Total costs and expenses	262,406	71,856	439,036	442,396		479,445	630,903		154,535
Income (loss) before income tax expense (benefit)	(29,058)	(5,265)	1,205	12,857		81,466	94,592		30,021
Income tax expense (benefit)	1,603	(465)	6,067	(26,875	)(e)	29,319	28,850		9,006
Net income (loss)	(30,661)	(4,800)	(4,862)	39,732		52,147	65,742		21,015
Convertible preferred paid-in-kind dividend	1,014	1,143	7,051	7,484		7,661	4,721		—
Net income (loss) available to common stockholders	$(31,675)	(5,943)	(11,913)	32,248		44,486	61,021		21,015
Basic and diluted income (loss) per share:
Basic net income (loss) available to common stockholders (i)	$(0.86)	(0.15)	(0.30)	0.64		0.74	0.84		0.24
Diluted net income (loss) available to common stockholders (i)	(0.86)	(0.15)	(0.30)	0.50		0.59	0.72		0.23
Weighted average number of shares used in per share calculation:
Basic shares	36,928	40,025	40,340	50,221		60,010	73,014		88,616
Diluted shares	36,928	40,025	40,340	80,151		88,143	90,710		91,968
Selected Balance Sheet Data (End of Period):
Total assets	$608,449	598,527	585,796	636,789		962,989	1,092,023		1,086,942
Total long-term debt, including current installments	$443,834	440,680	439,735	360,529		532,163	610,878		588,635
Stockholders' equity	$34,645	28,593	20,240	168,770		237,152	300,564		324,611

The following notes are an integral part of these selected historical consolidated financial data.

(a)	In the fourth quarter of the fiscal year ended October 31, 2000, we recognized unusual interest expense charges in the amount of $7,511 attributable to payments, in the form of warrants to purchase 2,900 shares of common stock to certain financial advisors in connection with their services in obtaining certain financial commitments to acquire SGHC, $1,200 of additional interest expense as a result of the required prefunding of our 12½% Senior Subordinated Notes, and approximately $2,300 of incremental business integration costs as a result of the acquisition of SGHC. We also recorded a $1,135 write-off of our option to purchase Atlantic City Race Course as a result of the New Jersey legislature's failure to pass the necessary legislation to allow OTB expansion in the state and recorded a charge related to an early extinguishment of debt of $12,567 in connection with the write-off of deferred financing fees and payment of the call premium on our 10 7/8% Series B Senior Notes due August 1, 2004.

(b)	Reflects early extinguishment of debt costs of $12,567 incurred in connection with the write-off of deferred financing fees and payment of the call premium on the repayment of our 10 7/8% Series B Senior Notes.

(c)	Includes $3,300 in debt restructuring charges related to interest rate swaps that were settled in connection with the refinancing of our 2000 senior secured credit facility (the "2000 Facility").

(d)	Reflects early extinguishment of debt costs of $10,226 incurred in connection with the write-off of deferred financing fees related to our refinancing of the 2000 Facility, the payment of $11,172 of redemption premium from the repurchase of a portion of our 12½% Senior Subordinated Notes and the payment of $1,103 in bank fees to permit us to use a majority of the net proceeds from the July 2002 public offering and sale of 14,375 shares of our Class A Common Stock at a price of $7.25 per share to redeem subordinated debt.

(e)	Includes an income tax benefit of $32,900 from the recognition of net operating loss carryforwards ("NOL") at December 31, 2002.

(f)	Includes $3,100 of non-recurring charges in the pari-mutuel segment.

(g)	Reflects a $6,060 charge for our share of the startup costs for the Italian joint venture that began selling instant tickets in 2004.

(h)	Includes early extinguishment of debt costs of $16,868 incurred in connection with the write-off deferred financing fees related to our refinancing of the 2003 Facility and the payment of $6,862 of redemption premium for the purchase of most of our 12½% Senior Subordinated Notes.

(i)	On January 1, 2002, we adopted Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized. Instead, they will be tested for impairment at least annually in accordance with the provisions of SFAS 142.

At December 31, 2001, we had unamortized goodwill of approximately $179,000 and unamortized identifiable intangible assets in the amount of approximately $60,000, all of which were subject to the transition provisions of SFAS 142. In connection with the adoption of SFAS 142, we evaluated our intangible assets and determined that our Connecticut OTB operating right and our tradename with net carrying amounts at December 31, 2001 of approximately $11,700 and $30,100, respectively, have indefinite useful lives and, accordingly, we ceased amortization as of January 1, 2002. In addition, as required by SFAS 142, we reclassified our employee work force intangible asset with a net carrying value of approximately $3,200, net of related deferred tax liabilities, to goodwill effective January 1, 2002. As a result of adopting SFAS 142 and ceasing the amortization of our tradename and the employee workforce intangible assets, we reduced the recognized amount of our net operating loss carryforward by $9,800. This reduction was charged to income tax expense in the first quarter of 2002.

The following table compares the pro forma net income (loss) available to common stockholders for the years ended October 31, 1999, and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001, adjusted to reflect the adoption of SFAS 142 as if it had occurred at the beginning of the periods presented, to the reported net income (loss) available to common stockholders for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005:

	Year Ended October 31,	Two Months Ended December 31,	Year Ended December 31,				Three Months Ended March 31,
	2000	2000	2001	2002	2003	2004	2005
	Pro Forma	Pro Forma	Pro Forma	As Reported	As Reported	As Reported	As Reported
Adjusted income available to common stockholders:
Adjusted income (loss)	$(27,927)	(3,335)	5,251	39,732	52,147	65,742	21,015
Adjusted net income (loss) available to common stockholders	$(28,941)	(4,478)	(1,800)	32,248	44,486	61,021	21,015
Adjusted earnings per share amounts—basic and diluted:
Adjusted net income (loss) per share available to common stockholders:
Basic	$(0.78)	(0.11)	(0.04)	0.64	0.74	0.84	0.24
Diluted	$(0.78)	(0.11)	(0.04)	0.50	0.59	0.72	0.23
Shares used in calculating adjusted per share amounts:
Basic	36,928	40,025	40,340	50,221	60,010	73,014	88,616
Diluted	36,928	40,025	40,340	80,151	88,143	90,710	91,968
Reconciliation of reported net income to adjusted net income:
Reported net income (loss) available to common stockholders	$(31,675)	(5,943)	(11,913)	32,248	44,486	61,021	21,015
Add back:
Amortization of goodwill and intangible assets with indefinite lives, net of tax benefit	$2,734	1,465	10,113	—	—	—	—
Adjusted net income (loss) available to common stockholders	$(28,941)	(4,478)	(1,800)	32,248	44,486	61,021	21,015

DESCRIPTION OF CERTAIN INDEBTEDNESS

New High Yield Notes

On December 23, 2004, we completed a private offering of $200 million aggregate principal amount of old 6¼ Senior Subordinated Notes due 2012 (the "New High Yield Notes"). The New High Yield Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly-owned domestic subsidiaries.

The New High Yield Notes are unsecured senior subordinated obligations and rank (i) junior in right of payment to all of our existing and future senior indebtedness, including indebtedness under our credit facility (as discussed below), (ii) equal in right of payment with any of our existing and future senior subordinated indebtness, including the debentures and approximately $7.6 million of the Company's 12½% Senior Subordinated Notes due 2010 (the "Old Notes") which notes were not purchased in the tender offer completed on December 23, 2004, (the "Tender Offer"), (iii) senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the New High Yield Notes and (iv) effectively junior in right of payment to all of the indebtedness of any of our subsidiaries which do not guarantee the New High Yield Notes.

Similarly, the guarantee of each guarantor of the New High Yield Notes ranks (i) junior in right of payment to all of such guarantor's existing and future senior indebtedness, including its guarantee of borrowings under our credit facility, (ii) equal in right of payment with any existing and future senior subordinated indebtness of such guarantor, including its guarantee of the debentures and, approximately $7.6 million of the Old Notes which notes were not purchased in the Tender Offer, (iii) senior in right of payment to any future indebtness of such guarantor that is expressly subordinated in right of payment to the guarantee of the New High Yield Notes, and (iv) effectively junior in right of payment to all of the existing and future indebtness of any subsidiary of a guarantor of the New High Yield Notes if that subsidiary does not guarantee the New High Yield Notes.

Previous credit facility

All outstanding indebtedness under our previous credit facility was repaid through proceeds from the offering of the Old Notes, the offering of the debentures and the borrowings under our credit facility.

Credit facility

On December 23, 2004, we entered into a $250 million senior secured revolving credit facility (comprised of a U.S. dollar facility and a multi-currency facility) and a $100 million senior secured term loan credit facility (which we refer to elsewhere in this prospectus collectively as the credit facility). The lenders under the credit facility are JPMorgan Chase Bank, N.A., Bear Stearns Corporate Lending Inc. and other financial institutions named in the agreements governing the credit facility. The term of our credit facility is five years. Our credit facility is guaranteed by all of our present and future wholly-owned domestic subsidiaries and is collateralized by substantially all of our existing and future assets and those of our wholly-owned domestic subsidiaries, including stock and other equity interests. We also have the ability to enter into incremental senior secured term loan facilities of up to $100 million at a later date, subject to our satisfying certain conditions set forth in our credit agreement.

The borrowings under our credit facility bear interest at a variable interest rate based on one of two indices that include either (i) LIBOR plus an applicable margin, which may range from a rate of 1.25% to 2.00% or (ii) Base Rate (as defined in the credit agreement) plus an applicable margin, which may range from a rate of 0.25% to 1.00%, depending, in each case, upon our total debt ratio. We were initially charged an interest rate of LIBOR plus 1.75% or Base Rate plus 0.75% on borrowings under our credit facility.

In connection with our credit facility, we are subject to a number of restrictions on our business, including, but not limited to, restrictions on our and our subsidiaries' ability to grant liens on assets, merge, consolidate or sell assets, incur indebtedness, make acquisitions, engage in other businesses, engage in transactions with affiliates, make distributions on equity interests and other usual and customary covenants. In addition, we are subject to certain financial maintenance covenants, including maximum ratios of total debt/EBITDA and total senior debt/EBITDA and a minimum ratio of EBITDA to fixed charges (in each case, as defined in our credit agreement). Failure to comply with the provisions of any of these covenants could result in acceleration of our debt and other financial obligations.

Old Notes

On November 24, 2004, we commenced an offer to purchase all our outstanding Old Notes. In connection with the tender offer, we also solicited and obtained the consent of the holders of these notes to amend the indenture governing these notes to eliminate substantially all of the restrictive covenants contained in the indenture related thereto. The tender offer was consummated on December 23, 2004 pursuant to which we purchased approximately 88% of our Old Notes (representing approximately $57.9 million of the Old Notes). Old Notes that were not tendered for purchase in the tender offer remain outstanding and are subject to the terms of the third supplemental indenture that was executed by the us, certain of our subsidiaries and The Bank of New York, as trustee which became operative on December 23, 2004, when the tendered Old Notes were accepted for purchase by the Company. The third supplemental indenture eliminated substantially all of the restrictive covenants and certain event of default provisions contained in the indenture. Old Notes that were not tendered for purchase in the tender offer remain outstanding and are subject to the terms of the Indenture as modified by the Third Supplemental Indenture.

Shelf registration statement and surety bonds

In February 2004, the SEC declared effective our shelf registration statement on Form S-3 with respect to the possible future issuance of up to $500.0 million principal amount of debt securities and, among other things, certain shares of Class A common stock, including shares potentially issuable upon conversion of convertible debt securities offered pursuant to such registration statement. Any debt securities offered pursuant to such registration statement will be direct, unsecured obligations of the Company and, except as described in a prospectus supplement, rank equally with other unsecured obligations for money borrowed. As of the date hereof, no securities have been offered pursuant to the shelf registration statement.

At November 1, 2004, the Company had arranged for the issuance of a total of $150.3 million of surety bonds in respect of outstanding contracts to which we and/or our subsidiaries are parties. The Company has reimbursement or indemnification obligations with respect to these bonds in the event that the sureties are required to make payment and, in some cases, such bonds are supported by springing liens, solely on those assets related to the performance of the relevant contractual obligations, that may attach following payment on such bonds.

DESCRIPTION OF DEBENTURES

We issued the debentures under an indenture dated as of December 23, 2004, between us, certain subsidiary guarantors and Wells Fargo Bank, National Association, as trustee. The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement. You may request a copy of the debentures, the indenture and the registration rights agreement from the trustee.

The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended, and to all provisions of the registration rights agreement. We urge you to read the debentures, the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the debentures.

As used in this "Description of debentures" section, references to "the Company," "we," "our" or "us" refer solely to Scientific Games Corporation and not to our subsidiaries, and references to "common stock" are to the Class A common stock of Scientific Games Corporation, par value $0.01 per share.

General

The debentures will mature on December 1, 2024 unless earlier converted, redeemed or repurchased. You have the right, subject to fulfillment of certain conditions and during the periods described below, to convert your debentures into cash and shares, if any, of our common stock at an initial conversion rate of 34.3643 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $29.10 per share of common stock. The conversion rate is subject to adjustment if certain events occur, including an adjustment to increase the number of shares issuable to you if you convert your debentures under certain circumstances in connection with certain change of control transactions.

Upon conversion of a debenture, we will deliver

•	cash equal to the lesser of (1) the aggregate principal amount of debentures to be converted and (2) our total conversion obligation, and

•	in the event our total conversion obligation exceeds the aggregate principal amount of debentures to be converted, shares of common stock in respect of that excess.

You will not receive any cash payment for interest (or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

As used in this prospectus, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debentures, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the debentures. The debentures are guaranteed on a senior subordinated basis by those of our subsidiaries that guarantee other of our outstanding senior subordinated capital markets indebtedness as described under the heading "—Guarantees" below. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose, except as provided under the heading "—Guarantees." In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations. As of the date of this prospectus, each of our wholly-owned domestic subsidiaries, and none of our other subsidiaries, are guarantors of the debentures.

The debentures have been issued only in denominations of $1,000 principal amount and integral multiples thereof. The debentures were initially issued in book-entry form only. References to "a debenture" or "each debenture" in this prospectus refer to $1,000 principal amount of the debentures. The debentures are limited to $275.0 million aggregate principal amount. The debentures are eligible for the PORTALsm Market.

Beneficial interests in the debentures will be shown on, and transfers will be effected only through, records maintained by The Depository Trust Company, which we refer to as DTC, or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances. See "Book-entry system."

Ranking

Senior indebtedness versus debentures

The payment of the principal of, premium, if any, interest and other amounts on the debentures and the payment of any guarantee of the debentures is subordinate in right of payment, as set forth in the indenture, to the prior payment in full of all Senior Debt (as defined below) of the Company or the relevant guarantor, as the case may be, including the obligations of the Company and such guarantor under the Credit Agreement (as defined below). Neither we nor any of our subsidiaries are prohibited from incurring senior indebtedness, secured indebtedness or any other indebtedness or liabilities under the indenture governing the debentures.

As of March 31, 2005, which includes consummation of the Transactions, we had $137.3 million of outstanding Senior Debt, including $31.3 million of outstanding letters of credit, all of which were secured, and $218.7 million of additional availability under our Credit Agreement (all of which were secured). Those of our subsidiaries that are guarantors had $131.1 million of outstanding Senior Debt, including the guarantees of our Credit Agreement, all of which was secured, and the guarantee of any additional borrowings under our Credit Agreement.

Liabilities of subsidiaries versus debentures

Substantially all of our operations are conducted through our subsidiaries. Our subsidiaries will guarantee the debentures only in the limited circumstances described below under "—Guarantees." Claims of creditors of our non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by our non-guarantor subsidiaries, and claims of preferred stockholders of our non-guarantor subsidiaries, generally have priority with respect to the assets and earnings of our non-guarantor subsidiaries over the claims of our creditors, including holders of the debentures, even if such claims do not constitute Senior Debt. Accordingly, the debentures are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries. As of the date of this prospectus, each of our wholly-owned domestic subsidiaries, and none of our other subsidiaries, are guarantors of the debentures.

As of March 31, 2005, which includes consummation of the Transactions and the use of proceeds therefrom, our non-guarantor subsidiaries had outstanding total obligations of $65.4 million, including trade payables.

Other senior subordinated indebtedness versus debentures

Only indebtedness of the Company or a guarantor that is Senior Debt ranks senior to the debentures or the relevant guarantee pursuant to the provisions of the indenture. The debentures and the guarantees in all respects rank pari passu with all other senior subordinated indebtedness of the Company or such guarantor, as the case may be, including the New High Yield Notes in an aggregate principal amount of $200.0 million, and approximately $7.6 million of Old Notes which notes were not purchased in the tender offer and the guarantees of each thereof.

As of March 31, 2005, which includes consummation of the Transactions and the use of proceeds therefrom, we had $207.6 million of outstanding senior subordinated indebtedness that ranks equally with the debentures, all of which was guaranteed on a senior subordinated basis by the guarantors of the debentures. Since less than all of our Old Notes were tendered in connection with the Transactions, we and the guarantors of the debentures have additional senior subordinated indebtedness outstanding.

Payment of debentures

We may not make any payments on the debentures if:

(1) a default in the payment of the principal of, or premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace; or

(2) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt to which such default relates to accelerate its maturity and the trustee receives a payment blockage notice of such other default from (A) the holders of any Designated Senior Debt (with a copy to the Company) or (B) directly from the Company.

Payments on the debentures shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured, waived or ceases to exist; and

(2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured, waived or ceases to exist or 179 days after the date on which the applicable notice is received by the trustee, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the trustee of the payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1) the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of such Senior Debt before the holders of the debentures are entitled to receive any payment;

(2) until the Senior Debt of the Company is paid in full in cash, any payment or distribution to which holders of the debentures would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Debt as their interests may appear, except that holders of debentures may receive certain capital stock and subordinated debt obligations; and

(3) if a distribution is made to holders of the debentures that, due to the subordination provisions, should not have been made to them, such holders of the debentures are required to hold it in trust for the holders of Senior Debt of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a default from occurring under the indenture upon the failure of the Company to pay interest or principal or other amounts with respect to the debentures when due or required by their terms. If payment of the debentures is accelerated because of an event of default, the Company or the trustee must promptly notify the holders of Designated Senior Debt of the Company or the representative of such Designated Senior Debt of the acceleration.

A guarantor's obligations under its guarantee are senior subordinated obligations. As such, the rights of holders of debentures to receive payment by a guarantor pursuant to its guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of such guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company's obligations under the debentures apply equally to a guarantor and the obligations of such guarantor under its guarantee.

By reason of the subordination provisions contained in the indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a guarantor who are holders of Senior Debt of the Company or a guarantor, as the case may be, may recover more, ratably, than the holders of the debentures, and creditors of ours who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt.

"Credit Agreement" means our credit agreement dated December 23, 2004, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including all related notes, collateral documents and guarantees., as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the total commitment under, refinancing, replacing or otherwise restructuring (including adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Designated Senior Debt" means (1) any indebtedness outstanding under the Credit Agreement, (2) any other Senior Debt designated as "Designated Senior Debt" under the indenture governing the Old Notes or the New High Yield Notes or any other Qualified Indebtedness (as defined below) and (3) if no Qualified Indebtedness is then outstanding, any other Senior Debt the principal amount of which is $25.0 million or more and that has been designated by the Company as Designated Senior Debt in the instrument creating such indebtedness.

"Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any indebtedness of the Company, whether outstanding on the date of original issuance of the debentures or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the debentures. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. "Senior Debt" shall not include:

(1) indebtedness evidenced by the debentures, the Old Notes or the New High Yield Notes;

(2) any indebtedness of the Company to a subsidiary of the Company;

(3) indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any subsidiary of the Company or affiliate of the Company (including, without limitation, amounts owed for compensation);

(4) trade payables and other current liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services;

(5) indebtedness represented by "Disqualified Stock" (as defined in the indenture);

(6) any liability for federal, state, local or other taxes owed or owing by the Company;

(7) that portion of any indebtedness that is subordinated to or pari passu with any other indebtedness as a result of having been incurred in violation of the agreement or agreements governing such other indebtedness;

(8) any indebtedness which is, by its express terms, subordinated in right of payment or junior to any other indebtedness of the Company; and

(9) any indebtedness which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company.

Guarantees

Each of our subsidiaries that guarantees or otherwise incurs any Qualified Indebtedness will guarantee, on a senior subordinated basis, all of our obligations under the debentures. Such guarantee of the debentures by a guarantor shall be made concurrently with the incurrence of such guarantor of any Qualified Indebtedness. Upon discharge in full of all obligations of a subsidiary guarantor under all Qualified Indebtedness, the guarantee of the debentures by such guarantor shall be automatically released.

As of the date of this prospectus, each of our wholly-owned domestic subsidiaries, and none of our other subsidiaries, are guarantors of the debentures.

"Qualified Indebtedness" means all senior subordinated indebtedness of the Company or its subsidiaries that (1) is in the form of, or represented by, bonds or other securities or any guarantee thereof and (2) is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act), and shall include, without limitation, the New High Yield Notes and the Old Notes.

Interest

The debentures will bear interest at a rate of 0.75% per annum until June 1, 2010, and shall bear interest at a rate of 0.50% thereafter. Interest (including additional amounts, if any) shall be payable semi-annually in arrears in cash on June 1 and December 1 of each year, commencing June 1, 2005.

Interest on a debenture (including additional amounts, if any) will be paid to the person in whose name the debenture is registered at the close of business on the May 15 or November 15, as the case may be (each, a "record date"), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from December 23, 2004 or from the most recent date to which interest has been paid or duly provided for.

We will not make any separate cash payment for accrued and unpaid interest and additional amounts, if any, on any debentures when they are converted, except as described under "—Conversion rights."

On the maturity date, we will pay accrued and unpaid interest and additional amounts, if any, to the person to whom we pay the principal amount.

We will pay interest on:

•	global debentures to DTC in immediately available funds;

•	any certificated debentures held by a holder with an aggregate principal amount in excess of $2.0 million in immediately available funds; and

•	any certificated debenture held by a holder with an aggregate principal amount less than or equal to $2.0 million by check mailed to the holders of those debentures at the address set forth in the debenture register; provided that, at maturity, interest will be payable with principal at our office or agency in New York City.

Optional redemption by us

No sinking fund is provided for the debentures. Prior to June 1, 2010, the debentures will not be redeemable, except in the case of a redemption based on gaming laws as described under "—Required regulatory redemption." On or after June 1, 2010, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including additional amounts, if any) to but excluding the redemption date.

If the redemption date is after a record date and on or prior to the corresponding interest payment date, interest and additional amounts, if any, will be paid on the redemption date to the record holder on the record date.

We will provide not less than 30 nor more than 60 days notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required (and the payment of the deposited funds is not then prohibited by the subordination provisions of the indenture), then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate and in such manner as complies with any applicable requirements of the principal national securities exchange, if any, on which the debentures are listed. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures after this selection and prior to redemption, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest (including additional amounts, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Required regulatory redemption

If a holder or a beneficial owner of a debenture is required by any gaming authority to be found suitable to hold the debentures or a beneficial interest therein under applicable gaming laws, the holder or beneficial owner, as the case may be, shall be required to apply for a finding of suitability within the time period required by such gaming authority. The applicant for a finding of suitability must pay all costs of the application or any investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable to hold the debentures or beneficial interest therein and is not found suitable by the applicable gaming authority, such holder or beneficial owner, as the case may be, shall, to the extent required by applicable gaming law, dispose of its debentures or beneficial interest therein within 30 days or within that time prescribed by the applicable gaming authority, whichever is less. If the holder or beneficial owner, as the case may be, fails to dispose of its debentures or beneficial interest therein within such time period, we may, at our option, redeem such debentures at, depending on applicable law, (1) the lower of (x) 100% of the principal amount thereof, together with accrued and unpaid interest (including additional amounts, if any) to the date of the finding of unsuitability by a gaming authority and (y) the amount that such holder paid for the debentures or (2) such other amount as may be determined by the applicable gaming authority. See "Risk factors—The lottery and pari-mutuel industries are subject to strict government regulations that may limit our existing operations and have a negative impact on our ability to grow."

"Gaming authority" means any regulatory body responsible for a gaming license held by the Company or a subsidiary of the Company or any agency (including, without limitation, any agency established by a U.S. federally-recognized Indian tribe to regulate gaming on such tribe's reservation) which has, or may at any time after the date of original issuance of the debentures have, jurisdiction over the gaming activities of the Company or any of its subsidiaries or any successor to such authority.

Conversion rights

Subject to the conditions and during the periods described below, you may convert each of your debentures into cash and shares, if any, of our common stock initially at a conversion rate of 34.3643 shares of common stock per $1,000 principal amount of debentures. The conversion price as of any date of determination is a dollar amount (initially approximately $29.10 per share of common stock) derived by dividing the principal amount of a debenture on such date by the conversion rate in effect on such date. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below under "—Conversion rate adjustments" and "—Adjustment to shares delivered upon conversion upon certain changes of control." You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

You may convert your debentures into cash and shares, if any, of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of the market price condition described below;

•	if any of your debentures are called for redemption, those debentures that have been so called (excluding any required regulatory redemption as described under "—Required regulatory redemption"); or

•	in whole or in part, upon the occurrence of specified corporate transactions.

Whenever we become aware that the debentures have become convertible, we will notify holders of debentures as prescribed by the indenture at their addresses shown in the register of the registrar. In addition, we will publish this information on our website and otherwise publicly disclose it.

If we call your debentures for redemption (excluding any required regulatory redemption as described under "—Required regulatory redemption"), you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either "—Repurchase of debentures by us at the option of the holder" or "—Repurchase of debentures by us at the option of the holder upon a fundamental change," you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

Upon conversion, you will not receive any cash payment of interest, including additional amounts, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of cash and shares, if any, of our common stock into which a debenture is convertible will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest, including additional amounts, if any, to but excluding the conversion date.

As a result, accrued but unpaid interest, including additional amounts, if any, to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of cash and shares, if any, of our common stock upon conversion, see "Certain U.S. federal tax considerations."

Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date, holders of such debentures at the close of business on the record date will receive the interest, including additional amounts, if any, payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Debentures, upon surrender for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest, including additional amounts, if any, payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date, (2) if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such debenture.

If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares, if any, of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion procedures

If you hold a beneficial interest in a global debenture, to convert you must comply with DTC's procedures for converting a beneficial interest in a global debenture and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.

If you hold a certificated debenture, you must do the following:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

The conversion agent will, on your behalf, convert the debentures into cash and, to the extent our conversion obligation is satisfied in common stock, shares of our common stock. See "—Payment upon conversion." You may obtain copies of the required form of the conversion notice from the conversion agent.

Payment upon conversion

Upon conversion we will deliver to holders in respect of each $1,000 principal amount of debentures being converted a "Settlement Amount" consisting of:

•	cash equal to the lesser of (1) $1,000 and (2) the Conversion Value; and

•	to the extent the Conversion Value exceeds $1,000, a number of shares equal to the sum of, for each day of the 20 trading-day Cash Settlement Averaging Period, (A) 5% of the difference between the Conversion Value and $1,000, divided by (B) the last reported sale price of our common stock for such day.

"Conversion Value" means the product of (1) the applicable conversion rate and (2) the average of the last reported sale prices (as defined below under "—Conversion upon satisfaction of market price condition") of our common stock for the 20 consecutive trading days during the Cash Settlement Averaging Period.

The "Cash Settlement Averaging Period" with respect to any debentures means the 20 consecutive trading days beginning on the second trading day after you deliver your conversion notice to the conversion agent, except that with respect to any notice of conversion received after the date of issuance of a notice of redemption as described under "—Optional redemption by us," the "Cash Settlement Averaging Period" means the 20 consecutive trading days ending on the trading day immediately preceding the applicable redemption date.

"Trading day" means a day during which trading in our common stock generally occurs and a closing sale price for our common stock is provided on The NASDAQ National Market or, if our common stock is not quoted on The NASDAQ National Market, on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

We will deliver the Settlement Amount to converting holders on the business day immediately following the last day of the Cash Settlement Averaging Period.

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the Settlement Amount.

Conversion upon satisfaction of market price condition

You may surrender all or a portion of your debentures for conversion into cash and shares, if any, of our common stock:

(1) during any calendar quarter (and only during such calendar quarter) commencing after December 31, 2004 and before December 31, 2019 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day, and

(2) at any time on or after December 31, 2019 if the last reported sale price of our common stock on any date on or after December 31, 2019 is greater than or equal to 120% of the conversion price.

The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by The NASDAQ National Market. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by The NASDAQ National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the midpoint of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon notice of redemption

If we call any or all of the debentures for redemption (excluding any required regulatory redemption as described under "—Required regulatory redemption"), you may convert any of your debentures that have been called for redemption into cash and shares, if any, of our common stock at any time prior to the close of business on the second business day immediately preceding the redemption date (unless we fail to pay the redemption price).

Conversion upon specified corporate transactions

If we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 business days prior to the ex-dividend date described below for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of any announcement by us that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion as a result of holding the debentures. The "ex-dividend" date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

You may also surrender all or a portion of your debentures for conversion if we are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into (i) cash or property other than securities or (ii) cash, securities or other property, provided that in the case of clause (ii), such transaction also constitutes a fundamental change (or would have constituted a fundamental change but for the existence of the 110% trading price exception (as defined below)). In such event, you may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction or, in the case of clause (ii) above, until and including the business day immediately preceding the repurchase date in respect of such fundamental change. Certain events constituting a fundamental change will be a default under our Credit Agreement, and, in such a case, our Credit Agreement would prohibit us from paying cash settlement amounts upon conversion.

If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange, combination or sale or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into cash and shares, if any, of our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction, except as described below under "—Conversion after a public acquirer change of control." If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted, except as explicitly provided herein. If the transaction also constitutes a fundamental change, a holder can require us to repurchase all or a portion of its debentures as described under "—Repurchase of debentures by us at the option of the holder upon a fundamental change."

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate, as a result of holding debentures, in any of the transactions described below without having to convert their debentures.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to such event
CR1	=	the conversion rate in effect immediately after such event
OS0	=	the number of our shares of common stock outstanding immediately prior to such event
OS1	=	the number of our shares of common stock outstanding immediately after such event

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the last reported sale price of shares of our common stock on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

where,

CR0	=	the conversion rate in effect immediately prior to such event
CR1	=	the conversion rate in effect immediately after such event
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
X	=	the total number of shares of our common stock issuable pursuant to such rights
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the record date for the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;

then the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to such distribution
CR1	=	the conversion rate in effect immediately after such distribution
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to such distribution
CR1	=	the conversion rate in effect immediately after such distribution
FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off
MP0	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If we make any cash dividend or distribution to holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect on the ex-dividend date for such distribution
CR1	=	the conversion rate in effect immediately after the ex-dividend date for such distribution
SP0	=	the current market price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution
C	=	the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the per share consideration paid in such offer exceeds the average of the last reported sale price of our common stock over the 10 consecutive trading day period prior to the expiration of such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect on the date such tender or exchange offer expires
CR1	=	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer
OS0	=	the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires
OS1	=	the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires
SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Notwithstanding the foregoing, we will not be required to give effect to any adjustment to the conversion rate pursuant to any of the foregoing clauses (1) through (5) unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the conversion rate by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the conversion rate by at least 1%, that change in the conversion rate will be given effect.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger, binding share exchange or combination involving us, or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, holders of debentures will generally be entitled thereafter to convert their debentures into the same type of consideration received by holders of our common stock immediately prior to one of these types of event, except in the limited case of a public acquirer change of control where we elect to have the debentures convertible into public acquirer common stock.

We are permitted to increase the conversion rate of the debentures by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any such increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. For discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the debentures, see "Certain U.S. federal tax considerations—Consequences to U.S. holders—The debentures — Constructive dividends."

Holders of debentures will receive, upon conversion of debentures, in addition to cash and shares, if any, of our common stock, the rights under any rights plan we may put into effect or, if we amend such rights plan or adopt a new rights plan while debentures remain outstanding, the rights under that rights plan as so amended or adopted unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

As used in this prospectus, "current market price" means the average of the last reported sale prices per share of our common stock for the 20 consecutive trading-day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading-day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

for a change in the par value of the common stock; or

for accrued and unpaid interest (including additional amounts, if any).

Adjustments that are required to be made to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

In the event of:

•	a taxable distribution to holders of shares of common stock that results in an adjustment to the conversion rate or

•	an increase in the conversion rate at our discretion,

the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In addition, non-U.S. holders of debentures in certain circumstances may be deemed to have received a distribution subject to United States federal withholding tax requirements. See "Certain United States federal tax considerations."

Adjustment to shares delivered upon conversion upon certain changes of control

If and only to the extent you elect to convert your debentures in connection with a transaction that is a fundamental change as described under clause (1) or (2) under the definition of a fundamental change below under "—Repurchase of debentures by us at the option of the holder upon a fundamental change" (or in connection with a transaction that would have been a fundamental change under such clause (1) or (2) but for the existence of the 110% trading price exception (as defined below)) that occurs on or prior to June 1, 2010 and pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The NASDAQ National Market, which we refer to as a "non-stock change of control," we will issue additional shares upon conversion. The number of additional shares issuable upon conversion (the "additional shares") will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the "effective date") and the price (the "stock price") paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the debentures is adjusted, as described above under "—Conversion rate adjustments." The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "—Conversion rate adjustments."

The following table sets forth the stock price and the number of additional shares issuable per $1,000 principal amount of debentures:

	Stock Price
Effective Date	$23.28	$24.00	$28.00	$32.00	$36.00	$40.00	$44.00	$48.00	$52.00	$56.00	$60.00	$64.00
December 1, 2004	8.59	8.03	5.54	3.93	2.85	2.10	1.57	1.18	0.90	0.69	0.53	0.00
December 1, 2005	8.59	8.28	5.60	3.88	2.75	1.98	1.45	1.07	0.79	0.59	0.44	0.00
December 1, 2006	8.59	8.44	5.54	3.72	2.55	1.77	1.25	0.89	0.64	0.46	0.33	0.00
December 1, 2007	8.59	8.44	5.28	3.37	2.18	1.44	0.96	0.64	0.44	0.29	0.20	0.00
December 1, 2008	8.59	8016	4.69	2.70	1.56	0.91	0.54	0.32	0.19	0.12	0.07	0.00
December 1, 2009	8.59	7.45	3.34	1.35	0.51	0.19	0.07	0.03	0.01	0.01	0.00	0.00
June 1, 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The stock prices and additional share amounts set forth above are based upon a common stock price of $23.28 at December 1, 2004 and an initial conversion rate of 34.3643.

The exact stock prices and effective dates may not be set forth in the table; in which case, if the stock price is:

•	between two stock price amounts in the table or the effective date is between two dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year,

•	in excess of $64.00 per share (subject to adjustment), no additional shares will be issued upon conversion;

•	less than $23.28 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 42.9553 per $1,000 principal amount of debentures, subject to adjustments in the same manner as the conversion rate as set forth under "Conversion rate adjustments."

Conversion after a public acquirer change of control

Notwithstanding the foregoing, in the case of a non-stock change of control constituting a public acquirer change of control (as defined below), we may, in lieu of issuing additional shares upon conversion as described in "—Adjustment to shares delivered upon conversion upon certain changes of control" above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the debentures will be entitled to convert their debentures (subject to the satisfaction of the conditions to conversion described under "—Conversion rights") into a number of shares of public acquirer common stock (as defined below) by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A "public acquirer change of control" means a non-stock change of control in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on The NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control (the "public acquirer common stock"). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have "public acquirer common stock" if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity's capital stock that are entitled to vote generally in the election of directors.

Upon a public acquirer change of control, if we so elect, holders may convert their debentures (subject to the satisfaction of the conditions to conversion described under "—Conversion rights" above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under "—Adjustment to shares delivered upon conversion upon certain changes of control." We are required to notify holders of our election in our notice to holders of such transaction. In addition, upon a public acquirer change of control, in lieu of converting debentures, the holder can, subject to certain conditions, require us to repurchase all or a portion of its debentures as described below.

Repurchase of debentures by us at the option of the holder

You have the right to require us to repurchase all or a portion of your debentures for cash on June 1, 2010, December 1, 2014 and December 1, 2019 (each, a "repurchase date").

We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice in the form of the "Form of Company Repurchase Election" on the reverse side of the debentures, duly completed, to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the repurchase date until the close of business on the date that is two business days prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

The repurchase price payable in respect of debentures to be repurchased on any repurchase date will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including additional amounts, if any) to but excluding the repurchase date.

On or before the 22nd business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to repurchase their debentures.

Your notice electing to require us to repurchase debentures must state:

•	if certificated debentures have been issued, the debenture certificate numbers;

•	the portion of the principal amount of debentures to be repurchased, which must be in integral multiples of $1,000; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the debentures.

You may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

If the paying agent holds money sufficient to pay the repurchase price of the debentures on the applicable repurchase date (and such payment is not prohibited by the subordination provisions of the indenture), then, on the business day following such date:

•	those debentures will cease to be outstanding and interest (including additional amounts, if any) will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the repurchase price upon book-entry transfer or delivery of the debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

We may not have enough funds to repurchase your debentures upon your exercise of your repurchase right. In addition, our ability to pay the cash portion of the settlement of any conversion of your debentures will be subject to limitations imposed by our Credit Agreement and may be subject to limitations we may have in any other credit facilities or indebtedness that we may enter into or incur in the future. In particular, our Credit Agreement does not permit us to pay any settlement amounts with respect to any conversion of debentures if there is a default or event of default under our Credit Agreement. See "—Conversion rights." The failure to pay the settlement amount upon any valid conversion is an event of default under the debentures.

Repurchase of debentures by us at the option of the holder upon a fundamental change

If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash any or all of your debentures not previously converted or redeemed, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest (including additional amounts, if any) to but excluding the repurchase date.

A "fundamental change" will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

1.    a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

2.    consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change;

3.    the replacement of a majority of the board of directors of the Company over a two-year period from the directors who constituted the board of directors at the beginning of such period (other than individuals designated to serve from time to time on the board of directors of the Company pursuant to the Stockholders' Agreement, dated as of September 6, 2000, as amended or supplemented as of the date of original issuance of the debentures, among the Company and certain of its stockholders), and such replacement shall not have been approved by a vote of at least a majority of the board of directors then still in office who either were members of the board of directors at the beginning of such period or whose election as a member of the board of directors was previously so approved;

4.    our shareholders approve any plan or proposal for our liquidation or dissolution; or

5.    our common stock or other common stock into which the debentures are convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on The NASDAQ National Market or another established automated over-the-counter trading market in the United States.

A fundamental change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

•	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof equals or exceeds 110% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof (the "110% trading price exception"); or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on The NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph the term "capital stock" of any person means any and all shares (including ordinary shares or American Depository Shares), interests, participations or other equivalents, however designated, of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate that will result from the fundamental change;

•	that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their debentures.

To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, a written repurchase election in the form of the "Form of Fundamental Change Repurchase Election" on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

•	the relevant repurchase date;

•	if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If the debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

We will be required to repurchase the debentures no later than 35 days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase election. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the debentures on the fundamental change repurchase date (and such payment is not prohibited by the subordination provisions of the indenture), then on the business day following such date:

•	those debentures will cease to be outstanding and interest (including additional amounts, if any) will cease to accrue (whether or not book-entry transfer of the debentures is made or the debentures are delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or book-entry transfer of the debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price upon your exercise of your repurchase right. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

The Credit Agreement restricts our ability to purchase debentures, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event that at the time of such fundamental change or other required repurchase date the terms of any Senior Debt of the Company (including the Credit Agreement) restrict or prohibit the purchase of debentures, then prior to the mailing of the notice to holders but in any event within 30 days following any fundamental change or 30 days in advance of such other required repurchase date, we undertake to (1) repay in full all such Senior Debt or (2) obtain the requisite consents under the agreements governing such Senior Debt to permit the repurchase of debentures. If we do not repay such Senior Debt or obtain such consents, we will remain prohibited from purchasing debentures. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time, would result in an event of default under the indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the indenture restricts payments to the holders of debentures.

Merger and sale of assets by us

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the debentures, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

•	if applicable, we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

Upon any permitted consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture, the debentures and the registration rights agreement, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture, the debentures and the registration rights agreement.

Events of default; notice and waiver

The following will be events of default under the indenture:

•	we fail to pay principal of the debentures when due at maturity, upon redemption, upon repurchase or otherwise;

•	we fail to pay any interest (including additional amounts, if any) on the debentures when due and such failure continues for a period of 30 days;

•	we fail to provide notice of the occurrence of a fundamental change when required by the indenture;

•	default in our obligation to convert the debentures into cash and shares, if any, of our common stock upon exercise of a holder's conversion right and such default continues for a period of 10 business days or more;

•	we fail to perform or observe any of the other covenants or agreements in the debentures or the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the then-outstanding debentures;

•	there occurs an event of default with respect to our or any of our significant subsidiaries' indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $25.0 million, whether such indebtedness now exists or is hereafter incurred, if not cured, rescinded or annulled within 10 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the then-outstanding debentures, which event of default or defaults;

•	shall have resulted in the acceleration of the final stated maturity of such indebtedness; or shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period);

•	any guarantee of the debentures ceases to be in full force and effect (other than in accordance with the terms of the indenture) or the guarantor denies or disaffirms its obligations under its guarantee;

•	any final judgment or final judgments for the payment of money in excess (net of amounts covered by third-party insurance with insurance carriers who in the reasonable judgment of the board of directors are creditworthy and who have not disclaimed liability with respect to such judgment or judgments) of $25.0 million shall be rendered against us or any of our significant subsidiaries and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

•	certain events involving our or our significant subsidiaries' bankruptcy, insolvency or similar reorganization for the benefit of creditors.

The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including additional amounts, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the then-outstanding debentures may declare the principal and accrued and unpaid interest (including additional amounts, if any) on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including additional amounts, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest (including additional amounts, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including additional amounts, if any) on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of then-outstanding debentures make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

The indenture provides that we shall indemnify the trustee under the indenture against certain losses, liabilities, damages, claims or expenses (incurred in the absence of negligence, willful misconduct or bad faith by the trustee) arising out of or in connection with the acceptance or administration of the trust or in any other capacity under the indenture.

Modification and waiver

The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest (including additional amounts, if any) on any debenture;

•	reduce the principal amount of any debenture;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of common shares, the amount of cash or the amount of any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture necessary to modify the indenture or waive provisions thereof;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture; or

•	reduce the percentage of debentures required for consent to any modification of the indenture.

We and the trustee are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

•	secure any debentures or add guarantees in respect of the debentures;

•	evidence the assumption of our obligations by a successor person;

•	add covenants for the benefit of the holders of debentures;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture or make any other provision with respect to matters or questions arising under the indenture which the Company may deem necessary or desirable and which shall not be inconsistent with provisions of the indenture, provided that such modification or amendment does not, in the good faith opinion of the Company's board of directors, adversely affect the interests of the holders of debentures in any material respect;

•	evidence the acceptance of appointment by a successor trustee;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	make any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of the board of directors of the Company, adversely affect the interests of the holders of debentures in any material respect; and

•	add or modify any other provisions with respect to matters or questions arising under the indenture which the Company and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures.

However, no modification may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of our then-outstanding Senior Debt unless the holders of such Senior Debt (or their representatives) consent to such change.

Calculations in respect of debentures

We or our agents will be responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the market price of our common stock, the amount of accrued interest (including additional amounts, if any) payable on the debentures and the applicable conversion rate and applicable conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information concerning the trustee and common stock transfer agent

We have appointed Wells Fargo Bank, National Association the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Governing law

The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, denomination, exchange, registration and transfer

The debentures were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be an office or agency of the trustee in The City of New York.

Payment and paying agent

We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee.

Notices

Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

BOOK-ENTRY SYSTEM

Debentures are evidenced by global debentures. We deposited the global debentures with DTC and registered the global debenture in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in a global debenture to such persons may be limited.

Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

We will pay interest (including additional amounts, if any) on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose accounts with DTC interests in the global debentures are credited, and only in respect of the principal amount of the debentures represented by the global debentures as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York and a member of the Federal Reserve System;

•	a "clearing corporation" within the meaning of the Uniform Commercial Code; and

•	a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global debentures among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary or DTC has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 90 days, or an event of default has occurred and is continuing, we will issue debentures in certificated form in exchange for global debentures. In addition, beneficial interests in the global debentures may be exchanged for a certificated debenture upon the reasonable request of any beneficial holder on terms acceptable to us, the trustee and the depositary. The indenture permits us to determine at any time and in our sole discretion that debentures shall no longer be represented by global debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global debentures at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

REGISTRATION RIGHTS

The following description is a summary of the material terms of the registration rights agreement and does not purport to be complete. We urge you to read the registration rights agreement because it, and not this description, defines your rights thereunder.

We and the subsidiary guarantors entered into a registration rights agreement with J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc and certain other initial purchasers pursuant to which we agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures that we will, at our cost:

•	no later than the 120th day after the first date of original issuance of the debentures, file a shelf registration statement, on such form as we deem appropriate, covering resales by the holders who complete and deliver the notice and questionnaire described below of the debentures and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act;

•	use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 210 days after the first date of original issuance of the debentures; and

•	use our reasonable efforts to keep the shelf registration statement effective until the earliest of:

•	the second anniversary of the last date of original issuance of the debentures;

•	the date when the holders of debentures and holders of common stock issuable upon conversion of the debentures are able to sell such debentures and such shares immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

•	such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, acquisitions and divestitures of assets, public filings with the SEC and similar events. Any such suspension period shall not exceed an aggregate of:

•	30 days in any 90-day period; or

•	90 days for all periods in any 360-day period.

We need not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of such a suspension.

We will pay additional amounts to holders of debentures if the shelf registration statement, or supplements or amendments thereto, are not timely filed or made effective as described above, if the prospectus is unavailable for periods in excess of those permitted above or if we do not name a holder as a selling securityholder in the prospectus or file a post-effective amendment within the time period specified below. Those additional amounts will accrue, until a failure to file or become effective or unavailability is cured, in respect of any debentures required to bear a restrictive legend, at a rate equal to 0.25% per annum of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.50% per annum of the outstanding principal amount thereof after the first 90 days. In no event shall such additional amounts accrue at a rate exceeding 0.50% per annum.

The additional amounts will accrue from and including the date on which the registration default occurs to but excluding the date on which all registration defaults have been cured or cease to exist. We and the subsidiary guarantors (if any) will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance. If a holder converts some or all of its debentures into shares of common stock, the holder will not be entitled to receive additional amounts on such shares of common stock.

A holder who elects to sell securities pursuant to the shelf registration statement by timely completing and returning to us the notice and questionnaire described below generally will be:

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions of the Securities Act in connection with the holder's sales; and

•	subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the debentures and common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling securityholders though brokers and dealers.

We will give notice to all holders of the filing and effectiveness of the shelf registration statement.

In order to be named as a selling securityholder in the prospectus at the time of effectiveness of the shelf registration statement, you must complete and deliver a notice and questionnaire to us on or prior to the 10th business day before effectiveness of the registration statement. This notice and questionnaire is available upon request from us. Upon receipt of a completed questionnaire after the time of effectiveness of the shelf registration statement, together with any other information we may reasonably request following the effectiveness, we will use our reasonable efforts to, within ten business days of receipt, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit the holder to deliver a prospectus to purchasers of such debentures or shares of common stock, subject to our right to suspend the use of the prospectus and provided that we will not be obligated to file more than one post-effective amendment to the registration statement in any fiscal quarter. We will pay the additional amounts described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 90 days of the filing. If you do not timely complete and deliver a questionnaire or provide the other information we may request, you will not be named as a selling securityholder in the prospectus and will not be permitted to sell your securities pursuant to the shelf registration statement or be entitled to additional amounts.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax and, in the case of non-U.S. holders, estate tax considerations relating to the purchase, ownership, conversion and disposition of the debentures and common stock issuable upon conversion, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly on a retroactive basis) and to different interpretation. This discussion is limited to holders who hold the debentures and common stock into which the debentures may be converted as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

For purposes of this summary, the term "U.S. holders" means beneficial owners of debentures or common stock that are, for U.S. federal income tax purposes, (1) individual citizens or residents of the U.S., including alien individuals who are lawful permanent residents of the U.S. or who meet the substantial presence residency test under the U.S. federal income tax laws, (2) corporations (including entities treated as such for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of their source of income, or (4)(i) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons and (ii) trusts that have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. Beneficial owners of debentures that are individuals, corporations, trusts or estates for U.S. federal income tax purposes and that are not U.S. holders ("non-U.S. holders") are subject to special U.S. federal income tax considerations, some of which are discussed below.

If a partnership (including for this purpose any entity treated as such for U.S. federal income tax purposes) is a beneficial owner of debentures or common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of debentures or common stock that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of the debentures and common stock.

This discussion does not address tax considerations applicable to a beneficial owner's particular circumstances or to beneficial owners that may be subject to special tax rules such as (1) banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, (2) S corporations, (3) partnerships, (4) holders subject to the alternative minimum tax, (5) tax-exempt organizations, (6) insurance companies, (7) non-U.S. holders (except to the extent specifically set forth below), (8) U.S. expatriates, (9) brokers or dealers in securities or currencies, (10) U.S. holders whose "functional currency" is not the U.S. dollar, or (11) persons that hold the debentures as a position in a "hedging transaction," "straddle," or "conversion transaction" (as defined for U.S. federal income tax purposes).

We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the tax laws of any foreign, state, local or other applicable jurisdiction. This summary also assumes that the IRS will respect the classification of the debentures as indebtedness for U.S. federal income tax purposes. Each beneficial owner of debentures and common stock should consult its own tax advisor with regard to the purchase, ownership, conversion and disposition of the debentures and common stock and the application of U.S. federal tax laws, as well as the laws of any applicable state, local or foreign taxing jurisdictions, to its particular situation.

Consequences to U.S. holders

The debentures

Payments of interest

Stated interest on the debentures (and, while not free from doubt, additional amounts payable as a result of a registration default, see "Registration rights") will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption or other disposition of debentures

Except as set forth below under "Consequences to U.S. holders—The debentures—Conversion" and "Consequences to U.S. holders—The debentures—Market Discount," you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a debenture in an amount equal to the difference between (1) the amount realized on the disposition (other than amounts attributable to accrued interest, which will be treated as ordinary interest income as described above) and (2) your adjusted tax basis in the debenture. Your adjusted tax basis in a debenture will generally equal your cost thereof increased by any marked discount previously included in income and reduced by any amortized premium. For a discussion of market discount and premiums see "Consequences to U.S. holders—The debentures—Market Discount" and "Consequences to U.S. holders—The debentures—Premium". Any gain or loss that is recognized on the disposition of a debenture (other than gain attributable to accrued market discount, as discussed below) will be capital gain or loss, and will be a long-term capital gain or loss if your holding period for the debentures is more than one year. If you are not a corporation, then any long-term capital gain will be subject to U.S. federal income tax at a reduced rate. Your ability to deduct capital losses is subject to certain limitations.

Market discount

A holder of debentures may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the market discount on a debenture generally will equal the amount, if any, by which the stated redemption price at maturity of the debenture (which is its stated principal amount) exceeds the holder's adjusted tax basis in the debenture when purchased. Subject to a limited exception, these provisions generally require a U.S. holder who acquires a debenture at a market discount to include as ordinary income upon the disposition, retirement or gift of that debenture an amount equal to the lesser of (i) the gain realized upon the disposition or retirement or, in the case of a gift, the appreciation in the debenture, and (ii) the accrued market discount on that debenture at the time of disposition, maturity or gift, unless the U.S. holder elects to include accrued market discount in income over the remaining life of the debenture.

The election to include market discount in income over the life of the debenture, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the debenture at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. A U.S. holder who acquires a debenture at a market discount and who does not elect to include accrued market discount in income over the life of the debenture may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debenture until maturity or until the debenture is disposed of in a taxable transaction. If a U.S. holder acquires a debenture with market discount and receives common stock upon conversion of the debenture, the amount of accrued market discount not previously included in income with respect to the converted debenture through the date of conversion will be treated as ordinary income when the holder disposes of the common stock. The rules regarding market discount are complex, and U.S. holders should consult their tax advisors.

Premium

A U.S. holder who purchases a debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium from the purchase date to the debenture's maturity date under a constant-yield method. Amortizable premium, however, will not include any premium attributable to a debenture's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the debenture's purchase price over what the debenture's fair market value would be if there were no conversion feature. Amortized premium, which reduces the holder's basis in the debenture, can only offset interest income on a debenture and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and U.S. holders should consult their tax advisors.

Conversion

Upon conversion of a debenture, you will recognize capital gain (which will be long term if your holding period of the debenture is more than one year) in the amount equal to the lesser of (i) the positive difference, if any, between (1) the amount realized on the conversion (i.e., the cash, including cash received in lieu of a fractional share, plus the fair market value of our common stock received, less any amounts attributable to accrued interest) and (2) your adjusted tax basis in the debenture and (ii) the amount of cash received, other than cash attributable to accrued interest and cash received in lieu of a fractional share. No loss will be recognized upon conversion of a debenture, other than with respect to cash received in lieu of a fractional share, unless no shares of our common stock are received. Your tax basis in the common stock received on conversion of a debenture will be the same as your adjusted tax basis in the debenture at the time of conversion, increased by the amount of gain recognized and decreased by the amount of cash received and by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the debenture converted.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for a fractional share of common stock and generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis allocable to the fractional share).

Constructive dividends

The conversion price of the debentures may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a dividend distribution taxable as ordinary income to the extent of the issuer's current and accumulated earnings and profits. Under applicable Treasury regulations, an adjustment to the conversion price of the debentures may, under certain circumstances, be treated as a constructive dividend to the extent it increases the proportional interest of a U.S. holder of a debenture in our fully diluted common stock, the aforementioned treatment could apply regardless of whether the holder ever converts the debenture into our common stock or whether the debenture holder ever actually receives any cash or other property. Generally, a holder's tax basis in a debenture will be increased by the amount of any constructive dividend. Not all changes in conversion price that allow debenture holders to receive more stock on conversion, however, would increase the debenture holders' proportionate interests in our stock. For instance, a change in conversion price could simply prevent the dilution of the debenture holders' interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide, reasonable adjustment formula, are not treated as constructive dividends. Conversely, a failure to adjust the conversion price of the debentures to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of our common stock.

Common stock

Dividends

Distributions received by you on our common stock will be treated as a dividend, subject to tax as ordinary income, to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. For taxable years beginning before January 1, 2009, subject to certain exceptions, dividends received by individual and other non-corporate stockholders generally would be taxed at the same preferential rates that apply to long-term capital gains. Any excess will be treated as a tax-free return of capital to the extent of your adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock. Subject to applicable rules, U.S. holders that are corporations may be eligible to claim a deduction equal to a portion of any distributions received that are treated as dividends. Special rules may apply to corporate U.S. holders upon the receipt of any "extraordinary dividends" with respect to the common stock.

Sale

Upon the sale, exchange or other taxable disposition of our common stock, you will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term if your holding period is more than one year.

Information reporting and backup withholding

In general, information reporting is required as to certain payments of principal and interest on the debentures and dividends on common stock and on the proceeds of the sale of a debenture or common stock, unless you are a corporation or other exempt recipient.

In addition, unless you are a corporation or other exempt recipient, you will be subject to a backup withholding tax if you fail to (1) furnish your taxpayer identification number (social security or employer identification number), (2) certify that such number is correct or (3) certify that you are not subject to backup withholding. Any amount that is withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you timely provide certain information to the IRS.

Consequences to non-U.S. holders

Payments of interest

Subject to the discussion of backup withholding below, under the portfolio interest exemption, interest on a debenture that you receive will not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with the conduct of a trade or business in the United States by you and you

•	do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock; and

•	are not a controlled foreign corporation that is related to us; and

•	the U.S. person who would otherwise be required to deduct and withhold tax from the interest payment receives a statement meeting specified requirements that you are not a U.S. person.

A statement that meets these specified requirements may be provided by you under penalties of perjury on a properly completed IRS Form W-8BEN or by certain other persons who have received certain information from you. If such a statement is not received by the person who would otherwise be required to withhold tax from the interest or if the portfolio interest exemption is not available for another reason, then the interest on a debenture may be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty.

Interest on a debenture that is effectively connected with the conduct of a trade or business in the United States by you is not subject to withholding if you provide a properly completed IRS Form W-8ECI. However, you will generally be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. person. If you are a foreign corporation, you may also be subject to any applicable branch profits tax on such interest at a 30% rate (or lower applicable treaty rate).

Constructive dividends

As discussed above, an adjustment to the conversion price of the debentures could potentially give rise to a deemed distribution to holders of the debentures. See "Consequences to U.S. holders—The debentures—Constructive dividends" above. With respect to non-U.S. holders, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "Consequences to non-U.S. holders—Dividends" below.

Dividends

Distributions received by you on our common stock generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. Subject to the discussion below of backup withholding, any such distribution treated as a dividend generally will be subject to a 30% U.S. federal withholding tax, unless (i) the dividend is effectively connected with your conduct of a U.S. trade or business or a lower treaty rate applies and (ii) you provide us with proper certification as to your exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the dividend is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which is generally imposed at a 30% rate, subject in each case to income tax treaty exceptions.

Sale or conversion of debentures and common stock

Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of a debenture or common stock unless the gain is effectively connected with your conduct of a trade or business in the United States or, if you are an individual, you are present in the United States for 183 days or more in the taxable year in which the sale, exchange, redemption or other disposition occurs and certain other conditions are met. Any amount which you receive on the sale, exchange, redemption or other disposition of a debenture which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above.

If your gain is effectively connected with your conduct of a United States trade or business, you generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as if you were a U.S. person. If you are a foreign corporation, you may also be subject to any applicable branch profits tax at a 30% rate (or lower applicable treaty rate).

Notwithstanding the above, if we are or become a U.S. real property holding corporation (a "USRPHC"), you could be subject to federal income tax with respect to gain realized on the disposition of debentures or shares of common stock. Amounts withheld, if any, with respect to such gain pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against your U.S. federal income tax liability and could entitle you to a refund upon furnishing required information to the IRS. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or will become a USRPHC in the future.

Information reporting and backup withholding

Information reporting on IRS Form 1042-S will generally apply to interest and dividend payments. The payments of interest and dividends may be subject to backup withholding unless you certify as to your non-U.S. holder status by providing an IRS Form W-8BEN, or other applicable form, to us, our paying agent or the person who would otherwise be required to withhold tax, or you otherwise qualify for an exemption.

The payment of the proceeds of the disposition (including a redemption) of a debenture or common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provided the certification described above or you otherwise qualify for an exemption. The proceeds of a disposition (including a redemption) effected outside the United States by you to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker has specified connections with the United States, information reporting requirements will apply unless such broker has documentary evidence in its files of your non-U.S. status, or unless you otherwise qualify for an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, provided the required information is furnished to the IRS.

United States federal estate tax

A debenture held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of the individual's death, payments with respect to such debenture would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common stock actually or beneficially held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes), or who previously transferred such stock subject to certain retained rights or powers, will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of: (1) 200,000,000 shares of common stock, comprising 199,300,000 shares of Class A common stock, par value $0.01 per share, and 700,000 shares of Class B nonvoting common stock, par value $0.01 per share; and (2) 2,000,000 shares of preferred stock, par value $1.00 per share, including 229,003 shares of Series A Convertible Preferred Stock and 763 shares of Series B Preferred Stock.

No shares of Series A Convertible Preferred Stock or Series B Preferred Stock are outstanding as of the date of this prospectus.

Our Class A common stock is registered pursuant to Section 12(g) of the Exchange Act and is traded on The NASDAQ National Market.

Common stock

The Class A common stock and the Class B common stock entitle holders thereof to the same rights and privileges except as indicated below.

The holders of Class A common stock are entitled to one vote for each share held on all matters to be voted on by our stockholders. Cumulative voting is not permitted. Holders of Class B common stock have no right to vote their shares on any matters to be voted on by our stockholders (except as otherwise provided by law).

The holders of both classes of common stock are entitled to receive, and share ratably on a per share basis, dividends when, as and if declared by our board of directors out of funds legally available therefor; provided that, if dividends are declared which are payable in shares of Class A common stock or Class B common stock, such dividends will be payable at the same rate on both classes of common stock, and the dividends payable in shares of Class A common stock will be payable to the holders of Class A common stock, and the dividends payable in shares of Class B common stock will be payable to the holders of Class B common stock. Payment of cash dividends on the common stock may not be made without the consent of certain of our lenders.

On our liquidation, dissolution or winding up, the holders of Class A common stock and the holders of Class B common stock are entitled to share ratably in our assets remaining after the payment of all liabilities, subject to the prior distribution rights of the holders of any of our preferred stock then outstanding. The holders of common stock do not have preemptive or other rights to subscribe for additional shares or other securities. The common stock is not subject to any redemption or sinking fund provisions. All of the issued and outstanding shares of common stock are fully paid and nonassessable.

The shares of Class B common stock are convertible at any time into the same number of shares of Class A common stock. If we were to subdivide or combine shares of either class of common stock, a proportionate combination or subdivision of shares of the other class of common stock would also be required.

Preferred stock

Our board of directors is authorized, subject to any limitation prescribed by law and subject to the certificates of designations governing our existing preferred stock, from time to time to issue up to an aggregate of 398,000 shares of preferred stock in addition to the Series A Convertible Preferred Stock and Series B Preferred Stock currently authorized, in one or more series, each of such series to have such voting power, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereon, as shall be determined by the board of directors in a resolution providing for the issuance of such preferred stock. The shares of any class or series of preferred stock need not be identical. Thus, any series may, if so determined by the board of directors, have such relative rights, preferences and limitations as the board of directors shall determine. As a result, the issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control without further action of the common stockholders and may adversely affect the voting and other rights of holders of Class A common stock.

The Series A Convertible Preferred Stock (none of which is currently outstanding) is governed by a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of the Company (the "Series A Certificate of Designations") filed on September 6, 2000 with the Secretary of State of Delaware, and attached as Appendix A to and incorporated by reference in the Restated Certificate of Incorporation of the Company filed on March 20, 2003 with the Secretary of State of Delaware. The Series B Preferred Stock (none of which is currently outstanding) is governed by a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series B Preferred Stock of the Company (the "Series B Certificate of Designations") filed on July 1, 2002 with the Secretary of State of Delaware, and attached as Appendix B to and incorporated by reference in the Restated Certificate of Incorporation of the Company filed on March 20, 2003 with the Secretary of State of Delaware. In addition, a stockholders' agreement dated as of September 6, 2000 between us and the then-holders of the Series A Convertible Preferred Stock addresses certain voting matters, rights of first refusal, registration rights and other matters (the "2000 Stockholders' Agreement"), and a supplemental stockholders' agreement dated as of June 26, 2002 between us and one of the then-holders of the Series A Convertible Preferred Stock supplements certain voting provisions contained in the 2000 Stockholders' Agreement. Further, we have entered into a letter agreement (the "MacAndrews Letter Agreement") dated October 10, 2003 and a waiver letter (the "MacAndrews Waiver") dated October 30, 2003, both with MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.) ("MacAndrews"), the sole stockholder of SGMS Acquisition Corporation, which prior to conversion was the holder of a majority in interest of the Series A Convertible Preferred Stock and the Series B Preferred Stock. The MacAndrews Letter Agreement and MacAndrews Waiver further supplement certain provisions of the 2000 Stockholders' Agreement, as supplemented by the supplemental stockholders' agreement.

In August 2004, the holders of all of our previously outstanding shares of Series A Convertible Preferred Stock and Series B Preferred Stock were issued an aggregate of 23,832,390 shares of Class A Common Stock in connection with their conversion. No shares of Series A Convertible Preferred Stock and Series B Preferred Stock are outstanding as of the date hereof.

The 2000 Stockholders' Agreement, as supplemented by the supplemental stockholders' agreement, the MacAndrews Letter Agreement and the language of the Series A and Series B Certificates of Designations, provides that:

Standstill.    The holders of Series A Convertible Preferred Stock, and, following conversion, the holders of the Class A common stock issued upon conversion of the Series A Convertible Preferred Stock, are subject for a period of time to maximum limitations on their purchase of additional stock.

Composition of the board.    The holders of Series A Convertible Preferred Stock and, following conversion, the holders of the Class A common stock issued upon conversion of the Series A Convertible Preferred Stock, have the right to designate and have appointed up to four directors to our board of directors, which consists of 10 members (with nine currently in office).

Registration rights.    The holders of Series A Convertible Preferred Stock, and, following conversion, the holders of the Class A common stock issued upon conversion of the Series A Convertible Preferred Stock, have certain rights to request that shares of Class A common stock issuable or issued upon conversion of the Series A Convertible Preferred Stock be registered under the Securities Act. Such shares of Class A common stock have been registered by the Company on a registration statement on Form S-3 originally filed with the SEC on February 3, 2004.

In addition, in the 2000 Stockholders' Agreement it is stated that, if the holders of the Series A Convertible Preferred Stock, and, following conversion, the holders of the Class A common stock issued upon conversion of the Series A Convertible Preferred Stock, and their affiliates own at least 10% of the outstanding Class A common stock (based on the sum of their Class A common stock and Series A Convertible Preferred Stock on an as-converted basis), the affirmative consent of the holders of more than 50% of such stock is necessary for authorizing, effecting or validating:

•	any amendment, alteration or repeal of any of the provisions of the Series A Certificate of Designations;

•	any amendment, alteration or repeal of any of the provisions of our Certificate of Incorporation that would adversely affect the preferences, rights or powers of the Series A Convertible Preferred Stock;

•	any authorization, issuance or creation of (by reclassification or otherwise) any class or series (or any security of any class or series) of capital stock;

•	any increase in the size of our board of directors (except as required pursuant to the terms of the 2000 Stockholders' Agreement);

•	any change in the Company's state of incorporation;

•	any listing of the Class A common stock on a different exchange or national quotation system; and

•	any decision, or the entering into of any agreement, commitment or arrangement, to effect any of the foregoing.

The Company has received consents to the issuance of the debentures and the common stock issuable upon conversion thereof from the holders of the Class A common stock issued upon conversion of the Series A Convertible Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038.

Listing

Our common stock is quoted on the Nasdaq National Market under the symbol "SGMS."

SELLING SECURITYHOLDERS

We originally issued the debentures to J.P. Morgan Securities Inc. and Bear Stearns & Co Inc. and certain other initial purchasers in a private placement in December 2004. The debentures were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the debentures and the common stock into which the debentures are convertible pursuant to this prospectus. Our registration of the debentures and the shares of common stock issuable upon conversion of the debentures does not necessarily mean that the selling securityholders will sell all or any of the debentures or the common stock. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information as of July 19, 2005, except where otherwise noted, concerning the principal amount of debentures beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The number of shares of common stock issuable upon conversion of the debentures shown in the table below assumes conversion of the full amount of debentures held by each holder at an initial conversion price of $29.10 per share. This conversion price is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the debentures or the common stock issuable upon conversion of the debentures, we have assumed for purposes of the table below that the named selling securityholders will sell all of the debentures or convert all of the debentures and sell all of the common stock issuable upon conversion of the debentures offered by this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary. Because the selling securityholders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of debentures or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution" for further information.

Name*	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding**	Shares of Common Stock Issuable Upon Conversion of the Debentures***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
Advent Convertible Master (Cayman) L.P.[1]	3,513,000	1.28%	120,722	—	—
Alabama Children's Hospital Foundation[2]	60,000	—	2,062	—	—
Alcon Laboratories[3]	332,000	—	11,409	—	—
Alexandra Global Master Fund Ltd.[4]	8,000,000	2.91%	274,914	—	—
Aloha Airlines Non-Pilots Pension Trust[5]	85,000	—	2,921	—	—
Aloha Pilots Retirement Trust[6]	55,000	—	1,890	—	—
Alpha US Sub Fund LLC[7]	111,000	—	3,814	—	—
American Express Funds (SKAV)[8]	1,000,000	—	34,364	—	—
American Investors Life Insurance Company[9]	1,000,000	—	34,364	—	—
Anthony Munk[10]	77,000	—	2,646	—	—
Arkansas PERS[11]	1,795,000	—	61,684	—	—
Arkansas Teacher Retirement[12]	5,455,000	1.98%	187,457	—	—
Arlington County Employees Retirement System[13]	533,000	—	18,316	—	—
Asante Health Systems[14]	110,000	—	3,780	—	—
Associated Electric & Gas Insurance Services Limited[15]	300,000	—	10,309	—	—
AstraZeneca Holdings Pension[16]	535,000	—	18,385	—	—
ATSF - Transamerica Convertible Securities[17]	7,000,000	2.55%	240,550	—	—
Attorney's Title Insurance Fund[18]	50,000	—	1,718	—	—
B.C. McCabe Foundation Of California[19]	100,000	—	3,436	—	—
Boilermakers Blacksmith Pension Trust[20]	2,345,000	—	80,584	—	—
British Virgin Islands Social Security Board[21]	98,000	—	3,368	—	—
C&H Sugar Company Inc.[22]	115,000	—	3,952	—	—
Cal Farley's Boys Ranch Foundation[23]	190,000	—	6,529	—	—
CALAMOS® Convertible Fund - CALAMOS® Investment Trust[24]	7,170,000	2.61%	246,392	—	—
Canadian Imperial Holdings Inc.[25]	6,570,000	2.39%	225,773	—	—
Capital Works[26]	500,000	—	17,182	—	—
Chrysler Corporation Master Retirement Trust*[27]	9,465,000	3.44%	325,258	—	—
CIBC World Markets[28]	6,675,000	2.43%	229,382	—	—
Citadel Equity Fund Ltd.[29]	12,000,000	4.36%	412,372	—	—

Name*	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding**	Shares of Common Stock Issuable Upon Conversion of the Debentures***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
City and County of San Francisco Retirement System[30]	1,185,000	—	40,722	—	—
City of Shreveport (LA) Employees Retirement System[31]	125,000	—	4,296	—	—
City University of New York[32]	110,000	—	3,780	—	—
CNHCA Master Account, LP33	500,000	—	17,182	—	—
Commissioners of the Land Office[34]	525,000	—	18,041	—	—
Continental Assurance Company on Behalf of its Separate Account (E)[35]	200,000	—	6,873	—	—
Continental Casualty Company[36]	1,300,000	—	44,674	—	—
Convertible Securities Fund[37]	103,000	—	3,540	—	—
Delaware PERS[38]	1,030,000	—	35,395	—	—
Delaware Public Employees Retirement System[39]	968,000	—	33,265	—	—
Delta Airlines Master Trust[40]	385,000	—	13,230	—	—
Delta Airlines Master Trust - CV41	1,565,000	—	53,780	—	—
Delta Pilots Disability & Survivorship Trust - CV42	910,000	—	31,272	—	—
DKR SoundShore Strategic Holding Fund Ltd[43]	1,000,000	—	34,364	—	—
Duke Endowment[44]	260,000	—	8,935	—	—
Dunham Appreciation and Income Fund[45]	220,000	—	7,560	—	—
Engineers Joint Pension Fund[46]	450,000	—	15,464	—	—
F.M. Kirby Foundation, Inc.[47]	1,340,000	—	46,048	—	—
Family Service Life Insurance Co.[48]	100,000	—	3,436	—	—
Froley Revy Convertible Arbitrage Off Shore[49]	10,000	—	344	—	—
Grace Convertible Arbitrage Fund, Ltd.[50]	4,500,000	1.64%	154,639	—	—
Grady Hospital Foundation[51]	103,000	—	3,540	—	—
Guardian Life Insurance Co.[52]	7,000,000	2.55%	240,550	—	—
Guardian Pension Trust[53]	500,000	—	17,182	—	—
Hallmark Convertible Securities Fund[54]	110,000	—	3,780	—	—
Hawaiian Airlines Employees Pension Plan-IAM[55]	30,000	—	1,031	—	—
Hawaiian Airlines Pension Plan for Salaried Employee's56	5,000	—	172	—	—
Hawaiian Airlines Pilots Retirement Plan[57]	100,000	—	3,436	—	—
HFR CA Opportunity Mst. Trst.[58]	202,000	—	6,942	—	—

Name*	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding**	Shares of Common Stock Issuable Upon Conversion of the Debentures***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
HFR RV Performance Master Trust[59]	900,000	—	30,928	—	—
Highbridge International LLC[60]	15,500,000	5.64%	532,647	—	—
Huntrise Capital Leveraged Partners, LLC[61]	40,000	—	1,375	—	—
ICI American Holdings Trust[62]	390,000	—	13,402	—	—
IDEX-Flexible Income Fund[63]	1,000,000	—	34,364	—	—
IDEX-Transamerica Convertible Securities Fund[64]	4,000,000	1.45%	137,457	—	—
Inflective Convertible Opportunity Fund I, L.P.[65]	650,000	—	22,337	—	—
Inflective Convertible Opportunity Fund I, Ltd.[66]	1,600,000	—	54,983	—	—
Innovest Finanzdienstle[67]	1,000,000		34,364
Institutional Benchmark Master Fund[68]	1,000,000	—	34,364	—	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust[69]	1,695,000	—	58,247	—	—
International Truck & Engine Corporation Retiree Health Benefit Trust[70]	415,000	—	14,261	—	—
International Truck & Engine Corporation Retirement Plan for Salaried Employee's Trust[71]	2,055,000	—	70,619	—	—
JMG Capital Partners, LP72	5,000,000	1.82%	171,822	—	—
JMG Triton Offshore, Ltd[73]	5,000,000	1.82%	171,822	—	—
Joint Industry Board of the Electrical Industry Pension[74]	500,000	—	17,182	—	—
J.P. Morgan Securities Inc.[75]	591,000	—	20,309	723,257	—
Kayne Anderson Capital Income Partners (QP) LP76	3,800,000	1.38%	130,584	—	—
Kayne Anderson Income Partners, LP77	400,000	—	13,746	—	—
KeySpan Foundation[78]	50,000	—	1,718	—	—
KeySpan Insurance Company[79]	75,000	—	2,577	—	—
Lord Abbett Investment Trust - LA Convertible Fund[80]	1,825,000	—	62,715	—	—
Louisiana CCRF[81]	195,000	—	6,701	—	—
Lyxor Convertible Arb. Fund[82]	285,000	—	9,794	—	—
Lyxor/Inflective Convertible Opportunity Fund Limited[83]	1,600,000	—	54,983	—	—
Merrill Lynch Insurance Group[84]	257,000	—	8,832	—	—

Name*	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding**	Shares of Common Stock Issuable Upon Conversion of the Debentures***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
Microsoft Corporation[85]	1,725,000	—	59,278	—	—
Morgan Stanley & Co. Incorporated[86]	7,000,000	2.55%	240,550	—	—
Municipal Employees[87]	222,000	—	7,629	—	—
Munson Medical Center Retirement Plan[88]	100,000	—	3,436	—	—
Munson2 Healthcare Board Designated Operating Fund[89]	80,000	—	2,749	—	—
National Fuel & Gas Company Retirement Plan[90]	350,000	—	12,028	—	—
Nations Convertible Securities Fund[91]	13,097,000	4.76%	450,069	—	—
New Orleans Fire Fighters Pension Relief Fund[92]	65,000	—	2,234	—	—
Newport Alternative Income Fund[93]	300,000	—	10,309	—	—
NFS - SCI Funeral and Merchandise Fixed Common Trust[94]	100,000	—	3,436	—	—
Nicholas Applegate Capital Management U.S. Convertible Mutual Fund[95]	575,000	—	19,759	—	—
North Slope Borough[96]	250,000	—	8,591	—	—
Nuveen Preferred & Convertible Fund JQC[97]	8,475,000	3.08%	291,237	—	—
Nuveen Preferred & Convertible Income Fund JPC[98]	6,305,000	2.29%	216,667	—	—
Occidental Petroleum Corporation[99]	240,000	—	8,247	—	—
OCLC Online Computer Library Center Inc100	55,000	—	1,890	—	—
OCM Convertible Trust101	2,525,000	—	86,770	—	—
OCM Global Convertible Securities Fund102	395,000	—	13,574	—	—
Oppenheimer Convertible Securities Fund103	5,500,000	2.00%	189,004	—	—
Partner Reinsurance Company Ltd.104	1,260,000	—	43,299	—	—
Pebble Limited Partnership105	423,000	—	14,536	—	—
Pimco Convertible Fund106	400,000	—	13,746	—	—
Plexus Fund Limited107	1,000,000	—	34,364	—	—
Potomac Dynamic High Yield Bond Fund108	1,000,000	—	34,364	—	—
Pro-Mutual109	702,000	—	24,124	—	—
Prudential Insurance Co of America110	100,000	—	3,436	—	—

Name*	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding**	Shares of Common Stock Issuable Upon Conversion of the Debentures***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
Qwest Occupational Health Trust111	345,000	—	11,856	—	—
Qwest Pension Trust112	425,000	—	14,605	—	—
San Diego City Retirement113	1,030,000	—	35,395	—	—
San Diego County Convertible114	1,510,000	—	51,890	—	—
Silvercreek Limited Partnership115	700,000	—	24,055	—	—
Silvercreek II Limited116	1,500,000	—	51,546	—	—
Southern Farm Bureau Life Insurance117	255,000	—	8,763	—	—
State Employees' Retirement Fund of the State of Delaware118	2,185,000	—	75,086	—	—
State of Oregon - Equity119	5,110,000	1.86%	175,602	—	—
Stonebridge Life Insurance120	500,000	—	17,182	—	—
Syngenta AG121	225,000	—	7,732	—	—
TCW Group Inc.122	6,430,000	2.34%	220,962	—	—
The Grable Foundation123	65,000	—	2,234	—	—
The St. Paul Travelers Companies, Inc. - Commercial Lines124	2,085,000	—	71,650	—	—
Total Fina Elf Finance USA, Inc.125	200,000	—	6,873	—	—
Transamerica Insurance Co. of Iowa126	500,000	—	17,182	—	—
Transamerica Life Insurance & Annuities Corp.*127	5,150,000	1.87%	176,976	—	—
Transamerica Occidental Life128	1,650,000	—	56,701	—	—
Transamerica Premier High Yield129	1,000,000	—	34,364	—	—
UnumProvident Corporation130	860,000	—	29,553	—	—
Van Kampen Harbor Fund131	3,300,000	1.20%	113,402	—	—
Vanguard Convertible Securities Fund, Inc.132	16,915,000	6.15%	581,272	—	—
Vermont Mutual Insurance Company133	100,000	—	3,436	—	—
Vicis Capital Master Fund134	4,875,000	1.77%	167,526	—	—
Virginia Retirement System135	2,985,000	1.09%	102,577	—	—
Wachovia Bank, NA, as Trustee for the SCI Cemetary Merchandise Common Trust136	50,000	—	1,718	—	—
Wachovia Bank, NA, as Trustee for the SCI Pre-Need Common Trust Fund137	20,000	—	687	—	—
Wachovia Securities International Ltd138	10,500,000	3.82%	360,825	—	—
Wyoming State Treasurer139	980,000	—	33,677	—	—
Xavex Convertible Arbitrage 9 Fund140	1,000,000	—	34,364	—	—

Name*	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding**	Shares of Common Stock Issuable Upon Conversion of the Debentures***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer141	5,000	—	172	—	—
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer142	5,000	—	172	—	—
Any other holder of Debentures or future transferees, pledgees, donees or successor of any holder*****	398,000	—	13,677	—	—

[1]	Advent Capital Management, LLC is the investment manager for Advent Convertible Master (Cayman) L.P. and exercises investment and voting control on behalf of Advent Convertible Master (Cayman) L.P. with respect to the security listed on the table.

[2]	Froley, Revy Investment Co Inc. is the investment manager for Alabama Children's Hospital Foundation with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[3]	Advent Capital Management, LLC is the investment manager for Alcon Laboratories and exercises investment and voting control on behalf of Alcon Laboratories with respect to the security listed on the table.

[4]	Alexandra Investment Management, LLC is the investment advisor for Alexandra Global Master Fund Ltd. with respect to the security listed on the table. Mikhail A. Filimonov and Dimitri Sogoloff exercise investment and voting control on behalf of Alexandra Investment Management, LLC. Alexandra Global Master Fund Ltd. is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[5]	Froley, Revy Investment Co Inc. is the investment manager for Aloha Airlines Non-Pilots Pension Trust with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[6]	Froley, Revy Investment Co Inc. is the investment manager for Aloha Pilots Retirement Trust with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[7]	Advent Capital Management, LLC is the investment manager for Alpha US Sub Fund LLC and exercises investment and voting control on behalf of Alpha US Sub Fund LLC with respect to the security listed on the table.

[8]	American Express Bank Asset Management (Cayman) Ltd. is the investment advisor, and American Express Asset Management Group Inc. is the investment sub-advisor for American Express Funds (SKAV). American Express Asset Management Group Inc. exercises investment and voting control on behalf of American Express Funds (SKAV) with respect to the security listed on the table.

[9]	Inflective Asset Management, LLC is the investment manager for American Investors Life Insurance Company with respect to the security listed on the table. Thomas J. Ray exercises investment and voting control on behalf of Inflective Asset Management, LLC.

[10]	Silvercreek Management Inc. is the investment manager for Anthony Munk with respect to the security listed on the table. Louise Morwick and Bryn Joynt exercise investment and voting control on behalf of Silvercreek Management Inc.

[11]	Froley, Revy Investment Co Inc. is the investment manager for Arkansas PERS with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[12]	Nicholas-Applegate Capital Management is the investment advisor to Arkansas Teacher Retirement with respect to the security listed on the table. Horacio Valeiras is the chief investment officer of Nicholas-Applegate Capital Management and exercises investment and voting control on behalf of Nicholas-Applegate Capital Management.

[13]	Advent Capital Management, LLC is the investment manager for Arlington County Employees Retirement System and exercises investment and voting control on behalf of Arlington County Employees Retirement System with respect to the security listed on the table.

[14]	Advent Capital Management, LLC is the investment manager for Asante Health Systems and exercises investment and voting control on behalf of Asante Health Systems with respect to the security listed on the table.

[15]	CALAMOS® Investments is the investment manager for Associated Electric & Gas Insurance Services Limited with respect to the security listed on the table. Nick Calamos exercises investment and voting control on behalf of CALAMOS® Investments.

[16]	Froley, Revy Investment Co Inc. is the investment manager for AstraZeneca Holdings Pension with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[17]	Transamerica Investment Management LLC is the investment advisor for ATSF - Transamerica Convertible Securities with respect to the security listed on the table. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of Transamerica Investment Management LLC. Transamerica Investment Management LLC is a wholly owned subsidiary of Transamerica Investment Services, Inc. ATSF - Transamerica Convertible Securities is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[18]	Froley, Revy Investment Co Inc. is the investment manager for Attorney's Title Insurance Fund with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[19]	Lord Abbett & Co is the investment advisor for B.C. McCabe Foundation Of California with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

[20]	Froley, Revy Investment Co Inc. is the investment manager for Boilermakers Blacksmith Pension Trust with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[21]	Advent Capital Management, LLC is the investment manager for British Virgin Islands Social Security Board and exercises investment and voting control on behalf of British Virgin Islands Social Security Board with respect to the security listed on the table.

[22]	Froley, Revy Investment Co Inc. is the investment manager for C & H Sugar Company Inc. with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[23]	CALAMOS® Investments is the investment manager for Cal Farley's Boys Ranch Foundation with respect to the security listed on the table. Nick Calamos exercises investment and voting control on behalf of CALAMOS® Investments.

[24]	CALAMOS® Investments is the investment manager for CALAMOS® Convertible Fund - CALAMOS® Investment Trust with respect to the security listed on the table. Nick Calamos exercises investment and voting control on behalf of CALAMOS® Investments.

[25]	Craig Chilton exercises investment and voting control on behalf of Canadian Imperial Holdings Inc. with respect to the security listed on the table. Canadian Imperial Holdings Inc. is an indirect wholly owned subsidiary of Canadian Imperial Bank of Commerce (NYSE: BCM). Canadian Imperial Holdings Inc. is an affiliate of a broker—dealer registered pursuant to Section 15 of the Exchange Act.

[26]	Alternative Investment Partners, LLC is the managing member of Capital Works with respect to the security listed on the table. Lee Schultheis exercises investment and voting control on behalf of Alternative Investment Partners, LLC.

[27]	Oaktree Capital Management LLC is the investment manager for Chrysler Corporation Master Retirement Trust with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. Chrysler Corporation Master Retirement Trust is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[28]	CIBC World Markets is a publicly traded entity. CIBC World Markets is a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[29]	Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. with respect to the security listed on the table. Kenneth C. Griffin exercises investment and voting control on behalf of Citadel Limited Partnership. Citadel Equity Fund Ltd. is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[30]	Advent Capital Management, LLC is the investment manager for City and County of San Francisco Retirement System and exercises investment and voting control on behalf of City and County of San Francisco Retirement System with respect to the security listed on the table.

[31]	Lord Abbett & Co is the investment advisor for City of Shreveport (LA) Employees Retirement System with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

[32]	Advent Capital Management, LLC is the investment manager for City University of New York and exercises investment and voting control on behalf of City University of New York with respect to the security listed on the table.

[33]	CNH Partners, LLC is the investment advisor for CNHCA Master Account, LP with respect to the security listed on the table. Robert Krail, Marc Mitchell and Todd Pulvino exercise investment and voting control on behalf of CNH Partners, LLC.

[34]	Lord Abbett & Co is the investment advisor for Commissioners of the Land Office with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

[35]	Continental Assurance Company on Behalf of its Separate Account (E) is a subsidiary of Continental Casualty Company, a publicly traded entity. Continental Assurance Company on Behalf of its Separate Account (E) is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[36]	Continental Casualty Company is a publicly traded entity. Continental Casualty Company is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[37]	Banc of America Capital Management is the investment manager for Convertible Securities Fund with respect to the security listed on the table. Yanfang Yan exercises investment and voting control on behalf of Banc of America Capital Management.

[38]	Froley, Revy Investment Co Inc. is the investment manager for Delaware PERS with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[39]	Advent Capital Management, LLC is the investment manager for Delaware Public Employees Retirement System and exercises investment and voting control on behalf of Delaware Public Employees Retirement Systems with respect to the security listed on the table.

[40]	Froley, Revy Investment Co Inc. is the investment manager for Delta Airlines Master Trust with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[41]	Oaktree Capital Management LLC is the investment manager for Delta Airlines Master Trust - CV with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. Delta Airlines Master Trust - CV is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[42]	Oaktree Capital Management LLC is the investment manager for Delta Pilots Disability & Survivorship Trust - CV with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. Delta Pilots Disability & Survivorship Trust - CV is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[43]	DKR Capital Partners L.P. is the investment advisor for DKR SoundShore Strategic Holding Fund Ltd with respect to the security listed on the table. Manan Rawal exercises investment and voting control on behalf of DKR Capital Partners L.P.

[44]	Froley, Revy Investment Co Inc. is the investment manager for Duke Endowment with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[45]	CALAMOS® Investments is the investment manager for Dunham Appreciation and Income Fund with respect to the security listed on the table. Nick Calamos exercises investment and voting control on behalf of CALAMOS® Investments.

[46]	Nicholas-Applegate Capital Management is the investment advisor to Engineers Joint Pension Fund with respect to the security listed on the table. Horacio Valeiras is the chief investment officer of Nicholas-Applegate Capital Management and exercises investment and voting control on behalf of Nicholas-Applegate Capital Management.

[47]	Oaktree Capital Management LLC is the investment manager for F.M. Kirby Foundation, Inc. with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. F.M. Kirby Foundation, Inc. is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[48]	Family Service Life Insurance Co. is an account held by Guardian Life Insurance Co. John Murphy as portfolio manager exercises investment and voting control on behalf of Guardian Life Insurance Co. with respect to the security listed on the table. Family Service Life Insurance Co. is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[49]	Froley, Revy Investment Co Inc. is the investment manager for Froley Revy Convertible Arbitrage Off Shore with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[50]	Bradford Whitmore and Michael Brailon exercise investment and voting control on behalf of Grace Convertible Arbitrage Fund, Ltd. with respect to the security listed on the table.

[51]	Advent Capital Management, LLC is the investment manager for Grady Hospital Foundation and exercises investment and voting control on behalf of Grady Hospital Foundation with respect to the security listed on the table.

[52]	John Murphy as portfolio manager exercises investment and voting control on behalf of Guardian Life Insurance Co. with respect to the security listed on the table. Guardian Life Insurance Co. is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[53]	Guardian Pension Trust is an account held by Guardian Life Insurance Co. John Murphy as portfolio manager exercises investment and voting control on behalf of Guardian Life Insurance Co. with respect to the security listed on the table. Guardian Pension Trust is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[54]	Froley, Revy Investment Co Inc. is the investment manager for Hallmark Convertible Securities Fund with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[55]	Froley, Revy Investment Co Inc. is the investment manager for Hawaiian Airlines Employees Pension Plan-IAM with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[56]	Froley, Revy Investment Co Inc. is the investment manager for Hawaiian Airlines Pension Plan for Salaried Employee's with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[57]	Froley, Revy Investment Co Inc. is the investment manager for Hawaiian Airlines Pilots Retirement Plan with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[58]	Advent Capital Management, LLC is the investment manager for HFR CA Opportunity Mst. Trst. and exercises investment and voting control on behalf of HFR CA Opportunity Mst. Trst. with respect to the security listed on the table.

[59]	Kayne Anderson Capital Advisors, LP is the investment manager for HFR RV Performance Master Trust with respect to the security listed on the table. David Shladovsky and Richard Kayne exercise investment and voting control on behalf of Kayne Anderson Capital Advisors, LP.

[60]	Highbridge Capital Management is the trading advisor to Highbridge International LLC with respect to the security listed on the table. Glenn Dubin and Henry Swieca exercise investment and voting control on behalf of Highbridge Capital Management. Highbridge International LLC is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[61]	Inflective Asset Management, LLC is the investment manager for Huntrise Capital Leveraged Partners, LLC with respect to the security listed on the table. Thomas J. Ray exercises investment and voting control on behalf of Inflective Asset Management, LLC.

[62]	Froley, Revy Investment Co Inc. is the investment manager for ICI American Holdings Trust with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[63]	Transamerica Investment Management LLC is the investment advisor for IDEX-Flexible Income Fund with respect to the security listed on the table. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of Transamerica Investment Management LLC. Transamerica Investment Management LLC is a wholly owned subsidiary of Transamerica Investment Services, Inc. IDEX-Flexible Income Fund is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[64]	Transamerica Investment Management LLC is the investment advisor for IDEX-Transamerica Convertible Securities Fund with respect to the security listed on the table. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of Transamerica Investment Management LLC. Transamerica Investment Management LLC is a wholly owned subsidiary of Transamerica Investment Services, Inc. IDEX-Transamerica Convertible Securities Fund is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[65]	Inflective Asset Management, LLC is the investment manager for Inflective Convertible Opportunity Fund I, L.P. with respect to the security listed on the table. Thomas J. Ray exercises investment and voting control on behalf of Inflective Asset Management, LLC.

[66]	Inflective Asset Management, LLC is the investment manager for Inflective Convertible Opportunity Fund I, Ltd. with respect to the security listed on the table. Thomas J. Ray exercises investment and voting control on behalf of Inflective Asset Management, LLC.

[67]	Nicholas-Applegate Capital Management is the investment advisor to Innovest Fianzdienstle with respect to the security listed on the table. Horacio Valeiras is the chief investment officer of Nicholas-Applegate Capital Management and exercises investment and voting control on behalf of Nicholas-Applegate Capital Management.

[68]	Alexandra Investment Management, LLC is the investment advisor for Institutional Benchmark Master Fund with respect to the security listed on the table. Mikhail A. Filimonov and Dimitri Sogoloff exercise investment and voting control on behalf of Alexandra Investment Management, LLC.

[69]	Lord Abbett & Co is the investment advisor for International Truck & Engine Corporation Non-Contributory Retirement Plan Trust with respect to 625,000 of the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co. Oaktree Capital Management LLC is the investment manager for International Truck & Engine Corporation Non-Contributory Retirement Plan Trust with respect to 1,070,000 of the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. International Truck & Engine Corporation Non-Contributory Retirement Plan Trust is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[70]	Oaktree Capital Management LLC is the investment manager for with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. International Truck & Engine Corporation Retiree Health Benefit Trust is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[71]	Lord Abbett & Co is the investment advisor for International Truck & Engine Corporation Retirement Plan for Salaried Employee's Trust with respect to 1,025,000 of the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co. Oaktree Capital Management LLC is the investment manager for International Truck & Engine Corporation Retirement Plan for Salaried Employee's Trust with respect to 1,030,000 of the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. International Truck & Engine Corporation Retirement Plan for Salaried Employee's Trust is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[72]	JMG Capital Management, LLC is the general partner of JMG Capital Partners, L.P. JMG Capital Management, LLC is owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp. Jonathan M. Glaser exercises investment and voting control on behalf of JMG Capital Management, LLC with respect to the security listed on the table.

[73]	Pacific Assets Management, LLC is the investment advisor for JMG Triton Offshore, Ltd with respect to the security listed on the table. Pacific Assets Management LLC is owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp. Jonathan M. Glaser and Roger Richter exercise investment and voting control on behalf of Pacific Assets Management, LLC.

[74]	Lord Abbett & Co is the investment advisor for Joint Industry Board of the Electrical Industry Pension with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

[75]	J.P. Morgan Securities Inc. was (i) joint bookrunner on Scientific Games Corporation's private offering of $275,000,000 0.75% convertible senior subordinated debentures due 2024, (ii) joint bookrunner on Scientific Games Corporation's private offering of $200,000,000 6.25% senior subordinated notes due 2012, and (iii) joint lead arranger and joint bookrunner on Scientific Games Corporation's credit agreement, dated as of December 23, 2004. J.P. Morgan Securities Inc. is a subsidiary of J.P. Morgan Chase. J.P. Morgan Securities Inc. is a broker-dealer registered pursuant to Section 15 of the Exchange Act. J.P. Morgan Securities Inc. acquired the debentures in the ordinary course of business for investment purposes. See "Plan of Distribution."

[76]	Kayne Anderson Capital Advisors, LP is the general partner of Kayne Anderson Capital Income Partners (QP) LP. David Shladovsky and Richard Kayne exercise investment and voting control on behalf of Kayne Anderson Capital Advisors, LP with respect to the security listed on the table. Kayne Anderson Capital Income Partners (QP) LP is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[77]	Kayne Anderson Capital Advisors, LP is the general partner of Kayne Anderson Income Partners, LP. David Shladovsky and Richard Kayne exercise investment and voting control on behalf of Kayne Anderson Capital Advisors, LP with respect to the security listed on the table. Kayne Anderson Income Partners, LP is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[78]	Lord Abbett & Co is the investment advisor for KeySpan Foundation with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

[79]	Lord Abbett & Co is the investment advisor for KeySpan Insurance Company with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

[80]	Lord Abbett & Co is the investment advisor for Lord Abbett Investment Trust - LA Convertible Fund with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

[81]	Froley, Revy Investment Co Inc. is the investment manager for Louisiana CCRF with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[82]	Advent Capital Management, LLC is the investment manager for Lyxor Convertible Arb. Fund and exercises investment and voting control on behalf of Lyxor Convertible Arb. Fund.

[83]	Inflective Asset Management, LLC is the investment manager for Lyxor/Inflective Convertible Opportunity Fund Limited with respect to the security listed on the table. Thomas J. Ray exercises investment and voting control on behalf of Inflective Asset Management, LLC.

[84]	Advent Capital Management, LLC is the investment manager for Merrill Lynch Insurance Group and exercises investment and voting control on behalf of Merrill Lynch Insurance Group with respect to the security listed on the table.

[85]	Oaktree Capital Management LLC is the investment manager for Microsoft Corporation with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. Microsoft Corporation is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[86]	Matt Berke exercises investment and voting control on behalf of Morgan Stanley & Co. Incorporated with respect to the security listed on the table. Morgan Stanley & Co. Incorporated is a broker-dealer registered pursuant to Section 15 of the Exchange Act.

[87]	Advent Capital Management, LLC is the investment manager for Municipal Employees and exercises investment and voting control on behalf of Municipal Employees with respect to the security listed on the table.

[88]	CALAMOS® Investments is the investment manager for Munson Medical Center Retirement Plan with respect to the security listed on the table. Nick Calamos exercises investment and voting control on behalf of CALAMOS® Investments.

[89]	CALAMOS® Investments is the investment manager for Munson2 Healthcare Board Designated Operating Fund with respect to the security listed on the table. Nick Calamos exercises investment and voting control on behalf of CALAMOS® Investments.

[90]	Lord Abbett & Co is the investment advisor for National Fuel & Gas Company Retirement Plan with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

[91]	Banc of America Capital Management is the investment manager for Nations Convertible Securities Fund with respect to the security listed on the table. Yanfang Yan exercises investment and voting control on behalf of Banc of America Capital Management.

[92]	Advent Capital Management, LLC is the investment manager for New Orleans Fire Fighters Pension Relief Fund and exercises investment and voting control on behalf of New Orleans Fire Fighters Pension Relief Fund with respect to the security listed on the table.

[93]	Silvercreek Management Inc. is the investment manager for Newport Alternative Income Fund with respect to the security listed on the table. Louise Morwick and Bryn Joynt exercise investment and voting control on behalf of Silvercreek Management Inc.

[94]	Lord Abbett & Co is the investment advisor for NFS - SCI Funeral and Merchandise Fixed Common Trust with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

[95]	Nicholas-Applegate Capital Management is the investment advisor to Nicholas Applegate Capital Management U.S. Convertible Mutual Fund with respect to the security listed on the table. Horacio Valeiras is the chief investment officer of Nicholas-Applegate Capital Management and exercises investment and voting control on behalf of Nicholas-Applegate Capital Management.

[96]	CALAMOS® Investments is the investment manager for North Slope Borough with respect to the security listed on the table. Nick Calamos exercises investment and voting control on behalf of CALAMOS® Investments.

[97]	Froley, Revy Investment Co Inc. is the investment manager for Nuveen Preferred & Convertible Fund JQC with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[98]	Froley, Revy Investment Co Inc. is the investment manager for Nuveen Preferred & Convertible Income Fund JPC with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

[99]	Advent Capital Management, LLC is the investment manager for Occidental Petroleum Corporation and exercises investment and voting control on behalf of Occidental Petroleum Corporation with respect to the security listed on the table.

100	Froley, Revy Investment Co Inc. is the investment manager for OCLC Online Computer Library Center Inc with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

101	Oaktree Capital Management LLC is the investment manager for OCM Convertible Trust with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. OCM Convertible Trust is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

102	Oaktree Capital Management LLC is the investment manager for OCM Global Convertible Securities Fund with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. OCM Global Convertible Securities Fund is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

103	Ted Everett exercises investment and voting control on behalf of Oppenheimer Convertible Securities Fund with respect to the securities listed on the table. Oppenheimer Convertible Securities Fund is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

104	Oaktree Capital Management LLC is the investment manager for Partner Reinsurance Company Ltd. with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. Partner Reinsurance Company Ltd. is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

105	Silvercreek Management Inc. is the investment manager for Pebble Limited Partnership with repect to the security listed on the table. Louise Morwick and Bryn Joynt exercise investment and voting control on behalf of Silvercreek Management Inc.

106	Pacific Investment Management Company is the investment advisor for Pimco Convertible Fund with respect to the security listed on the table.

107	Michael Whitehouse and Dermot Keane exercise investment and voting control on behalf of Plexus Fund Limited with respect to the security listed on the table.

108	Transamerica Investment Management LLC is the investment advisor for Potomac Dynamic High Yield Bond Fund with respect to the security listed on the table. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of Transamerica Investment Management LLC. Transamerica Investment Management LLC is a wholly owned subsidiary of Transamerica Investment Services, Inc. Potomac Dynamic High Yield Bond Fund is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

109	Advent Capital Management, LLC is the investment manager for Pro-Mutual and exercises investment and voting control on behalf of Pro-Mutual with respect to the security listed on the table.

110	Froley, Revy Investment Co Inc. is the investment manager for Prudential Insurance Co of America with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc. Prudential Insurance Co. of America is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

111	Oaktree Capital Management LLC is the investment manager for Qwest Occupational Health Trust with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. Qwest Occupational Health Trust is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

112	Oaktree Capital Management LLC is the investment manager for Qwest Pension Trust with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. Qwest Pension Trust is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

113	Nicholas-Applegate Capital Management is the investment advisor to San Diego City Retirement with respect to the security listed on the table. Horacio Valeiras is the chief investment officer of Nicholas-Applegate Capital Management and exercises investment and voting control on behalf of Nicholas-Applegate Capital Management.

114	Nicholas-Applegate Capital Management is the investment advisor to San Diego County Convertible with respect to the security listed on the table. Horacio Valeiras is the chief investment officer of Nicholas-Applegate Capital Management and exercises investment and voting control on behalf of Nicholas-Applegate Capital Management.

115	Silvercreek Management Inc. is the investment manager for Silvercreek Limited Partnership with respect to the security listed on the table. Louise Morwick and Bryn Joynt exercise investment and voting control on behalf of Silvercreek Management Inc.

116	Silvercreek Management Inc. is the investment manager for Silvercreek II Limited with respect to the security listed on the table. Louise Morwick and Bryn Joynt exercise investment and voting control on behalf of Silvercreek Management Inc.

117	Froley, Revy Investment Co Inc. is the investment manager for Southern Farm Bureau Life Insurance with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

118	Oaktree Capital Management LLC is the investment manager for State Employees' Retirement Fund of the State of Delaware with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. State Employees' Retirement Fund of the State of Delaware is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

119	Froley, Revy Investment Co Inc. is the investment manager for State of Oregon - Equity with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

120	Transamerica Investment Management LLC is the investment advisor for Stonebridge Life Insurance with respect to the security listed on the table. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of Transamerica Investment Management LLC. Transamerica Investment Management LLC is a wholly owned subsidiary of Transamerica Investment Services, Inc. Stonebridge Life Insurance is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

121	Froley, Revy Investment Co Inc. is the investment manager for Syngenta AG with respect to the security listed on the table. Ann Houlihan exercises investment and voting control on behalf of Froley, Revy Investment Co Inc.

122	Tom Lyons, Portfolio Manager, exercises investment and voting control on behalf of TCW Group Inc. with respect to the security listed on the table.

123	Advent Capital Management, LLC is the investment manager for The Grable Foundation and exercises investment and voting control on behalf of The Grable Foundation with respect to the security listed on the table.

124	Oaktree Capital Management LLC is the investment manager for The St. Paul Travelers Companies, Inc. - Commercial Lines with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. The St. Paul Travelers Companies, Inc. - Commercial Lines is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

125	Lord Abbett & Co is the investment advisor for Total Fina Elf Finance USA, Inc. with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

126	Transamerica Investment Management LLC is the investment advisor for Transamerica Insurance Co. of Iowa with respect to the security listed on the table. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of Transamerica Investment Management LLC. Transamerica Investment Management LLC is a wholly owned subsidiary of Transamerica Investment Services, Inc. Transamerica Insurance Co. of Iowa is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

127	Transamerica Investment Management LLC is the investment advisor for Transamerica Life Insurance & Annuities Corp. with respect to the security listed on the table. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of Transamerica

Investment Management LLC. Transamerica Investment Management LLC is a wholly owned subsidiary of Transamerica Investment Services, Inc. Transamerica Life Insurance & Annuities Corp. is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

128	Transamerica Investment Management LLC is the investment advisor for Transamerica Occidental Life with respect to the security listed on the table. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of Transamerica Investment Management LLC. Transamerica Investment Management LLC is a wholly owned subsidiary of Transamerica Investment Services, Inc. Transamerica Occidental Life is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

129	Transamerica Investment Management LLC is the investment advisor for Transamerica Premier High Yield with respect to the security listed on the table. Peter Lopez, Kirk Kim and Edward Han exercise investment and voting control on behalf of Transamerica Investment Management LLC. Transamerica Investment Management LLC is a wholly owned subsidiary of Transamerica Investment Services, Inc. Transamerica Premier High Yield is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

130	Oaktree Capital Management LLC is the investment manager for UnumProvident Corporation with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. UnumProvident Corporation is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

131	Van Kampen Asset Management is the investment manager for Van Kampen Harbor Fund with respect to the security listed on the table. Van Kampen Harbor Fund is a broker-dealer registered pursuant to Section 15 of the Exchange Act.

132	Oaktree Capital Management LLC is the investment manager for Vanguard Convertible Securities Fund, Inc. with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. Vanguard Convertible Securities Fund, Inc. is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

133	Lord Abbett & Co is the investment advisor for Vermont Mutual Insurance Company with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

134	Vicis Capital, LLC exercises investment and voting control on behalf of Vicis Capital Master Fund with respect to the security listed on the table. Shad Stastney, John Succo and Sky Lucas exercise investment and voting control on behalf of Vicis Capital, LLC.

135	Oaktree Capital Management LLC is the investment manager for Virginia Retirement System with respect to the security listed on the table. Lawrence Keele exercises investment and voting control on behalf of Oaktree Capital Management LLC. Virginia Retirement System is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

136	Lord Abbett & Co is the investment advisor for Wachovia Bank, NA, as Trustee for the SCI Cemetary Merchandise Common Trust with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

137	Lord Abbett & Co is the investment advisor for Wachovia Bank, N.A., as Trustee for the SCI Pre-Need Common Trust Fund with respect to the security listed on the table. Maren Lindstrom exercises investment and voting control on behalf of Lord Abbett & Co.

138	Eric Peyton exercises investment and voting control on behalf of Wachovia Securities International Ltd with respect to the securities listed on the table. Wachovia Securities International Ltd is a subsidiary of Wachovia Corporation (NYSE:WB). Wachovia Securities International Ltd is a broker-dealer registered pursuant to Section 15 of the Exchange Act.

139	Nicholas-Applegate Capital Management is the investment advisor to Wyoming State Treasurer with respect to the security listed on the table. Horacio Valeiras is the chief investment officer of Nicholas-Applegate Capital Management and exercises investment and voting control on behalf of Nicholas-Applegate Capital Management.

140	Alexandra Investment Management, LLC is the investment advisor for Xavex Convertible Arbitage 9 Fund with respect to the security listed on the table. Mikhail A. Filimonov and Dimitri Sogoloff exercise investment and voting control on behalf of Alexandra Investment Management, LLC.

141	Advent Capital Management, LLC is the investment manager for 1976 Distribution Trust FBO A.R. Lauder/Zinterhofer and exercises investment and voting control on behalf of 1976 Distribution Trust FBO A.R. Lauder/Zinterhofer with respect to the security listed on the table.

142	Advent Capital Management, LLC is the investment manager for 2000 Revocable Trust FBO A.R. Lauder/Zinterhofer and exercises investment and voting control on behalf of 2000 Revocable Trust FBO A.R. Lauder/ Zinterhofer with respect to the security listed on the table.

*	As indicated in the footnotes, only these selling securityholders have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an "underwriter" within the meaning of the Securities Act of 1933.

**	Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding Debentures.

***	Assumes conversion of all of the holder's Debentures at our initial conversion rate of approximately 34.3643 shares of common stock per 1,000 principal amount of the Debentures. This conversion rate is subject to adjustment as described under "Description of Debentures—Conversion." As a result, the number of shares of common stock issuable upon conversion of the Debentures may change in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the Debentures and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Debentures, as described under "Description of Debentures—Conversion."

****	Based on the 89,118,925 outstanding shares of Scientific Games as of May 19, 2005, none of these selling securityholders would beneficially own 1% or more of the outstanding shares following the sale of securities in the offering.

*****	Assumes that any other holders of Debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of Debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the Debentures at the initial conversion rate.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the debentures or common stock from the selling securityholders in non-sale transfers, may sell the debentures and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The debentures and the underlying common stock may be sold in one or more transactions at:

•	fixed prices that may be changed;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions, which may involve cross or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the debentures or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

•	through any combination of the foregoing.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the debentures or the underlying common stock and deliver these securities to close out short positions. In addition, the selling securityholders may sell the debentures and the underlying common stock short and deliver the debentures and underlying common stock to close out short positions or loan or pledge the debentures or the underlying common stock to broker-dealers that in turn may sell such securities.

Selling securityholders may sell or transfer their debentures and shares of common stock issuable upon conversion of the debentures other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock will be the purchase price of the debentures or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some jurisdictions, if applicable, the holders of         debentures and common stock into which the debentures are convertible may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of debentures and the common stock into which the debentures are convertible may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

Our common stock is quoted on the Nasdaq National Market. Since their initial issuance, the debentures have been eligible for The PORTALsm Market of the National Association of Securities

Dealers, Inc. However, debentures sold by means of this prospectus are not expected to remain eligible for The PORTALsm Market. We do not intend to list the debentures for quotation on any other automated interdealer quotation system on or any securities exchange. Accordingly, we cannot guarantee that any trading market will develop for the debentures.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the debentures and common stock into which the debentures are convertible may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any discounts, commissions, concessions or profit they earn on any resale of the debentures or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. In addition, selling securityholders who are deemed to be "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liabilities under Sections 11, 12 and 17 of the Securities Act.

Any selling securityholder who is a "broker-dealer" may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. To our knowledge based upon information provided to us by selling securityholders, the only selling securityholder who is a registered broker dealer is J.P. Morgan Securities Inc. As a result, such selling securityholder is an underwriter in connection with the sale of the debentures or the shares of common stock issuable upon conversion of the debentures covered by this prospectus. This securityholder has informed us that it has purchased its debentures in the open market and in the ordinary course of business, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by this securityholder.

The selling securityholders and any other persons participating in the distribution of the debentures and the underlying common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of the debentures and underlying common stock by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person participating in the distribution to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the debentures and the underlying common stock.

If required, the specific debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of the holders of the debentures to register the debentures and common stock into which the debentures are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the debentures and the common stock, except that the selling securityholders will pay all brokers' commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See "Registration rights" above.

LEGAL MATTERS

The validity of (i) the debentures and common stock underlying the debentures, offered hereby and certain legal matters relating thereto will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York, and (ii) the subsidiary guarantees offered hereby and certain legal matters relating thereto will be passed upon for us by our General Counsel, Martin E. Schloss, Esq.

EXPERTS

The financial statements and the related financial statement schedules as of and for the two years ended December 31, 2003 and 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the efffectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows and financial statement schedule of Scientific Games Corporation and subsidiaries for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Scientific Games Corporation has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the incorporation by reference of its audit report on the Company's past consolidated financial statements incorporated by reference in this registration statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses Of Issuance And Distribution

The Company is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the Company in connection with this Prospectus and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

SEC registration fee	$32,368
Legal fees and expenses	$50,000
Accounting fees and expenses	$34,500
Printing and engraving expenses	$15,000
Miscellaneous	$7,500
Total	$139,368

Item 15.    Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Certificate of Incorporation and the Bylaws of Scientific Games Corporation (the "Company").

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

The Bylaws of the Company provide for indemnification of its directors, officers, employees and other agents of the Company to the fullest extent permitted by the provisions of Section 145 of the DGCL, as now enacted or amended.

The Company's Restated Certificate of Incorporation contains provisions eliminating the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The Company maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Indemnification of Directors and Officers of the Subsidiary Guarantors

The following summaries are qualified in their entirety by reference to the complete text of any statutes referred to below and the certificates of incorporation and the bylaws or similar organizational documents of each guarantor (other than the Company) guaranteeing the Issuer's 6¼% Senior Subordinated Notes due 2012 (collectively, the "Subsidiary Guarantors").

Delaware Corporate Subsidiary Guarantors

Autotote Dominicana Inc. ("ADI"), Autotote Interactive, Inc. ("AII"), Autotote International, Inc. ("AI"), Scientific Games Acquisition, Inc. ("SGAI"), Scientific Games Finance Corporation ("SGFC"), Scientific Games (Greece), Inc. ("SGGI"), Scientific Games Holdings Corp. ("SGHC"), Scientific Games International, Inc. ("SGII"), Scientific Games Management Corporation ("SGMC"), Scientific Games Online Entertainment Systems, Inc. ("SGOES"), Scientific Games Royalty Corporation ("SGRC") and SG Racing, Inc. ("SGRI"), each a Delaware corporation (collectively, the "Delaware Corporate Subsidiary Guarantors").

The indemnification provisions of the DGCL described in "Indemnification of Directors and Officers of Scientific Games Corporation" above also relate to the directors and officers of the Delaware Corporate Subsidiary Guarantors.

The bylaws of each Delaware Corporate Subsidiary Guarantor, other than SGMC and AI, contain indemnification provisions. The bylaws of ADI, AII, SGFC, SGRC and SGRI provide for indemnification of their respective directors and officers to the fullest extent permitted by Section 145 of the DGCL, as now enacted or amended. The bylaws of SGAI, SGGI, SGHC, SGII and SGOES contain indemnification provisions that closely mirror the language in Section 145 of the DGCL. In addition, the bylaws of SGAI, SGGI, SGHC, SGII, SGOES and SGRC specifically provide for the purchase and maintenance of insurance to protect directors and officers against any expense, liability or loss, whether or not the corporations would have the power to indemnify such person against such expense, liability or loss under the DGCL or bylaws.

The certificates of incorporation of each Delaware Corporate Subsidiary Guarantor, other than SGRI and AI, contain provisions eliminating a director's personal liability for monetary damages to the Subsidiary Guarantor and its stockholders for breaches of a director's fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Subsidiary Guarantor or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, the unlawful payment of dividends or repurchase of stock or self-dealing. These provisions closely mirror the language in Section 102(b)(7) of the DGCL.

Neither the Bylaws nor the Certificate of Incorporation of AI contains provisions indemnifying the company's directors or officers, or limiting the liability of its directors or officers.

The Company maintains an insurance policy on behalf of itself and its subsidiaries, including SGAI, SGGI, SGHC, SGII, SGOES and SGRC, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Delaware Limited Liability Company Subsidiary Guarantors

MDI Entertainment, LLC ("MDI") and Scientific Games Racing, LLC ("SGRL"), each a Delaware limited liability company.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Operating Agreement of SGRL provides that to the extent legally permissible, managers and officers (including persons who serve at the company's request as directors, managers, officers or trustees of another organization) shall be indemnified against all liabilities and expenses, arising from the defense or disposition of any action or suit or threatened action or suit, whether civil or criminal, while in office or thereafter, by reason of having been such director, manager, officer or trustee, except with respect to actions or suits where such manager or officer is found to not have acted in good faith in the reasonable belief that the action was unlawful and in the best interests of the company.

The Certificate of Formation of SGRL provides that the company shall indemnify and hold harmless each member, each manager and each officer to the fullest extent permitted by law.

Neither the Operating Agreement nor the Certificate of Formation of MDI contains provisions indemnifying managers or officers, or limiting the liability of its managers or officers.

The Company maintains an insurance policy on behalf of itself and its subsidiaries, including MDI and SGRL, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Connecticut Subsidiary Guarantor

Autotote Enterprises, Inc. ("AEI"), a Connecticut corporation.

Section 33-756 of the Business Corporation Act of the State of Connecticut (the "CBCA"), provides, in pertinent part, that a director is not liable for action taken as a director, or any failure to take any action, if (1) he acted in good faith, (2) he acted with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and (3) in a manner he reasonably believes to be in the best interests of the corporation.

Section 33-772 of the CBCA provides that a corporation shall indemnify a director or an officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 33-771 of the CBCA further provides that a corporation incorporated prior to January 1, 1997 shall, except to the extent that the certificate of incorporation expressly provides otherwise, indemnify any director, officer, employee or agent who is made a party to any proceeding, other than an action by or in the right of the corporation or any proceeding with respect to which he was adjudged liable on the basis that he received financial benefit to which he was not entitled, whether or not involving action in his official capacity, against liability incurred in the proceeding if (1) he conducted himself in good faith, and (2) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation, and (b) in all other cases, that his conduct was at least not opposed to the best interests of the corporation, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation, section 33-771 of the CBCA provides that a corporation may not indemnify a director except for reasonable expenses incurred in connection with the proceeding if it is determined that the director (1) conducted himself in good faith, and (2) reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation, and (b) in all other cases, that his conduct was at least not opposed to the best interests of the corporation, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Termination of a proceeding by judgment, order, settlement or conviction or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct required by the CBCA.

Section 33-777 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, or who, while a director, officer, employee or agent of the corporation serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him in that capacity, or arising from his status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify or advance expenses to him against the same liabilities under the CBCA.

The Certificate of Incorporation of AEI provides that the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount that is equal to the compensation received by the director for serving the corporation during the year of the violation if such breach did not (i) involve a knowing and culpable breach of law, (ii) involve improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the corporation, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or (v) create liability under Section 33-321 of the Connecticut General Statutes.

The Bylaws of AEI do not contain provisions indemnifying directors or officers, or limiting the liability of its directors or officers.

The Company maintains an insurance policy on behalf of itself and its subsidiaries, including AEI, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Nebraska Subsidiary Guarantor

Autotote Keno Corporation ("AKC") a Nebraska corporation.

Section 21-2095 of the Business Corporation Act of the State of Nebraska (the "NBCA"), provides, in pertinent part, that a director is not liable for action taken as a director, or any failure to take any action, if he or she (1) acted in good faith, (2) acted with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and (3) acted in a manner reasonably believed to be in the best interests of the corporation.

Section 21-20,104 of the NBCA provides that unless limited by its certificate of incorporation, a corporation shall indemnify a director or an officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 21-20,103 of the NBCA provides that a corporation may indemnify an individual who is a party to any proceeding because he or she is a director, other than an action by or in the right of the corporation or any proceeding with respect to which he or she was adjudged liable on the basis that he or she received financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity, against liability incurred in the proceeding if (1) he or she conducted himself or herself in good faith, and (2) he or she reasonably believed (A) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and (B) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Section 21-20,108 of the NBCA further provides that officers of a corporation may be indemnified to the same extent as directors.

In the case of a proceeding by or in the right of the corporation, section 21-20,103 provides that a corporation may not indemnify a director except for reasonable expenses incurred in connection with the proceeding if it is determined that the director (1) conducted himself or herself in good faith, and (2) reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and (B) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Termination of a proceeding by judgment, order, settlement or conviction or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct required by the NBCA.

Section 21-20,109 of the NBCA provides that a corporation may purchase and maintain insurance on behalf of directors or officers corporation, or who, while a director or officer of the corporation serves at the corporation's request as a director, officer, member of a limited liability company, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him or her in that capacity, or arising from his or her status as a director or officer, whether or not the corporation would have the power to indemnify or advance expenses to him or her against the same liabilities under the NBCA.

Neither the Bylaws nor the Certificate of Incorporation of AKC contains provisions regarding the indemnification of its officers or directors or the limiting of liability for officers or directors.

The Company maintains an insurance policy on behalf of itself and its subsidiaries, including AKC, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Nevada Subsidiary Guarantor

Autotote Gaming Inc. ("AGI") a Nevada corporation.

Section 78.7502 of the Nevada Revised Statutes ("NRS") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than in certain actions by or in the right of the corporation as described below, by reason of the fact that he is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by this person in connection with the action, suit or proceeding if he: (1) is not liable pursuant to NRS Section 78.138; or (2) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of an action by or in the right of the corporation, NRS Section 78.7502 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that he is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (1) is not liable pursuant to NRS Section 78.138; or (2) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.138 permits a corporation to eliminate or limit the individual liability of directors and officers to the corporation or its stockholders or creditors for any damages resulting from any act or failure to act in the capacity as a director or officer unless the act or failure to act constitutes a breach of the director's or officer's fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law.

In addition, NRS Section 78.752 authorizes a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

The Bylaws of AGI provide for indemnification of directors and officers to the fullest extent permitted by Nevada law.

The Articles of Incorporation of AGI provides that no director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer except for circumstances involving acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or for unlawful distributions in violation of NRS Section 78.300.

The Company maintains an insurance policy on behalf of itself and its subsidiaries, including AGI, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Item 16.    Exhibits

Exhibit		Description
4.1		Indenture, dated as of December 23, 2004, among Scientific Games Corporation, certain subsidiary guarantors and Wells Fargo Bank, National Association. (Included as Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the SEC on December 30, 2004, and incorporated herein by reference.)
4.2	*	Registration Rights Agreement, dated December 23, 2004 by and among Scientific Games Corporation, certain subsidiary guarantors, and J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. as representatives of the Initial Purchasers and Jefferies & Company, Inc., Ramius Securities, LLC, BNY Capital Markets, Inc., Commerzbank Capital Markets Corp. and LaSalle Debt Capital Markets, a division of ABN AMRO Financial Services, Inc.
4.3	a*	0.75% Convertible Senior Subordinated Debenture (No. 001)
4.3	b*	0.75% Convertible Senior Subordinated Debenture (No. 002)
5.1	**	Opinion of Kramer Levin Naftalis & Frankel LLP.
5.2	**	Opinion of Martin E. Schloss, Esq.
12.1	*	Statement regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	**	Consent of KPMG LLP.
23.2	**	Consent of Delloite & Touche LLP.
23.3	**	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 above).
Consent of Martin E. Schloss, Esq. (included in Exhibit 5.2 above).
24.1	*	Power of Attorney (included on the signature page of this Registration Statement).
25.1	*	Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee under the Indenture under the Trust Indenture Act of 1939.

*	Previously filed

**	Filed herewith.

Item 17.    Undertakings

The following undertakings are made by each of the undersigned restraints:

(a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of July 20, 2005.

SCIENTIFIC GAMES CORPORATION
By:	/s/ A. Lorne Weil
Name: A. Lorne Weil Title: Chairman of the Board, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Lorne Weil A. Lorne Weil	Chairman of the Board of Directors and Chief Executive Officer	July 20, 2005

/s/ DeWayne E. Laird DeWayne E. Laird	Vice President of Finance and Chief Financial Officer (principal financial and accounting officer)	July 20, 2005

* Peter A. Cohen	Director	July 20, 2005

* Howard Gittis	Director	July 20, 2005

* Colin J. O'Brien	Director	July 20, 2005

* Ronald O. Perelman	Director	July 20, 2005

* Barry F. Schwartz	Director	July 20, 2005

* Eric Turner	Director	July 20, 2005

* Sir Brian G. Wolfson	Director

* Joseph Wright, Jr.	Director	July 20, 2005

* By	/s/ DeWayne E. Laird DeWayne E. Laird Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on July 20, 2005.

AUTOTOTE DOMINICANA INC. AUTOTOTE GAMING, INC. AUTOTOTE INTERACTIVE, INC.
By:	/s/ DeWayne E. Laird
Name: DeWayne E. Laird Title: Vice President, Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DeWayne E. Laird DeWayne E. Laird	Vice President, Treasurer and Director (Principal Executive Officer and Principal Financial Officer)	July 20, 2005

/s/ Martin E. Schloss Martin E. Schloss	Vice President, Secretary and Director	July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New Haven, State of Connecticut, on July 20, 2005.

AUTOTOTE ENTERPRISES INC.
By:	/s/ Eric Pullman
Name: Eric Pullman Title: President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Pullman Eric Pullman	President and Director (Principal Executive Officer)	July 20, 2005

/s/ Martin E. Schloss Martin E. Schloss	Vice President, Secretary and Director	July 20, 2005

/s/ Robert C. Becker Robert C. Becker	Treasurer (Principal Financial Officer)	July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on July 20, 2005.

AUTOTOTE INTERNATIONAL, INC. AUTOTOTE KENO CORPORATION SG RACING, INC.
By:	/s/ A. Lorne Weil
Name: A. Lorne Weil Title: President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Lorne Weil A. Lorne Weil	President and Director (Principal Executive Officer)	July 20, 2005

/s/ DeWayne E. Laird DeWayne E. Laird	Vice President, Treasurer and Director (Principal Financial Officer)	July 20, 2005

/s/ Martin E. Schloss Martin E. Schloss	Vice President, Secretary and Director	July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on July 20, 2005.

MDI ENTERTAINMENT, LLC
By:	/s/ A. Lorne Weil
Name:	A. Lorne Weil
acting for and on behalf of Scientific Games International Inc.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Lorne Weil A. Lorne Weill	Chairman of the Board and CEO acting for and on behalf Scientific Games International Inc.	July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on July 20, 2005.

SCIENTIFIC GAMES ACQUISITION, INC. SCIENTIFIC GAMES (GREECE), INC.
By:	/s/ Cliff O. Bickell
Name: Cliff O. Bickell Title: President, Printed Products Division and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cliff O. Bickell Cliff O. Bickell	President, Printed Products Division & Director (Principal Executive Officer)	July 20, 2005

/s/ William J. Huntley William J. Huntley	President, Systems Division and Director (Principal Executive Officer)	July 20, 2005

/s/ Gerard D. Scheinbach Gerard D. Scheinbach	Vice President – Finance (Principal Financial Officer)	July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Alpharetta, State of Georgia, on July 20, 2005.

SCIENTIFIC GAMES FINANCE CORPORATION SCIENTIFIC GAMES ROYALTY CORPORATION
By:	/s/ Gerard D. Scheinbach
Name: Gerard D. Scheinbach Title: President, Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerard D. Scheinbach Gerard D. Scheinbach	President, Treasurer and Director (Principal Executive Officer and Principal Financial Officer)	July 20, 2005

/s/ C. Gray Bethea, Jr. C. Gray Bethea, Jr.	Vice President, Secretary and Director	July 20, 2005

/s/ Martin E. Schloss Martin E. Schloss	Director	July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on July 20, 2005.

SCIENTIFIC GAMES HOLDINGS CORP. SCIENTIFIC GAMES INTERNATIONAL, INC.
By:	/s/ A. Lorne Weil
Name: A. Lorne Weil Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Lorne Weil A. Lorne Weil	Chief Executive Officer and Director (Principal Executive Officer)	July 20, 2005

/s/ Gerard D. Scheinbach Gerard D. Scheinbach	Vice President – Finance (Principal Financial Officer)	July 20, 2005

/s/ Cliff O. Bickell Cliff O. Bickell	Director	July 20, 2005

/s/ William J. Huntley William J. Huntley	Director	July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on July 20, 2005.

SCIENTIFIC GAMES MANAGEMENT CORPORATION
By:	/s/ A. Lorne Weil
Name: A. Lorne Weil Title: President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Lorne Weil A. Lorne Weil	President and Director (Principal Executive Officer)	July 20, 2005

/s/ DeWayne E. Laird DeWayne E. Laird	Vice President and Director	July 20, 2005

/s/ Robert C. Becker Robert C. Becker	Treasurer (Principal Financial Officer)	July 20, 2005

/s/ Martin E. Schloss Martin E. Schloss	Director	July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Alpharetta, State of Georgia, on July 20, 2005.

SCIENTIFIC GAMES ONLINE ENTERTAINMENT SYSTEMS, INC.
By:	/s/ William J. Huntley
Name: William J. Huntley Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Huntley William J. Huntley	President (Principal Executive Officer)	July 20, 2005

/s/ Gerard D. Scheinbach Gerard D. Scheinbach	Vice President – Finance (Principal Financial Officer)	July 20, 2005

/s/ Martin E. Schloss Martin E. Schloss	Director	July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on July 20, 2005.

SCIENTIFIC GAMES RACING, LLC
By:	/s/ Martin E. Schloss
Name: Martin E. Schloss Title: Vice President, Secretary and Manager

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin E. Schloss Martin E. Schloss	Vice President, Secretary and Manager (Principal Executive Officer)	July 20, 2005

/s/ Robert C. Becker Robert C. Becker	Treasurer (Principal Financial Officer)	July 20, 2005

/s/ A. Lorne Weil A. Lorne Weil	Manager	July 20, 2005

/s/ DeWayne E. Laird DeWayne E. Laird	Manager	July 20, 2005

EXHIBIT INDEX

Exhibit		Description
4.1		Indenture, dated as of December 23, 2004, among Scientific Games Corporation, certain subsidiary guarantors and Wells Fargo Bank, National Association. (Included as Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the SEC on December 30, 2004, and incorporated herein by reference.)
4.2	*	Registration Rights Agreement, dated December 23, 2004 by and among Scientific Games Corporation, certain subsidiary guarantors, and J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. as representatives of the Initial Purchasers and Jefferies & Company, Inc., Ramius Securities, LLC, BNY Capital Markets, Inc., Commerzbank Capital Markets Corp. and LaSalle Debt Capital Markets, a division of ABN AMRO Financial Services, Inc.
4.3a	*	0.75% Convertible Senior Subordinated Debenture (No. 001).
4.3b	*	0.75% Convertible Senior Subordinated Debenture (No. 002).
5.1	**	Opinion of Kramer Levin Naftalis & Frankel LLP.
5.2	**	Opinion of Martin E. Schloss, Esq.
12.1	*	Statement regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	**	Consent of KPMG LLP.
23.2	**	Consent of Deloitte & Touche LLP.
23.3	**	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 above). Consent of Martin E. Schloss, Esq. (included in Exhibit 5.2 above).
24.1	*	Power of Attorney (included on the signature page of this Registration Statement).
25.1	*	Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee under the Indenture under the Trust Indenture Act of 1939.

*	Previously filed

**	Filed herewith